Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

among:

INTEL CORPORATION,

a Delaware corporation;

615 CORPORATION,

a Delaware corporation; and

ALTERA CORPORATION,

a Delaware corporation

Dated as of May 31, 2015

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Table of Contents

(continued)

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EXHIBITS

Exhibit A - Certain Definitions

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (“Agreement”) is made and entered into as of May 31, 2015, by and among: Intel Corporation, a Delaware corporation (“Parent”); 615 Corporation, a Delaware corporation and a wholly owned Subsidiary of Parent (“Acquisition Sub”); and Altera Corporation, a Delaware corporation (the “Company”). Certain capitalized terms used in this Agreement are defined in Exhibit A.

RECITALS

WHEREAS, Parent, Acquisition Sub and the Company intend to effect a merger (the “Merger”) of Acquisition Sub with and into the Company in accordance with this Agreement and the General Corporation Law of the State of Delaware (the “DGCL”), with the Company to be the surviving corporation of the Merger (the “Surviving Corporation”), and each share of Company Common Stock (other than Disregarded Shares) to be thereupon canceled and converted into the right to receive the Merger Consideration, on the terms and subject to the conditions set forth herein;

WHEREAS, the board of directors of the Company has unanimously (i) determined that the Merger is fair to, and in the best interests of, the Company and its stockholders; (ii) approved and declared advisable this Agreement and the Contemplated Transactions, including the Merger; and (iii) resolved to recommend that the Company’s stockholders adopt this Agreement; and

WHEREAS, the respective boards of directors of Parent and Acquisition Sub have approved this Agreement and the Contemplated Transactions.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Acquisition Sub and the Company hereby agree as follows:

AGREEMENT

Section 1. THE MERGER

1.1 Merger of Acquisition Sub into the Company. At the Effective Time, upon the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL, Acquisition Sub shall be merged with and into the Company. Following the Merger, the Company shall continue as the Surviving Corporation (which shall be a wholly owned Subsidiary of Parent), and the separate corporate existence of Acquisition Sub shall cease.

1.2 Effect of the Merger. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all (a) of the property, rights, privileges, powers and franchises of the Company and Acquisition Sub will vest in the Surviving Corporation; and (b) debts, liabilities and duties of the Company and Acquisition Sub will become the debts, liabilities and duties of the Surviving Corporation.

1.3 Closing; Effective Time. The consummation of the Merger (the “Closing”) shall take place at the offices of Weil, Gotshal & Manges LLP, 201 Redwood Shores Parkway, Redwood Shores, California, at 10:00 a.m. on a date to be designated by Parent and the Company, which shall be no later than the second Business Day after the satisfaction or waiver of the last to be satisfied or waived of the conditions set forth in Section 6 (other than those conditions, which by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of each of such conditions), or at such other place, time and date as shall be agreed in writing by the parties. The date on which the Closing actually takes place is referred to as the “Closing Date.” Subject to the provisions of this Agreement, a certificate of merger satisfying the applicable requirements of the DGCL shall be duly executed by the Company in connection with the Closing and, concurrently with or as soon as practicable following the Closing, filed with the Secretary of State of the State of Delaware. The Merger shall become effective upon the date and time of the filing of such certificate of merger with the Secretary of State of the State of Delaware (the time as of which the Merger becomes effective being referred to as the “Effective Time”).

1.4 Certificate of Incorporation and Bylaws; Directors and Officers. Unless otherwise determined by Parent prior to the Effective Time:

(a) the certificate of incorporation of the Surviving Corporation shall be amended in its entirety pursuant to the Merger at the Effective Time or immediately thereafter to conform to the certificate of incorporation of Acquisition Sub as in effect immediately prior to the Effective Time, except that the name of the Surviving Corporation shall be “Altera Corporation” and, as so amended, shall be the certificate of incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Legal Requirements;

(b) the bylaws of the Surviving Corporation shall be amended and restated at the Effective Time or immediately thereafter to conform to the bylaws of Acquisition Sub as in effect immediately prior to the Effective Time, and, as so amended, shall be the bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Legal Requirements; and

(c) the directors of Acquisition Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, and the officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal.

1.5 Conversion of Shares.

(a) At the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Acquisition Sub, the Company or any stockholder of the Company:

(i) any shares of Company Common Stock then held by the Company (or held in the Company’s treasury) shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor;

(ii) any shares of Company Common Stock then held by any wholly owned Subsidiary of the Company or by any wholly owned Subsidiary of Parent other than Acquisition Sub shall remain issued and outstanding and no consideration shall be delivered in exchange therefor;

(iii) any shares of Company Common Stock then held by Parent or Acquisition Sub shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor (the shares of Company Common Stock referred to in clauses “(i),” “(ii)” and “(iii),” the “Disregarded Shares”);

(iv) except as provided in clauses “(i),” “(ii)” and “(iii)” above and subject to Section 1.5(b) and Section 1.7, each share of Company Common Stock then outstanding shall be converted into the right to receive (upon the proper surrender of the certificate representing such share of Company Common Stock in accordance with Section 1.6) cash equal to $54.00 (the “Merger Consideration”), without interest thereon and subject to any required Tax withholding; and

(v) each share of the common stock, $0.001 par value per share, of Acquisition Sub then outstanding shall be converted into and become one validly issued, fully paid and non-assessable share of common stock, par value $0.001 per share, of the Surviving Corporation.

(b) If, during the Pre-Closing Period, the outstanding shares of Company Common Stock are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction, or if a record date with respect to any such event shall occur during such period, then the Merger Consideration shall be appropriately adjusted.

1.6 Surrender of Certificates; Stock Transfer Books.

(a) Prior to the Effective Time, Parent shall designate a bank or trust company (the “Paying Agent”) to receive the funds for purposes of effecting the payment of the Merger Consideration contemplated by Section 1.5(a)(iv). At or prior to the Effective Time, Parent shall deposit, or cause to be deposited, with the Paying Agent cash in an amount representing the aggregate Merger Consideration payable pursuant to Section 1.5(a)(iv) in exchange for outstanding shares of Company Common Stock to be paid in respect of Stock Certificates and Book-Entry Shares by the Paying Agent in accordance with this Agreement. Such funds deposited with the Paying Agent are referred to herein as the “Payment Fund.” Such funds shall be invested by the Paying Agent as directed by Parent, in its sole discretion, pending payment thereof by the Paying Agent to the holders of the shares of Company Common Stock. Earnings from such investments shall be the sole and exclusive property of Parent, and no part of such earnings shall accrue to the benefit of holders of shares of Company Common Stock. No loss to the funds in the Payment Fund will affect any payment obligations of Parent under this Agreement.

(b) As soon as reasonably practicable after the Effective Time, Parent shall cause the Paying Agent to mail to the Persons who, immediately prior to the Effective Time, were record holders of certificates representing shares of Company Common Stock (“Stock Certificates”) or non-certificated shares of Company Common Stock represented by book-entry (“Book-Entry Shares”) (in each case, other than Disregarded Shares and Dissenting Shares): (i) a letter of transmittal in customary form and containing such provisions as Parent may reasonably specify (including a provision confirming that delivery of Stock Certificates shall be effected, and risk of loss and title to Stock Certificates shall pass, only upon delivery of such Stock Certificates to the Paying Agent); and (ii) instructions for use in effecting the surrender of Stock Certificates or Book-Entry Shares. Upon surrender of a Stock Certificate or a Book-Entry Share to the Paying Agent for exchange, together with a duly executed letter of transmittal (in respect of Stock Certificates) or the receipt by the Paying Agent of an “agent’s message” (or such other evidence, if any, of transfer as the Paying Agent may reasonably request) (in respect of Book-Entry Shares) and such other documents as may be reasonably required by the Paying Agent or Parent: (A) the holder of such Stock Certificate or Book-Entry Share shall be entitled to promptly receive in exchange therefor the Merger Consideration payable to such holder pursuant to Section 1.5(a)(iv) in full satisfaction of all rights pertaining to the shares of Company Common Stock formerly represented by such Stock Certificate or Book-Entry Share; and (B) the Stock Certificate or Book-Entry Share so surrendered shall be canceled. In the event of a transfer of ownership of any shares of Company Common Stock which are not registered in the transfer records of the Company, payment of the Merger Consideration may be made to a Person other than the holder in whose name the Stock Certificate so surrendered is registered, if any such Stock Certificate shall be properly endorsed or otherwise be in proper form for transfer, and such holder shall pay any transfer or other similar Taxes or establish to the reasonable satisfaction of Parent that such Tax has been paid or is not applicable. Payment of the Merger Consideration with respect to Book-Entry Shares shall only be made to a Person in whose name such Book-Entry Shares are registered. Until surrendered as contemplated by this Section 1.6(b), each Stock Certificate or Book-Entry Share shall be deemed, from and after the Effective Time, to represent solely the right to receive the Merger Consideration for each share of Company Common Stock formerly evidenced by such Stock Certificate or Book-Entry Share. If any Stock Certificate shall have been lost, stolen or destroyed, Parent may, in its discretion and as a condition to the payment of any cash amount pursuant to Section 1.5(a)(iv), require the owner of such lost, stolen or destroyed Stock Certificate to provide an appropriate affidavit and to deliver a bond (in such sum as Parent may reasonably direct) as indemnity against any claim that may be made against the Paying Agent, Parent or the Surviving Corporation with respect to such Stock Certificate. No interest shall be paid or will accrue on any cash payable to holders of Stock Certificates or Book-Entry Shares pursuant to the provisions of this Section 1. Notwithstanding anything to the contrary contained in this Agreement, any holder of Book-Entry Shares will not be required to deliver a Stock Certificate or a signed letter of transmittal to the Paying Agent in order to receive the Merger Consideration to which that holder is entitled.

(c) Any portion of the Payment Fund that remains undistributed to holders of Stock Certificates or Book-Entry Shares as of the date 180 days after the date on which the Merger becomes effective shall be delivered to Parent upon demand, and any holders of Stock Certificates or Book-Entry Shares who have not theretofore surrendered their Stock Certificates or Book-Entry Shares in accordance with this Section 1.6 shall thereafter look only to Parent for satisfaction of their claims for payment pursuant to Section 1.5(a)(iv). None of Parent,

Acquisition Sub, the Company, the Surviving Corporation and the Paying Agent shall be liable to any holder or former holder of Company Common Stock or to any other Person with respect to any cash amounts properly delivered to any public official pursuant to any applicable abandoned property law, escheat law or similar applicable Legal Requirement.

(d) At the Effective Time, holders of Stock Certificates or Book-Entry Shares that were outstanding immediately prior to the Effective Time shall cease to have any rights as stockholders of the Company, and the stock transfer books of the Company shall be closed with respect to all shares of Company Common Stock outstanding immediately prior to the Effective Time. No further transfer of any such shares of Company Common Stock shall be made on such stock transfer books after the Effective Time. If, after the Effective Time, a valid Stock Certificate is presented to the Surviving Corporation or Parent, such Company Stock Certificate shall be canceled and shall be exchanged as provided in this Section 1.6.

(e) The Paying Agent, Parent, Acquisition Sub and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable to any holder or former holder of Company Common Stock pursuant to this Agreement such amounts as the Paying Agent, Parent, Acquisition Sub or the Surviving Corporation determines in good faith is required to be deducted or withheld therefrom under the Code or any provision of state, local or foreign Tax law or under any other applicable Legal Requirement. To the extent that any such amounts are so deducted or withheld and paid over to the appropriate Governmental Body, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

(f) If any Stock Certificate has not been surrendered by the date immediately prior to the date on which the cash amount that such Stock Certificate represents the right to receive would otherwise escheat to or become the property of any Governmental Body, then such cash amount shall, to the extent permitted by applicable Legal Requirements, become the property of the Surviving Corporation, free and clear of any claim or interest of any Person previously entitled thereto.

1.7 Dissenting Shares.

(a) Notwithstanding anything to the contrary in this Agreement, shares of Company Common Stock held by holders who have made a proper demand for appraisal of such shares of Company Common Stock in accordance with Section 262 of the DGCL and have otherwise complied with all applicable provisions of Section 262 of the DGCL (any such shares being referred to as “Dissenting Shares” until such time as such holder fails to perfect or otherwise loses such holder’s appraisal rights under Section 262 of the DGCL with respect to such shares) shall not be converted into or represent the right to receive the Merger Consideration in accordance with Section 1.5(a)(iv), but shall be entitled only to such rights as are granted by the DGCL to a holder of Dissenting Shares.

(b) If any Dissenting Shares shall lose their status as such (through failure to perfect or otherwise), then such shares shall be deemed automatically to have been converted into, as of the Effective Time, and to represent only, the right to receive the Merger Consideration in accordance with Section 1.5(a)(iv), without interest thereon, upon surrender of a Stock Certificate or Book-Entry Share representing such shares in accordance with Section 1.6.

(c) During the Pre-Closing Period, the Company shall give Parent: (i) prompt notice of any (A) demand for appraisal received by the Company prior to the Effective Time pursuant to the DGCL; (B) withdrawal of any such demand; and (C) other demand, notice or instrument delivered to the Company prior to the Effective Time pursuant to the DGCL; and (ii) the opportunity, at Parent’s expense, to participate in and direct all negotiations and proceedings with respect to any such demand, notice or instrument. The Company shall not make any payment or settlement offer prior to the Effective Time with respect to any such demand, notice or instrument unless Parent shall have given its prior written consent to such payment or settlement offer.

1.8 Further Action. If, at any time after the Effective Time, any further action is determined by Parent to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full right, title and possession of and to all rights and property of Acquisition Sub and the Company, the officers and directors of the Surviving Corporation and Parent shall be fully authorized (in the name of Acquisition Sub, in the name of the Company and otherwise) to take such action.

Section 2. REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as disclosed in any Company SEC Document filed with the SEC on or after January 1, 2014 and prior to the date of this Agreement and publicly available on EDGAR (excluding any disclosures set forth in any section of any Company SEC Document entitled “Risk Factors” or “Forward-Looking Statements” or any other disclosures included in such document that are general, cautionary, predictive or forward-looking in nature) or as set forth in the Disclosure Schedule, the Company represents and warrants to Parent and Acquisition Sub as follows:

2.1 Due Organization; Subsidiaries; Etc.

(a) The Company is a corporation duly organized, validly existing and in good standing under the Legal Requirements of the State of Delaware and has the requisite corporate power and authority to own, lease and operate all of its properties and assets and to carry on its business as it is now being conducted. The Company is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not have a Company Material Adverse Effect.

(b) Section 2.1(b) of the Disclosure Schedule contains an accurate and complete list as of the date of this Agreement of the name and jurisdiction of organization of each Subsidiary of the Company (each a “Company Subsidiary”). Each Company Subsidiary is duly organized, validly existing and, to the extent applicable, in good standing under the Legal Requirements of the jurisdiction of its organization and has the requisite power and authority to own, lease and operate all of its properties and assets and to carry on its business as it is now being conducted, except where the failure to be so duly organized, validly existing, in good standing or have such power and authority would have a Company Material Adverse Effect. There are no outstanding contractual obligations of any Acquired Company to repurchase, redeem or otherwise acquire any securities of any Company Subsidiary. Each outstanding share of capital stock of each Company Subsidiary that is a corporation is duly authorized, validly issued, fully paid and nonassessable and was issued free of any preemptive rights.

(c) None of the Acquired Companies has, at any time, been a general partner of, or has otherwise been liable for any of the debts or other obligations of, any general partnership, limited partnership or other Entity. Except for the Company Subsidiaries and equity interests held as passive investments as part of the Company’s cash management or compensation programs, the Company does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any Entity.

2.2 Certificate of Incorporation and Bylaws. The Company has Made Available to Parent accurate and complete copies of the certificate of incorporation and bylaws of the Company, including all amendments thereto. Such certificate of incorporation and bylaws are in full force and effect. None of the Acquired Companies is in violation in any material respect of any of the provisions of its certificate of incorporation, bylaws or equivalent organizational documents.

2.3 Capitalization, Etc.

(a) The authorized capital stock of the Company consists of 1,000,000,000 shares of Company Common Stock.

(b) As of the close of business on May 26, 2015 (the “Listing Date”):

(i) 302,353,340 shares of Company Common Stock were issued and outstanding;

(ii) 1,825,498 shares of Company Common Stock were subject to issuance pursuant to Company Options;

(iii) 5,090,198 shares of Company Common Stock were subject to issuance pursuant to Company RSUs;

(iv) 1,572,694 shares of Company Common Stock were subject to issuance pursuant to Company PRSUs; and

(v) 3,989,894 shares of Company Common Stock were reserved for future issuance pursuant to the Company’s 1987 Employee Stock Purchase Plan (the “ESPP”).

(c) Section 2.3(c) of the Disclosure Schedule sets forth as of the close of business on the Listing Date the following information with respect to each Company Equity Award outstanding as of the date of this Agreement: (i) the particular Company Equity Incentive

Plan pursuant to which such Company Equity Award was granted; (ii) the name of the applicable holder of each Company Equity Award; (iii) in the case of a Company Option or Company RSU, the number of shares of Company Common Stock subject to such award, and in the case of a Company PRSU, the maximum number of shares of Company Common Stock subject to such award assuming maximum achievement of performance goals thereunder; (iv) the exercise price of any Company Option; (v) the date on which such Company Equity Award was granted; (vi) whether any Company Option is intended to qualify as an “incentive stock option” under section 422 of the Code; (vii) the applicable vesting schedule and any applicable performance vesting condition for such Company PRSU; and (viii) the extent to which any Company Option is vested and exercisable as of the Listing Date. Each grant of a Company Option was duly authorized no later than the date on which the grant of such Company Option was by its terms to be effective (the “Grant Date”) by all necessary corporate action, including, as applicable, approval by the board of directors of the Company (or a duly constituted and authorized committee thereof or other authorized designee) and any required stockholder approval by the necessary number of votes or written consents. Each grant of a Company Equity Award was made in all material respects in accordance with (A) the terms of the applicable compensation plan or arrangement of the Company; (B) all requirements set forth in applicable Contracts; (C) all applicable securities laws; (D) the Code; and (E) all other applicable Legal Requirements. The per share exercise price of each currently outstanding Company Option was equal to the fair market value of a share of Company Common Stock on the applicable Grant Date. The Company does not have any liability in respect of any Company Option that was awarded with a per share exercise price that was less than the fair market value of a share of Company Common Stock on the applicable Grant Date. The Company has Made Available to Parent accurate and complete copies of all Company Equity Incentive Plans and the forms of all equity-based award agreements for such Company Equity Incentive Plans, in each case in effect on the date of this Agreement. The Company has the requisite authority under the terms of the applicable Company Equity Incentive Plan, the applicable award agreements and any other applicable Contract to take the actions contemplated by Section 4.4, and the adjustment or the amendment of the terms, or cancellation, of Company Options, Company RSUs and Company PRSUs described in Section 4.4, shall, as of the Effective Time, be binding on the holders of Company Options, Company RSUs and Company PRSUs purported to be covered thereby.

(d) As of the date of this Agreement, the Company does not hold any shares of Company Common Stock in its treasury. All of the outstanding shares of Company Common Stock have been duly authorized and validly issued, are fully paid and non-assessable. None of the outstanding shares of Company Common Stock is entitled or subject to any preemptive right or right of participation. None of the Acquired Companies is under any obligation, or is bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding shares of Company Common Stock or any other Company securities, or to provide funds to, or make any monetary investment (in the form of a loan, capital contribution or otherwise) in, any Acquired Company or any other Entity that would be material to Acquired Companies, taken as a whole. There are no repurchase rights held by the Company with respect to shares of Company Common Stock (whether such shares of Company Common Stock were issued pursuant to the exercise of Company Options or otherwise).

(e) Other than as described in Section 2.3(b) through Section 2.3(d) and except for changes since the Listing Date resulting from the exercise of Company Stock Options or the vesting of Company RSUs or Company PRSUs outstanding on the Listing Date or, after the date of this Agreement, as not prohibited by the terms of this Agreement, there are no: (i) outstanding options, warrants or other rights, Contracts, arrangements or commitments of any character relating to the issued or unissued capital stock of the Company (whether or not currently exercisable) or obligating the Company to issue or sell any shares of capital stock of, or other equity interests in, the Company; (ii) shares of capital stock of, or other voting securities or ownership interests in the Company; (iii) outstanding securities that are or may become convertible into or exchangeable for any shares of the capital stock or other securities of the Company; (iv) restricted shares, restricted share units, stock appreciation rights, performance shares, performance based restricted stock units, contingent value rights, “phantom” stock or similar securities or rights that are derivative of or provide economic benefits based, directly or indirectly, on the value or price of any capital stock or other voting securities (including any bonds, debentures, notes or other indebtedness having voting rights or convertible into securities having voting rights) or ownership interests in the Company; or (v) stockholder rights plans (or similar plans containing any aspects commonly referred to as a “poison pill”) under which any of the Acquired Companies is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities.

(f) Except for securities owned by any of the Acquired Companies, there are no outstanding: (i) options, warrants or other rights, Contracts, arrangements or commitments of any character relating to the issued or unissued capital stock of any Company Subsidiary or obligating any Company Subsidiary to issue or sell any shares of capital stock of, or other equity interests in, any Company Subsidiary; (ii) shares of capital stock of, or other voting securities or ownership interests in, any Company Subsidiary; or (iii) restricted shares, restricted share units, stock appreciation rights, performance shares, contingent value rights, “phantom” stock or similar securities or rights that are derivative of or provide economic benefits based, directly or indirectly, on the value or price of any capital stock or other voting securities (including any bonds, debentures, notes or other indebtedness having voting rights or convertible into securities having voting rights) or ownership interests in any Company Subsidiary (the items in clauses “(i)”, “(ii)” and “(iii)” being referred to collectively as the “Company Subsidiary Securities”).

(g) There are no shares of Company Common Stock beneficially owned by any Subsidiary of the Company.

2.4 SEC Filings; Financial Statements.

(a) All statements, reports, schedules, forms and other documents required to have been filed by the Company with the SEC since January 1, 2012 have been so filed on a timely basis. As of the date of this Agreement, none of the Company Subsidiaries is required to file any documents with the SEC. As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing): (i) each of the Company SEC Documents complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be); and (ii) none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. As used in this Agreement, the term “file” and variations thereof, when used in reference to the SEC, shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.

(b) There are no outstanding unresolved comments with respect to the Company or the Company SEC Documents noted in comment letters or other correspondence received by the Company or its attorneys from the SEC, and, to the knowledge of the Company, there are no pending (i) formal or informal investigations of the Company by the SEC; or (ii) inspection of an audit of the Company’s financial statements by the Public Company Accounting Oversight Board. Since January 1, 2012, there has been no material written complaint, allegation, assertion or claim that any Acquired Company has engaged in improper or illegal accounting or auditing practices or maintains improper or inadequate internal accounting controls. Since January 1, 2012, no current or former attorney representing any Acquired Company has reported in writing evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the board of directors of the Company or any committee thereof or to any director or executive officer of the Company.

(c) The Company maintains a system of “internal control over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) sufficient in all material respects to provide reasonable assurances: (i) that transactions are recorded as necessary to permit preparation of financial statements in conformity with U.S. generally accepted accounting principles (“GAAP”); (ii) that transactions are executed only in accordance with the authorization of management; (iii) that access to assets that could have a material effect on the Company’s financial statements is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The Company maintains a system of “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) sufficient in all material respects to ensure that all material information concerning the Acquired Companies is made known on a timely basis to the individuals responsible for the preparation of the Company’s filings with the SEC and other public disclosure documents, and otherwise to ensure that information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules, to allow timely decisions regarding required disclosure and to make the required certifications in connection therein. The Company’s management has completed an assessment of the effectiveness of the Company’s internal controls over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the fiscal year ended December 31, 2014, and such assessment concluded that such controls were effective. Section 2.4(c) of the Disclosure Schedule lists, and the Company has Made Available to Parent copies of, all written descriptions of, and all policies, manuals and other documents promulgating, such disclosure controls and procedures that are in effect as of the date of this Agreement.

(d) The financial statements (including any related notes) contained in the Company SEC Documents filed on or after January 1, 2012, including the Company Financial Statements: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC, and except that the unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end adjustments that will not, individually or in the aggregate, be material in amount); and (iii) fairly present in all material respects the consolidated financial position of the Acquired Companies as of the respective dates thereof and the consolidated results of operations and cash flows of the Acquired Companies for the periods covered thereby (subject, with respect to unaudited interim statements, to normal and recurring year-end adjustments that will not, individually or in the aggregate, be material in amount).

(e) No Acquired Company is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract relating to any transaction or relationship between or among any Acquired Companies, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the Securities Act)), where the result, purpose or effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, any Acquired Companies in the Acquired Companies’ published financial statements or any of the Company’s SEC Documents.

(f) Since January 1, 2012, the Company has disclosed to the Company’s outside auditors and the audit committee of the Company (and made copies of such disclosures available to Parent): (i) all “significant deficiencies” and “material weaknesses” in the design or operation of internal controls over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) that are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial data; and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting. Since January 1, 2012, the Company has not received from its independent accountants any oral or written notification of any: (i) “significant deficiency” in the internal controls over financial reporting of the Company; (ii) “material weakness” in the internal controls over financial reporting of the Company; or (iii) fraud, whether or not material, that involves management or other employees of the Company who have a significant role in the internal controls over financial reporting of the Company. For purposes of this Agreement, the terms “significant deficiency” and “material weakness” shall have the meanings assigned to them by the Public Company Accounting Oversight Board in Auditing Standard No. 2.

(g) To the knowledge of the Company, since January 1, 2012, no employee of any Acquired Company has provided or is providing information to any law enforcement agency regarding the possible commission of any crime or the violation or possible violation of any Legal Requirement of the type described in Section 806 of the Sarbanes-Oxley Act.

(h) Each of the principal executive officer of the Company and the principal financial officer of the Company (and each former principal executive officer of the Company and each former principal financial officer of the Company, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act or Sections 302 and 906 of the Sarbanes-Oxley Act and the rules and regulations of the SEC promulgated thereunder with respect to the Company SEC Documents, and the statements contained in such certifications are true and correct. For purposes of this Section 2.4(h), “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act. No Acquired Company has outstanding, or has arranged any outstanding, “extensions of credit” to directors or executive officers within the meaning of Section 402 of the Sarbanes-Oxley Act. The Company is in compliance in all material respects with the Sarbanes-Oxley Act.

(i) The Company has adopted a code of ethics, as defined by Item 406(b) of Regulation S-K of the Exchange Act, for senior financial officers, applicable to its principal financial officer, comptroller or principal accounting officer, or persons performing similar functions. The Company has promptly disclosed any change in or waiver of the Company’s code of ethics with respect to any such persons, as required by Section 406(b) of the Sarbanes-Oxley Act. To the knowledge of the Company, since January 1, 2012, there have been no material violations of provisions of the Company’s code of ethics by any such persons.

2.5 Absence of Changes. Since December 31, 2014, through the date of this Agreement: (a) there has not been any Company Material Adverse Effect, and no event has occurred or circumstance has arisen that, in combination with any other events or circumstances, would have a Company Material Adverse Effect; and (b) none of the Acquired Companies has taken any action, or authorized, committed or agreed to take any action, that if taken during the Pre-Closing Period would constitute a breach of Sections 4.2(b)(i), 4.2(b)(iv), 4.2(b)(vii), 4.2(b)(viii), 4.2(b)(xv), 4.2(b)(xx), 4.2(b)(xxi), 4.2(b)(xxvi) or 4.2(b)(xxx).

2.6 Title to Assets. Except (i) as would not have a Company Material Adverse Effect; (ii) with respect to real property (which is covered by Section 2.7); and (iii) with respect to Intellectual Property (which is covered by Section 2.8), the Acquired Companies own, and have good title to, each of the tangible assets reflected as owned by an Acquired Company on the Most Recent Balance Sheet that are material to the Acquired Companies, taken as a whole (except for tangible assets sold or disposed of since that date in the ordinary course of business consistent with past practices) free of any Encumbrances, other than Permitted Encumbrances. The Acquired Companies have sufficient title to all of their properties and assets to conduct their respective businesses as currently conducted, with only such exceptions as would not have a Company Material Adverse Effect. Except as would not have a Company Material Adverse Effect, all of the machinery, equipment and other tangible personal property and assets owned or used by the Acquired Companies are usable in the or ordinary course of business consistent with past practices and are reasonably adequate and suitable for the uses to which they are being put.

2.7 Real Property.

(a) Section 2.7(a) of the Disclosure Schedule sets forth an accurate and complete list as of the date of this Agreement of all real property owned by any Acquired Company (the “Company Owned Real Property”). The Acquired Companies have good, valid and marketable title in fee simple to all Company Owned Real Property, free and clear of all Encumbrances of any nature whatsoever except Permitted Encumbrances. There are no outstanding options or other contractual rights to purchase or lease, or rights of first refusal to purchase, the Company Owned Real Property or any portion thereof or interests therein or contracts relating to the right to receive any portion of the income or profits from the sale thereof. Other than with respect to any Permitted Encumbrances, there (i) are no subleases, licenses, occupancy agreements or other contractual obligations that grant the right of use or occupancy of any of the Company Owned Real Property to any Person; and (ii) is no Person in possession of any of the Company Owned Real Property other than the Acquired Companies.

(b) Section 2.7(b) of the Disclosure Schedule sets forth an accurate and complete list as of the date of this Agreement of each lease, sublease, license and occupancy agreement for the right to use or occupy real property pursuant to which any of the Acquired Companies occupies real property of greater than 10,000 square feet (the “Company Leased Real Property,” and together with the Company Owned Real Property, the “Company Real Property”). The Acquired Companies have a valid and binding leasehold interest in the Company Leased Real Property, in accordance with the provisions of the applicable lease agreement, free and clear of all Encumbrances of any nature whatsoever except Permitted Encumbrances. Except as would not have a Company Material Adverse Effect, no Acquired Company has received written notice that it has made any material alterations, additions or improvements to the leased property that are required to be removed at the termination of the applicable lease term. The Company has Made Available accurate and complete copies of all leases, subleases, licenses or other occupancy agreements regarding the Company Leased Real Property.

(c) Except as would not have a Company Material Adverse Effect, all of the buildings, fixtures and other improvements located on the Company Real Property are adequate and suitable in all respects for the purpose of conducting the Acquired Companies’ business as presently conducted.

2.8 Intellectual Property

(a) The Acquired Companies have taken commercially reasonable efforts to prosecute, register and maintain the material Registered IP included in the Company Intellectual Property (other than Company Intellectual Property that is owned by a third party and exclusively licensed to an Acquired Company) (“Registered Company IP”). The Company or a Company Subsidiary solely and exclusively owns all right, title and interest in and to each item of material Registered Company IP and material unregistered Copyrights included in the Company Intellectual Property (in each case, other than Company Intellectual Property that is owned by a third party and exclusively licensed to an Acquired Company) and that are embodied in any material Company Products, in each case free and clear of any material Encumbrances (other than Permitted Encumbrances).

(b) The Acquired Companies have taken commercially reasonable actions to police the material Trademarks included in the Company Intellectual Property against unauthorized use by third parties.

(c) None of the Acquired Companies is a party to or bound by any decree, judgment, order or arbitral award that is reasonably expected to: (i) require any Acquired Company to grant to any third party any license, covenant not to sue, release, immunity or other right with respect to any material Company Intellectual Property; or (ii) affect any of the material terms or conditions of any license, covenant, release, immunity or other right that any Acquired Company has granted, grants, may grant or must grant with respect to any material Company Intellectual Property.

(d) Since January 1, 2012, no Acquired Company has received notice that any material Company Intellectual Property is or has been involved in any interference, opposition, reissue, reexamination, review or other Legal Proceeding of any nature in which the scope, validity or enforceability of any such material Company Intellectual Property is being or has been contested or challenged and, to the knowledge of the Company, no such action has been threatened, other than such proceedings in the ordinary course of prosecution of any Registered Company IP.

(e) Each Acquired Company has, in accordance with applicable Legal Requirements of each relevant jurisdiction, taken commercially reasonable efforts to protect its rights in and to its material Trade Secrets.

(f) (i) Each Acquired Company has and uses reasonable commercial efforts to enforce policies requiring execution by each Company Associate who is or was involved in the development of material Intellectual Property for any of the Acquired Companies to execute proprietary information, confidentiality and assignment agreements appropriate for the jurisdiction in which such Company Associate resides and works (“Customer Associate Assignment Agreements”); (ii) no Acquired Company has received any written claim from any Company Associate challenging or disputing the ownership of any material Company Intellectual Property; and (iii) no Acquired Company is a party to or bound by any Contract with any Person (other than the Company Associates) that materially prohibits or materially restricts a group of its employees from: (A) certain work assignments; (B) moving within, between or among any of the Acquired Companies and their Affiliates (or their organization or business units); or (C) performing any services for or working with any third party, to the extent that each of the foregoing prohibitions or restrictions, individually or in the aggregate, are material to the business of any of the Acquired Companies.

(g) To the knowledge of the Company, there are no specific facts or circumstances that the Company reasonably expects would render invalid or unenforceable any material Registered Company IP. Since January 1, 2012, no Acquired Company located in the United States has received any written claim from any third party challenging the priority, ownership, validity or enforceability of any material Registered Company IP in the United States, other than proceedings in the ordinary course of prosecution of any such material Registered Company IP.

(h) To the knowledge of the Company, no Person is currently materially infringing, misappropriating, or otherwise violating in a material respect, any material Company Intellectual Property (excluding Patents). Since January 1, 2012, no Acquired Company has made any written claim with respect to infringement, misappropriation, or other violation of any material Company Intellectual Property against any Person.

(i) (i) To the knowledge of the Company, none of the Acquired Companies and none of the Company Products or Company Product Software is currently infringing (directly, contributorily, by inducement or otherwise), misappropriating, or otherwise violating or, at any time during the six year period prior to the date of this Agreement, has infringed (directly, contributorily, by inducement or otherwise), misappropriated, or otherwise violated any Intellectual Property Right of any other Person, where such infringement, misappropriation, or violation would, individually or in the aggregate, have a significant adverse effect on the Acquired Companies taken as a whole; (ii) no material claim or Legal Proceeding alleging infringement, misappropriation or violation of any Intellectual Property Right of any other Person is as of the date of this Agreement, or in the past 36 months has been, pending, or, to the knowledge of the Company, as of the date of this Agreement, threatened in writing (a) against any Acquired Company; or (b) against any other Person that has asserted against any Acquired Company that it is, and that is, entitled to be indemnified, defended, held harmless or reimbursed by any Acquired Company with respect to such claim or Legal Proceeding; (iii) as of the date of this Agreement and in the past 36 months, none of the Acquired Companies has received any written notice alleging any material infringement, misappropriation, or violation of any Intellectual Property Right of another Person; and (iv) as of the date of this Agreement, no claim or Legal Proceeding against any of the Acquired Companies or, to the knowledge of the Company, against any other Person, in each case involving any Intellectual Property or Intellectual Property Right licensed to any Acquired Company that is material to the business of any of the Acquired Companies as currently conducted, is pending or, to the knowledge of the Company, has been threatened, except for any such claim or Legal Proceeding that, if adversely determined, would not significantly adversely affect: (A) the use or exploitation of such Intellectual Property or Intellectual Property Right by any of the Acquired Companies; or (B) the manufacturing, use, sale, lease, license, distribution, provision, support or other disposition or exploitation of any Company Product.

(j) Section 2.8(j) of the Disclosure Schedule accurately identifies as of the date of this Agreement:

(i) each Contract pursuant to which any Person has granted or agreed to grant to any Acquired Company any license, covenant, release, immunity or other right with respect to any Intellectual Property or Intellectual Property Rights that are a material part of or necessary for the manufacturing, use, sale, lease, license, distribution, provision, support or other disposition or exploitation of any Company Product (other than Contracts with respect to Software that is generally available on a commercial basis from third parties at a total price not exceeding $500,000, Open Source Software and license agreements for any third-party software that is licensed pursuant to a non-exclusive, internal-use software license, shrink-wrap or click-wrap agreement, or similar agreements) (“Licensed IP”);

(ii) each Contract (other than Customer Associate Assignment Agreements and Contracts that are set forth in Section 2.9(a) of the Disclosure Schedule) pursuant to which any Person has assigned or agreed to assign to any Acquired Company any Intellectual Property or Intellectual Property Rights that are a material part of or necessary for the manufacturing, use, sale, lease, license, distribution, provision, support or other disposition or exploitation of any Company Product and which (A) was entered into in the past six years and having a consideration amount of $500,000 or more; or (B) contains material ongoing obligations by any Acquired Company;

(iii) each Contract, pursuant to which any Acquired Company has granted or agreed to grant any license, covenant, release, immunity, assignment, or any other right (whether or not currently exercisable) with respect to any material Company Intellectual Property (other than non-exclusive licenses of Company Intellectual Property granted in the ordinary course of business consistent with past practices);

(iv) each Contract pursuant to which an Acquired Company has granted any Person an exclusive license or any other exclusive rights with respect to any material Company Intellectual Property; and

(v) each Contract pursuant to which any Acquired Company is obligated to pay to any Person royalties or other similar payments (x) upon or for the use or exploitation of any Company Intellectual Property; or (y) upon the manufacturing, use, sale, lease, license, distribution, provision, sale or other disposition or exploitation of any Company Product (in each case of (x) and (y), other than any such Contract (A) under which the total annual amounts payable on or after the date of this Agreement by any Acquired Company to any other Person is less than $500,000; or (B) containing any provisions regarding sales commissions payable to employees according to the applicable Acquired Company’s standard commissions plan, a copy of which plan has been Made Available to Parent).

(k) To the knowledge of the Company, none of the Company Product Software contains any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus” or “worm” (as such terms are commonly understood in the software industry) or any other similar code that has resulted in any of the following, or any other code designed or intended to have any of the following functions: (i) materially disrupting, disabling, harming or otherwise materially impeding in any manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed; or (ii) materially damaging or destroying any data or file without the user’s consent.

(l) No Acquired Company is in violation of any provision of the applicable license agreement for any Open Source Software that is contained in, distributed with or used in the development of any Company Product Software or any Company Product containing or used in conjunction with any Company Product Software, which violation would have a Company Material Adverse Effect.

(m) From January 1, 2010, to the date of this Agreement, no Acquired Company has received any claim from a third party, or knows of any claim by a third party, that any material Company Product incorporates, is integrated with, or, links to any Open Source Software in such a manner that requires an Acquired Company to distribute any material proprietary source code for such Company Product under the terms of an Open Source Software license, and to the knowledge of the Company, there would be no reasonable basis for such a claim to be made by a third party. The Acquired Companies have used commercially reasonable efforts to regulate the use and distribution of Open Source Software in compliance with applicable Open Source Software licenses.

(n) No material source code for any Company Product Software has been delivered, licensed or made available to any escrow agent or other Person (other than to (i) employees of the Acquired Companies or other Company Associates, in each case, provided in the course of his, her or its employment or engagement by an Acquired Company for the benefit of such Acquired Company; or (ii) customers of the Acquired Companies pursuant to written Contracts (A) restricting the use thereof; and (B) entered into in the ordinary course of business). None of the Acquired Companies has any duty or obligation (whether present, contingent or otherwise) to deliver, license or make available the source code for any material Company Product Software to any escrow agent or other Person. Except with respect to the foregoing, to the knowledge of the Company, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or could reasonably be expected to, result in the delivery, license or disclosure of any material source code for any material Company Product Software to any other Person.

(o) To the knowledge of the Company, in the past 36 months, there has been no failure, breakdown, loss or impairment of, or unauthorized access to or unauthorized use of, any core information technology systems of an Acquired Company that has resulted in a material disruption or material interruption in the operation of the business of any Acquired Company, the cause of which has not been repaired or remedied. The Acquired Companies have in place commercially reasonable disaster recovery and business continuity plans and procedures. To the knowledge of the Company, in the past 36 months, there has been no unauthorized access to or unauthorized use of any information technology systems of any Acquired Company that has resulted in unauthorized disclosure of any material confidential information of any Acquired Company to any other Person.

(p) In the 12-month period prior to the date of this Agreement, there has been no release of personally identifiable information by any Acquired Company in material breach of either: (i) Contracts to which any Acquired Company is bound; or (ii) applicable Legal Requirements with respect to personally identifiable information, that has resulted in, or is reasonably expected to result in, a material liability to any Acquired Company or that has resulted in a disruption of the business or operations of any Acquired Company. No Acquired Company is the subject of and no Acquired Company has been notified of any regulatory investigation, or enforcement Legal Proceedings against any Acquired Company alleging breach of data security or privacy obligations. No Person has commenced any Legal Proceeding with respect to loss, damage, or unauthorized access, use, modification, or other misuse of any such information by any Acquired Company (or any of their respective employees or contractors) which has, or would reasonably be expected to, result in material liability to any Acquired Company.

(q) Section 2.8(q) of the Disclosure Schedule contains a list, as of the date of this Agreement, of all standards-setting organization and multi-party special interest groups in which any Acquired Company participates where such participation requires an Acquired Company to grant third parties a license with respect to any material Company Intellectual Property.

2.9 Contracts; Government Contracts.

(a) Sections 2.9(a)(i) through 2.9(a)(xi), inclusive, of the Disclosure Schedule contain, other than with respect to Employee Benefit Plans, lists of the following Contracts in effect as of the date of this Agreement (as amended or supplemented) to which any Acquired Company is a party, or by which any property or asset of any Acquired Company is bound or affected (the Contracts required to be set forth in Section 2.7(b) of the Disclosure Schedule, Section 2.8 of the Disclosure Schedule, Section 2.9(a) of the Disclosure Schedule, Section 2.10(c) of the Disclosure Schedule, Section 2.15(f) of the Disclosure Schedule or Section 2.26 of the Disclosure Schedule and any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) collectively being the “Material Contracts”):

(i) (A) all employment Contracts of those employees and managers that receive from any Acquired Company annual compensation (including base salary, commissions, incentive payments, and annual or other periodic or project bonuses but excluding equity compensation) in excess of $1,000,000; and (B) all individual consulting Contracts for those consultants that receive from any Acquired Company annual compensation in excess of $1,000,000 (provided that references to such Contracts have been made completely anonymous for those employees, managers or consultants based in jurisdictions where this is required under applicable data privacy/protection Legal Requirements);

(ii) all material Government Contracts, including material Current Government Contracts, and material Current Government Contract Bids;

(iii) all Contracts involving material joint ventures;

(iv) all Contracts entered into since January 1, 2012: (A) relating to the disposition or acquisition by any Acquired Company of any business (whether by merger, sale or purchase of assets, sale or purchase of stock or equity ownership interests or otherwise) for consideration in excess of $10,000,000; or (B) pursuant to which any Acquired Company will acquire or is obligated to acquire any interest or make an investment for consideration in excess of $10,000,000 in any other Entity, other than the Acquired Companies, in each case, that contain ongoing obligations that are material to the Acquired Companies taken as a whole;

(v) all Contracts (other than Contracts evidencing currently outstanding Company Equity Awards, in each case in the form or forms used by the Company and Made Available to Parent): (A) relating to the acquisition, issuance, voting, registration, sale or transfer of any securities; (B) providing any Person with any preemptive right, right of participation, right of maintenance or similar right with respect to any securities; or (C) providing any of the Acquired Companies with any right of first refusal with respect to, or right to repurchase or redeem, any securities;

(vi) all Contracts providing for indemnification, contribution or any guaranty in an amount that is material to the Company, other than those Contracts that were entered into in the ordinary course of business;

(vii) all mortgages, indentures, guarantees, loans, credit agreements, security agreements or other Contracts relating to the borrowing of money or extension of credit, in each case, in excess of $5,000,000, other than: (A) accounts receivables and payables; and (B) loans to or guarantees for direct or indirect wholly owned Company Subsidiaries, in each case, in the ordinary course of business consistent with past practices;

(viii) all material Contracts with each of the Top Suppliers, Top Customers and Top Distributors;

(ix) all Contracts with any supplier to any Acquired Company of goods or services that is material to the manufacture, sale or distribution of the Company Products (A) that are contractually exclusive or for which no commercial replacement reasonably exists; and (B) have a value in excess of $500,000 per annum;

(x) all Contracts that would obligate an Acquired Company to make a payment in excess of $10,000,000 in connection with the Contemplated Transactions; and

(xi) all other Contracts, the breach, absence or termination of which would have a Company Material Adverse Effect.

(b) Except as would not be material to the Acquired Companies, taken as a whole, each Contract that constitutes a Material Contract is valid and in full force and effect, and is enforceable in accordance with its terms, subject to the Enforceability Exceptions. The Company has Made Available to Parent an accurate and complete copy of each Material Contract (in each case as in effect as of the date of this Agreement).

(c) None of the Acquired Companies has materially violated or materially breached, or committed any material default under, any Company Contract that constitutes a Material Contract. To the knowledge of the Company, no other Person has materially violated or materially breached, or committed any material default under, any Company Contract that constitutes a Material Contract. To the knowledge of the Company, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) would: (i) result in a material violation or material breach of any of the provisions of any Company Contract that constitutes a Material Contract; (ii) give any Person the right to declare a material default or exercise any material remedy under any Company Contract that constitutes a Material Contract; or (iii) give any Person the right to cancel, terminate or modify in any material respect any Company Contract that constitutes a Material Contract. To the knowledge of the Company, from January 1, 2014, to the date of this Agreement, none of the Acquired Companies has received any notice or other communication regarding any actual or possible violation or breach of, or default under, any Material Contract that has not been cured.

(d) Since January 1, 2012, (i) with respect to work regarding Government Contracts, the Acquired Companies have complied, in all material respects, with applicable material Legal Requirements, including all material provisions of the Federal Acquisition Regulations incorporated into or otherwise applicable to any Government Contracts; (ii) the representations, certifications and warranties made by the Acquired Companies, as applicable, with respect to the Government Contracts were accurate in all material respects as of their effective dates, and the Acquired Companies have complied, in all material respects, with all such certifications and terms and conditions of each Government Contract; (iii) none of the Acquired Companies has received an adverse or negative government past performance evaluation or rating for the past three years that could adversely affect the evaluation by the Governmental Body or other potential customer of the Current Government Contract Bids; (iv) to the extent applicable, the Acquired Companies have complied with all requirements concerning the sale of their products via the GSA Schedule, including all pricing discounts and funding fee reporting; and (v) the Acquired Companies have implemented policies, procedures, and training programs to ensure compliance with clauses “(i)”, “(ii)” and “(iv)”, in each case if appropriate in light of current Government Contracts.

(e) With respect to the Current Government Contracts, the Acquired Companies have not been notified in writing of any actual or alleged violation, or breach of any Government Contract-related statute, regulation, representation, certification, disclosure obligation, contract term, condition, clause, provision or specification committed by the Acquired Companies or any of their respective directors, officers or employees in their capacities as such that would reasonably be expected to adversely affect, in a manner that would be material to the Acquired Companies, taken as a whole, on payments under Current Government Contracts or adversely affect, in a manner that would be material to the Acquired Companies, taken as a whole, on the award of Government Contracts to the Acquired Companies in the future.

(f) (i) None of the Acquired Companies has received any written show cause, cure, deficiency, default, termination for convenience, or similar notice relating to any Current Government Contract that is material to the Acquired Companies, taken as a whole; (ii) no termination for default, cure notice or show cause notice that is material to the Acquired Companies, taken as a whole, has been issued or, to the knowledge of the Company, threatened, in writing, and remains unresolved with respect to any Current Government Contract; and (iii) to the knowledge of the Company, no event, condition, or omission has occurred or currently exists that would constitute grounds for such action.

(g) None of the Acquired Companies, nor any of their respective directors, officers or employees in connection with the performance of the duties for, or on behalf of, the Acquired Companies, is debarred or suspended, or, since January 1, 2012, has been proposed for suspension or debarment from bidding on any Government Contract, declared nonresponsible or ineligible, or otherwise excluded from participation in the award of any Government Contract or for any reason been listed on the List of Parties Excluded from Federal Procurement and Non-procurement Programs.

(h) (i) To the knowledge of the Company, none of the Acquired Companies has undergone or is currently undergoing any internal or external audit, review, inspection, investigation, survey, or examination of records relating to any Government Contracts, other than in the ordinary course of business, and (ii) since January 1, 2012, none of the Acquired Companies has received written notice or otherwise become aware of, or undergone any investigation or review relating to any noncompliance, misconduct, violation or breach regarding any Government Contract, other than in the ordinary course of business.

(i) Except as would be material to the Acquired Companies, taken as a whole, since January 1, 2012, none of the Acquired Companies has made any disclosure to any Governmental Body, other customer, prime contractor or higher-tier subcontractor related to any suspected, alleged or possible violation of a contract requirement, any apparent or alleged irregularity, misstatement or omission arising under or relating to a Government Contract. To the knowledge of the Company, there are no facts that require such a disclosure.

(j) Except as would be material to the Acquired Companies, taken as a whole, to the knowledge of the Company, none of the Acquired Companies performs activities under Current Government Contracts, or has other relationships with any other person or entity, that could result in an “organizational conflict of interest” as defined in Subpart 9.5 of the Federal Acquisition Regulation and agency supplements thereto.

(k) (i) The Acquired Companies are in compliance in all material respects with all applicable national security obligations and, to the knowledge of the Company, there are no facts or circumstances that would reasonably be expected to result in the suspension or termination of such clearances or that would reasonably be expected to render any of the Acquired Companies ineligible for such security clearances in the future; and (ii) the Acquired Companies are in compliance in all material respects with all security measures required by Government Contracts.

(l) The Acquired Companies have complied in all material respects with all timekeeping/time recordation requirements of the applicable Government Contracts, and none of the Acquired Companies has any knowledge of any facts or circumstances that would reasonably be expected to result in an investigation by the U.S. government based upon the failure by any of the Acquired Companies to comply with such applicable timekeeping/time recordation requirements.

(m) (i) None of the Acquired Companies has received any written notice of any outstanding claims or Contract disputes relating to the Government Contracts to which any of the Acquired Companies is a party; (ii) no Government Contract is currently the subject of bid or award protest proceedings and, to the knowledge of the Company, no Government Contract is reasonably likely to become the subject of bid or award protest proceedings; (iii) no material amount of money due to any of the Acquired Companies is being withheld or offset and no claim or action for relief or dispute proceeding is pending against any of the Acquired Companies; (iv) neither any Governmental Body nor any prime contractor or higher-tier subcontractor under a Government Contract has questioned or disallowed any material costs claimed under the Government Contracts, and, to the knowledge of the Company, no facts exist which could give rise to a claim for price adjustment under the Truth in Negotiations Act or to any other request for a reduction in the price of any of the Government Contracts; and (v) all invoices and claims submitted under each Government Contract were current, accurate, and complete, in all material respects, as of their submission date or were subsequently corrected.

(n) To the knowledge of the Company, as of the date of this Agreement, all software delivered under a Government Contract has been properly and sufficiently marked and protected so that no more than the minimum rights or licenses required under applicable regulations and Government Contract terms or the terms of such Government Contract, if any, have been provided. To the knowledge of the Company, all personal property, equipment or fixtures supplied, loaned, bailed or otherwise furnished to any of the Acquired Companies by or on behalf of any Governmental Body has been properly accounted for and has been, or will be, returned or otherwise disposed of in accordance with the instructions of the relevant Governmental Body.

(o) In addition to the provisions set forth in Section 2.8, since January 1, 2012, no Company Intellectual Property has been developed at government expense.

2.10 Liabilities.

(a) Except as and to the extent set forth on the Most Recent Balance Sheet (including any notes thereto), no Acquired Company has any liability or obligation of any nature required to be reflected or reserved against on a balance sheet prepared in accordance with GAAP, except for: (i) liabilities and obligations incurred in the ordinary course of business in amounts consistent with past practices since the date of the Most Recent Balance Sheet; (ii) liabilities and obligations that would not have a Company Material Adverse Effect; (iii) liabilities and obligations under executory Contracts to which any Acquired Company is a party, other than as a result of a breach thereunder; and (iv) liabilities and obligations incurred in connection with the preparation and negotiation of this Agreement or pursuant to this Agreement or in connection with the Contemplated Transactions.

(b) Section 2.10(b) of the Disclosure Schedule lists all indebtedness for borrowed money outstanding as of the date of this Agreement in excess of $5,000,000 (other than any indebtedness owed to an Acquired Company).

(c) Section 2.10(c) of the Disclosure Schedule lists all obligations of the Acquired Companies outstanding as of the date of this Agreement in respect of interest rate and currency obligations, swaps, hedges or similar arrangements that are material to the Acquired Companies, taken as a whole.

2.11 Compliance with Legal Requirements; Conflict Minerals; Trade Control Laws.

(a) Each of the Acquired Companies is, and has at all times since January 1, 2012, been, in compliance in all material respects with all applicable Legal Requirements. To the knowledge of the Company, since January 1, 2012, none of the Acquired Companies has received any written notice from any Governmental Body alleging any actual or possible material violation of, or material failure to comply with, any Legal Requirement.

(b) Without limiting Section 2.11(a), each of the Acquired Companies is, and has at all times since January 1, 2012 been, in compliance in all material respects with all rules and regulations regarding conflict minerals, including Rule 13p-1 under the Exchange Act and, as of the date of this Agreement, any applicable written standards, requirements, directives or policies of the SEC or any other Governmental Body relating thereto (the “Conflict Minerals Rule”). No Acquired Company has received any written communication from any Governmental Body that alleges that any Acquired Company has failed to perform the due diligence or make the reports or disclosures required by the Conflict Minerals Rule or has submitted any false and misleading statements in its Form SD or Conflict Minerals Report filed with the SEC pursuant to the Conflict Minerals Rule.

(c) Without limiting Section 2.11(a), each of the Acquired Companies is conducting, and has at all times since January 1, 2010 conducted, its export and import transactions in accordance in all material respects with: (i) all applicable U.S. export and re-export controls, including the Export Administration Act of 1979, as amended, the Export Administration Regulations, the International Traffic in Arms Regulations, the Arms Export Control Act of 1976, and the Office of Foreign Assets Control’s trade and economic sanctions regulations; and (ii) all other applicable import/export control Legal Requirements in other countries in which any Acquired Company conducts business.

(d) Without limiting Section 2.11(a) or Section 2.13:

(i) to the knowledge of the Company, each of the Acquired Companies has obtained all material Consents, orders and declarations from, provided all material notices to, and made all material filings with, all Governmental Bodies required for: (A) the export, import and re-export of its products, services, software and technologies; and (B) releases of technologies and software to foreign nationals located in the United States and abroad (the “Export Approvals”);

(ii) to the knowledge of the Company, each of the Acquired Companies is in compliance with the terms of all Export Approvals in all material respects; and

(iii) there are no pending or, to the knowledge of the Company, threatened, claims against the Acquired Companies with respect to such Export Approvals.

(e) Without limiting Section 2.11(a), each of the Acquired Companies is, and has at all times since January 1, 2012 been, in compliance in with all Product Regulatory Requirements, except for any non-compliance that would not be material to the Acquired Companies, taken as a whole. To the knowledge of the Company, since January 1, 2012, none of the Acquired Companies has received any written notice from any Person alleging any actual or possible material violation of, or material failure to comply with, any Product Regulatory Requirement.

2.12 Certain Business Practices. Since January 1, 2012, none of the Acquired Companies, nor any director, officer or employee of the Acquired Companies, and, to the knowledge of the Company, no agent, distributor, consultant, or other Person acting for or on behalf of any of the Acquired Companies, has directly or indirectly: (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity; (b) given, offered or promised, or authorized to give, any money or other thing of value

(except for payments permitted by applicable Legal Requirements) to any foreign or domestic government official or to any foreign or domestic political party or candidate for the purpose of obtaining or retaining business, inducing such official, party or candidate to do or omit to do an act in violation of any applicable legal duty, or to otherwise secure an improper advantage; or (c) made any other unlawful payment to any Person or otherwise violated any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended, the U.K. Bribery Act 2010, or any other similar applicable foreign, federal or state Legal Requirement. Since January 1, 2012, each of the Acquired Companies: (i) has maintained and currently maintains sufficient internal controls and compliance programs to detect and prevent violations of applicable anticorruption Legal Requirements; (ii) all books and records of the Acquired Companies accurately and fairly reflect, in reasonable detail, all transactions and dispositions of funds or assets; and (iii) there have been no false or fictitious entries made in the books or records of the Acquired Companies relating to any illegal payment or secret or unrecorded fund.

2.13 Governmental Authorizations. Each of the Acquired Companies holds all material Governmental Authorizations necessary to enable such Acquired Company to conduct its business in the manner in which such business is currently conducted by such Acquired Company. Except as would not have a Company Material Adverse Effect: (i) no suspension or cancellation of any of any Governmental Authorization is pending or, to the knowledge of the Company, threatened in writing; and (ii) there have occurred no defaults under, violations of, or events giving rise to a right of termination, amendment or cancellation of any such Governmental Authorizations (with or without notice, the lapse of time or both). Except as would not have a Company Material Adverse Effect, no Acquired Company is, and no Acquired Company has been since January 1, 2012, in conflict with, or in default, breach or violation of any Governmental Authorization to which an Acquired Company is a party or by which any Acquired Company or any property or asset of an Acquired Company is bound.

2.14 Tax Matters.

(a) Each of the Tax Returns required to be filed by or on behalf of the respective Acquired Companies: (i) has been timely filed (after giving effect to any valid extensions of time in which to make such filing); and (ii) is accurate and complete in all material respects. All income or other material Taxes payable by or on behalf of each Acquired Company have been timely paid. There are no Encumbrances for Taxes (other than Permitted Encumbrances).

(b) The Most Recent Balance Sheet fully accrues all actual and contingent liabilities for Taxes with respect to all periods through March 27, 2015, in accordance with GAAP. The Company will establish, in the ordinary course of business consistent with past practices, reserves adequate for the payment of all Taxes of the Acquired Companies for the period from March 27, 2015 through the Closing Date.

(c) Each Acquired Company has complied in all material respects with all applicable Legal Requirements relating to the payment, collection and withholding of Taxes and has duly and timely withheld or collected and paid over to the appropriate Governmental Body all amounts required to be so withheld or collected and paid under all applicable Legal Requirements.

(d) No Acquired Company or any other Person on its behalf has granted: (i) an extension or waiver of the limitation period applicable to any Tax Return of an Acquired Company; or (ii) a power of attorney that is currently in force with respect to any Tax matter.

(e) No claim or Legal Proceeding is pending or has been threatened in writing against or with respect to any Acquired Company in respect of any income or other material Taxes. There are no unsatisfied liabilities for Taxes with respect to any notice of deficiency or similar document received by any Acquired Company with respect to any Tax.

(f) No claim has ever been made by any Governmental Body in a jurisdiction where an Acquired Company does not file a Tax Return that it is or may be subject to Tax by that jurisdiction.

(g) No Acquired Company is a party to any Tax sharing, allocation, indemnity or similar Contract pursuant to which it will have any obligation to make any payments after the Closing (other than credit or other commercial agreements the primary purpose of which does not relate to Taxes).

(h) No Acquired Company is liable for Taxes of any other Person by reason of Contract, assumption, transferee or successor liability, operation of applicable Legal Requirement, Treasury Regulation Section 1.1502-6(a) (or any similar applicable Legal Requirement) or otherwise.

(i) No Acquired Company has ever been a member of an affiliated, combined, consolidated or unitary group of corporations within the meaning of Section 1504 of the Code or any similar applicable Legal Requirement other than a group of which the Company is the common parent.

(j) No Acquired Company has constituted either a “distributing corporation” or a “controlled corporation” within the meaning of Section 355(a)(1)(A) of the Code in: (i) the two years prior to the date of this Agreement; or (ii) a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Contemplated Transactions.

(k) No Acquired Company will be required to include in any taxable period (or portion thereof) beginning after the Closing any material amount of taxable income: (i) attributable to income that was economically realized, but not recognized for Tax purposes, prior to the Closing; or (ii) as a result of any closing agreement with respect to Taxes entered into prior to the Closing.

(l) The Company has Made Available to Parent: (i) accurate and complete copies of all Tax Returns of the Acquired Companies relating to taxable periods ended on or after December 31, 2010; and (ii) any audit report issued by a Governmental Body within the last three years relating to any Taxes due from or with respect to the Acquired Companies.

(m) No Acquired Company has participated in a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(n) The Acquired Companies are and have been in compliance in all material respects with: (i) all applicable transfer pricing Legal Requirements, including the execution and maintenance of contemporaneous documentation substantiating transfer pricing practices of the Acquired Companies; and (ii) all terms and conditions of any Tax exemption, Tax holiday or other Tax reduction agreement or order.

(o) The Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

2.15 Employee and Labor Matters; Benefit Plans.

(a) Section 2.15(a)(i) of the Disclosure Schedule identifies each material Employee Benefit Plan that is not a Foreign Benefit Plan (a “U.S. Employee Benefit Plan”). Section 2.15(a)(ii) of the Disclosure Schedule separately identifies each material Employee Benefit Plan that is not subject to U.S. Legal Requirements (a “Foreign Benefit Plan”) and the non-U.S. jurisdiction applicable to each Foreign Benefit Plan.

(b) None of the Acquired Companies or any trade or business (whether or not incorporated) under common control with any Acquired Company and that, together with any Acquired Company, is treated as a single employer within the meaning of Section 4001 of ERISA or Section 414 of the Code (an “ERISA Affiliate”), maintains, sponsors or has an obligation to contribute to, and none of the Acquired Companies has at any time in the past five years maintained, sponsored or has had an obligation to contribute to any employee pension benefit plan (as defined in Section 3(2) of ERISA) that is subject to Title IV of ERISA or Section 412 of the Code or any similar pension benefit plan that is a Foreign Benefit Plan, whether or not excluded from coverage under specific Titles or Subtitles of ERISA or a “multiple employer plan” (within the meaning of Section 413(c) of the Code), in each case, for the benefit of any current or former employees, consultants or directors of any of the Acquired Companies. None of the Employee Benefit Plans promises retiree medical, disability or life insurance benefits to any current or former employee, consultant or director of any Acquired Company, except as required by Section 4980B of the Code, Part 6 of Title I of ERISA or similar applicable state or local Legal Requirement.

(c) With respect to each Employee Benefit Plan, the Company has Made Available to Parent (in each case as in effect on the date of this Agreement) an accurate, current and complete copy of: (i) each material Employee Benefit Plan (including all material amendments thereto), except for (A) offer letters that provide for at-will employment and can be terminated without material cost or liability to the Acquired Companies; (B) consultant agreements that can be terminated without material cost or liability to the Acquired Companies; and (C) Company Option, Company RSU and Company PRSU agreements, in which case only standard forms of such agreements have been Made Available to Parent; provided that, individual agreements materially differing from such forms have also been Made Available to Parent; (ii) the annual report (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code, with respect to such Employee Benefit Plan for the three most recent plan years; (iii) in the case of any Foreign Benefit Plan providing for deferred compensation or retirement benefits, any statutory funding requirement having a similar purpose, the most recent annual and periodic accounting of such plan’s assets and the most recent actuarial report; (iv) for U.S. Employee Benefits Plans, the most recent summary plan description, together with each summary of material modifications, if any, and for material Foreign Benefit Plans, the most recent summary of the plan; (v) for U.S. Employee Benefit Plans, the trust, funding agreement, insurance Contract and other documents establishing any funding arrangement (including all amendments thereto) and accurate and complete copies of the most recent financial statements thereof, and, for material Foreign Benefit Plans, the trust, funding agreement, insurance Contract and other material documents establishing any funding arrangement (including all amendments thereto) and accurate and complete copies of the most recent financial statements thereof; (vi) all material correspondence received in the last three years, if any, to or from any Governmental Body relating to such Employee Benefit Plan; (vii) the most recent determination letter (or opinion letter, if applicable) received from the IRS with respect to each U.S. Employee Benefit Plan intended to be qualified under Section 401(a) of the Code; and (viii) all material government and regulatory approvals received from any foreign Governmental Body with respect to Foreign Benefit Plans.

(d) Except as would not result in a material liability to the Acquired Companies (taken as a whole): (i) each of the Employee Benefit Plans is and has been established, operated and administered in accordance with its terms and with applicable Legal Requirements, including ERISA and the Code; (ii) there are no audits, investigations or Legal Proceedings by any Governmental Body and no other actions, suits or claims pending, or, to the knowledge of the Company, threatened (other than routine claims for benefits) with respect to any Employee Benefit Plan; (iii) each Employee Benefit Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without liability to any of the Acquired Companies (other than ordinary administration expenses); (iv) no event has occurred and, to the knowledge of the Company, no condition exists that would subject any Acquired Company, by reason of their affiliation to any ERISA Affiliate, to any tax, fine, lien, penalty or other liability imposed by ERISA, the Code or other applicable Legal Requirements; and (v) no non-exempt “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, has occurred with respect to any Employee Benefit Plan. Each U.S. Employee Benefit Plan intended to be qualified under Section 401(a) of the Code and each trust intended to be qualified under Section 501(a) of the Code has obtained a favorable determination letter (or opinion letter, if applicable) as to its qualified status under the Code, or may rely upon an opinion letter for a prototype or volume submitter plan, and, to the knowledge of the Company, there has been no event, condition or circumstance that has resulted, or would reasonably be expected to result in, disqualification under the Code.

(e) Except as would not result in a material liability to the Acquired Companies (taken as a whole), all contributions, premiums or payments required to be made with respect to any Employee Benefit Plan (other than Foreign Benefit Plans) have been made on or before their due dates.

(f) Neither the execution, delivery or performance of this Agreement or the consummation of the Merger or any of the other Contemplated Transactions (either alone or in combination with another event, whether contingent or otherwise) will: (i) entitle any current or former employee, consultant or director of any of the Acquired Companies to any bonus, severance, change in control or other payment or to any increase therein upon any termination of employment or service; (ii) materially increase the benefits payable or provided to, or result in a forgiveness of indebtedness for, any such employee, consultant or director; (iii) accelerate the vesting, funding or time of payment of any compensation, Company Equity Award or any other benefit; (iv) result in any payments under any Employee Benefit Plan that would not be deductible under Section 280G of the Code); or (v) cause the application of an accelerated or additional tax under Section 409A of the Code.

(g) Except as would not result in a material liability to the Acquired Companies (taken as a whole), with respect to each Foreign Benefit Plan, (i) all employer and employee contributions to each Foreign Benefit Plan required by applicable Legal Requirement or by the terms of such Foreign Benefit Plan have been made, or, if applicable, accrued in accordance with normal accounting practices; (ii) the fair market value of the assets of each funded Foreign Benefit Plan, the liability of each insurer for any Foreign Benefit Plan funded through insurance or the book reserve established for any Foreign Benefit Plan, together with any accrued contributions, is sufficient in all material respects to procure or provide for the benefits determined on an ongoing basis accrued to the date of this Agreement with respect to all current and former participants under such Foreign Benefit Plan, according to the actuarial assumptions and valuations most recently used to determine employer contributions to such Foreign Benefit Plan, and no transaction shall cause such assets or insurance obligations to be less than such benefit obligations; (iii) each Foreign Benefit Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities and is approved by any applicable taxation authorities to the extent such approval is required; and (iv) has been established, administered and operated in all material respects in accordance with its terms and compliance with all applicable Legal Requirements.

(h) The Company has Made Available to Parent a list of all employees of each of the Acquired Companies as of May 28, 2015, which list correctly reflects, in all material respects, their wage or salary, any other compensation payable to them (including compensation payable pursuant to bonus, deferred compensation, commission or severance arrangements), their dates of employment and their positions, applicable classification, work location by country (or by state, for those located in the U.S.) and current status.

(i) None of the Acquired Companies is a party to any collective bargaining agreement or other Contract with a labor organization or works council representing any of its employees and there are no labor organizations or works councils representing, purporting to represent or, to the knowledge of the Company, seeking to represent any employees of any of the Acquired Companies. There is no strike, slowdown, work stoppage, lockout, job action, or other labor dispute pending, or to the knowledge of the Company, threatened, as of the date of this Agreement, or question concerning representation, by or with respect to any of its employees. All of the employees of the Acquired Companies providing services in the United States are “at will” employees and all of the employment contracts of the employees of the Acquired Companies providing services outside the United States are in writing and may be terminated by three months’ notice or less given at any time without giving rise to any claim for contractual severance pay (other than a statutory redundancy payment or statutory or legally required compensation under any applicable Legal Requirements). The Company has Made Available to Parent or its advisors accurate and complete copies of all employee manuals and handbooks, disclosure materials, policy statements and written particulars of employment relating to the employment of the employees of the Acquired Companies (in each case as in effect on the date of this Agreement).

(j) Each of the Acquired Companies: (i) is in compliance in all material respects with all applicable Legal Requirements and any order, ruling, decree, judgment or arbitration award of any court, arbitrator or any Governmental Body respecting employment, employment practices, terms and conditions of employment, wages, hours or other labor related matters, including the WARN Act (in the United States) and other applicable Legal Requirements, judgments and awards relating to discrimination, equal employment opportunity, wages and hours, labor relations, leave of absence requirements, and occupational health and safety, wrongful discharge or violation of the personal rights of employees, former employees or prospective employees; (ii) except as would result in a material liability to the Acquired Companies (taken as a whole), has withheld and reported all amounts required by agreement or applicable Legal Requirement to be withheld and reported with respect to wages, salaries and other payments to any Company Associates; (iii) has no material liability for any arrears of wages or any Taxes or any penalty for failure to comply with any of the foregoing; and (iv) has no material liability for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Body with respect to unemployment compensation benefits, social security or other benefits or obligations for any current or former employees, consultants or directors (other than routine payments to be made in the normal course of business).

(k) Except as would not result in a material liability to the Acquired Companies (taken as a whole), all individuals who are performing consulting or other services for any of the Acquired Companies were classified correctly as “independent contractors,” “contingent workers,” “third party workers” or “employees,” as required by applicable Legal Requirements.

(l) Except as would not result in a material liability to the Acquired Companies, taken as whole, as of the date of this Agreement, there are no Legal Proceedings or labor disputes or grievances pending, or to the knowledge of the Company, threatened or reasonably anticipated relating to any employment contract, wages and hours, leave of absence, plant closing notification, employment statute or regulation, collective bargaining agreement, work council agreement or any other labor union contract, employee privacy right, labor dispute, workers’ compensation policy or long-term disability policy, safety or discrimination matters involving any former or current employees, consultants or directors of any of the Acquired Companies. There is no charge or other action pending or, to the knowledge of the Company, threatened before the U.S. Equal Employment Opportunity Commission, any court, or any other Governmental Body with respect to the employment practices of any Acquired Company, other than charges or actions, individually or in the aggregate, that would not (i) prevent or materially delay consummation of the Merger; or (ii) if adversely determined, result in material liability to any Acquired Company. There is no obligation to obtain the consent of any works council or other employee representative body to enter into this Agreement or to consummate the Merger.

2.16 Environmental Matters. Except as would not have a Company Material Adverse Effect: (i) each of the Acquired Companies is and has at all times been in compliance with all applicable Environmental Laws; (ii) to the knowledge of the Company, none of the properties currently owned, leased or operated by any of the Acquired Companies (including soils and surface and ground waters) are Contaminated with any Materials of Environmental Concern; (iii) to the knowledge of the Company, none of the properties formerly owned, leased or operated by any of the Acquired Companies (including soils and surface and ground waters) are Contaminated with any Materials of Environmental Concern; (iv) none of the Acquired Companies has received any written notice, letter or request for information stating that it may be in violation of Environmental Laws, or liable under any Contract, or pursuant to Environmental Law, for any Contamination by Materials of Environmental Concern, and any allegations of current or historical non-compliance with Environmental Laws, or liability under Environmental Laws, has been resolved to the satisfaction of the relevant Governmental Body; and (v) each Acquired Company possesses and is and has been in compliance with, all Governmental Authorizations required under applicable Environmental Laws (“Environmental Permits”). The Company has Made Available to Parent all material Phase 1 environmental site assessments and environmental compliance audits that identify significant environmental liabilities of an Acquired Company relating to any real property currently or formerly owned, operated, controlled or leased by any of the Acquired Companies that are in the possession of the Company.

2.17 Insurance.

(a) Each Acquired Company is, and continually since the later of January 1, 2012, or the date of acquisition by the Company of such Subsidiary of the Company have been, insured against such losses and risks and in such amounts as are customary in the businesses in which they are engaged, except where the failure to be so insured would not have a Company Material Adverse Effect.

(b) Except as would not have a Company Material Adverse Effect, with respect to each such insurance policy: (i) the policy is legal, valid, binding and enforceable in accordance with its terms and, except for policies that have expired under their terms in the ordinary course, is in full force and effect; (ii) no Acquired Company is in material breach or material default (including any such breach or default with respect to the payment of premiums or the giving of notice or both), and (iii) to the knowledge of the Company, no insurer on the policy has been declared insolvent or placed in receivership, conservatorship or liquidation.

(c) At no time since January 1, 2012 has any Acquired Company been denied any insurance or indemnity bond coverage, except as would not have a Company Material Adverse Effect. As of the date of this Agreement, there is no pending material claim by any Acquired Company under any insurance policy.

2.18 Transactions with Affiliates. There are no existing contracts, transactions, indebtedness or other arrangements, or any related series thereof, between any Acquired Company, on the one hand, and any of the directors, officers or other Affiliates of an Acquired Company, on the other hand.

2.19 Legal Proceedings; Orders.

(a) As of the date of this Agreement, there is no pending Legal Proceeding (or, to the knowledge of the Company, investigation or inquiry by any Governmental Body), and,

to the knowledge of the Company, no Person has threatened to commence any Legal Proceeding that (i) would be material to the Acquired Companies taken as a whole; or (ii) causes or requires (or purports to cause or require) Parent or any of its Affiliates (other than any of the Acquired Companies) to (A) grant to any third party any license, covenant not to sue, release, immunity or other right with respect to or under any of the Intellectual Property Rights owned by Parent or any of its Affiliates; or (B) be obligated to pay any royalties or other amounts, or offer any discounts, to any third party.

(b) As of the date of this Agreement, no Acquired Company nor any of the assets owned or used by any of the Acquired Companies, is subject to any settlement agreement or similar written agreement with any Governmental Body that would prevent or materially delay consummation of the Contemplated Transactions have a Company Material Adverse Effect.

(c) Except as would not be material to the Acquired Companies, taken as a whole, there are not currently pending, nor have there been since January 1, 2012, any internal investigations conducted by any Acquired Company, the board of directors of the Company (or any committee thereof) or, to the knowledge of the Company, any third party at the request of any of the foregoing concerning any financial, accounting, tax or other misfeasance or malfeasance, conflict of interest, illegal activity, or fraudulent or deceptive conduct involving any of the Acquired Companies or their respective officers or employees.

(d) As of the date of this Agreement, there is no material Legal Proceeding that any Acquired Company intends to initiate.

2.20 Authority; Binding Nature of Agreement. The Company has all necessary corporate right, power and authority to enter into and to perform its obligations under this Agreement, subject only to adoption of this Agreement by the Requisite Stockholder Approval. The board of directors of the Company (at a meeting duly called and held) as of the date of this Agreement has unanimously: (a) determined that the Merger is fair to, and in the best interests of, the Company and its stockholders; (b) declared this Agreement, the Merger and the other Contemplated Transactions advisable; and (c) resolved to make the Company Board Recommendation, and as of the date of this Agreement such board resolutions have not been rescinded, modified or withdrawn in any way (other than as permitted by this Agreement). The execution and delivery of this Agreement by the Company and the consummation by the Company of the Contemplated Transactions have been duly authorized by all necessary corporate action on the part of the Company, subject only to adoption of this Agreement by the Requisite Stockholder Approval. This Agreement constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the Enforceability Exceptions.

2.21 Inapplicability of Anti-takeover Statutes. There are no “fair price,” “moratorium,” “control share acquisition,” “business combination” or other similar anti-takeover statutes or regulations enacted under the DGCL (each, a “Takeover Statute”) applicable to any Acquired Company, the Merger or any of the other Contemplated Transactions including any Takeover Statute that would limit or restrict Parent or any of its Affiliates from exercising its ownership of shares of Company Common Stock acquired in the Merger.

2.22 Vote Required. The affirmative vote of the holders of a majority of the shares of Company Common Stock outstanding on the record date for the Company Stockholders’ Meeting (the “Requisite Stockholder Approval”) is the only vote of the holders of any class or series of the Company’s capital stock necessary to adopt this Agreement, approve the Merger or consummate the Contemplated Transactions.

2.23 Non-Contravention; Consents.

(a) None of the execution, delivery or performance of this Agreement or the consummation of the Merger or any of the other Contemplated Transactions will: (i) contravene, conflict with or result in a violation of any of the provisions of the certificate of incorporation, bylaws or other charter or organizational documents of any of the Acquired Companies; (ii) contravene or conflict with in any respect, or result in a violation of, any applicable Legal Requirement or any order, writ, injunction, judgment or decree to which any of the Acquired Companies, or any of the assets owned or used by any of the Acquired Companies, is subject; (iii) contravene or conflict with in any respect or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by any of the Acquired Companies or that otherwise relates to the business of any of the Acquired Companies or to any of the assets owned or used by any of the Acquired Companies; (iv) contravene or conflict with in any respect or result in a violation or breach of, or result in a default under, any provision of any Material Contract, or give any Person the right (with or without notice or lapse of time) to: (A) declare a default or exercise any remedy under any such Material Contract; (B) accelerate the maturity or performance of any such Material Contract; or (C) cancel, terminate or modify in any material respect any term of such Material Contract; (v) result in the loss or impairment of, or imposition Encumbrance upon or with respect to any asset owned or used by any of the Acquired Companies or any of the Acquired Companies’ right to own or use any Company Intellectual Property; (vi) result in the release, disclosure or delivery of any Company Intellectual Property by or to any escrow agent or other Person; or (vii) result in the grant, assignment or transfer to any other Person of any license, covenant, release, immunity or other right or interest under, in or to any of the Company Intellectual Property, except with respect to clauses “(ii)” through “(v),” for any such contraventions, conflicts, violations, breaches, defaults or other occurrences that would not have a Company Material Adverse Effect or a material adverse effect on the ability of the Company to consummate the Contemplated Transactions.

(b) Except as may be required by the Exchange Act, the Securities Act, state securities or “blue sky” laws, the DGCL, the HSR Act, any foreign antitrust or competition-related Legal Requirement and the rules and regulations of The NASDAQ Stock Market, none of the Acquired Companies was, is or will be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with the execution, delivery or performance of this Agreement by the Company or the consummation of the Merger or any of the other Contemplated Transactions.

2.24 Fairness Opinion. On or prior to the date of this Agreement, the board of directors of the Company has received the opinion (the “Fairness Opinion”) of Goldman, Sachs & Co., financial advisor to the Company (the “Company Financial Advisor”), to the effect that, as of the date of the Fairness Opinion and based upon and subject to the factors and assumptions set forth therein, the $54.00 per share of Company Common Stock to be received by the holders of Company Common Stock (other than Parent or its Affiliates) in the Merger is fair to such holders from a financial point of view. The Company shall be authorized by the Company Financial Advisor to include an accurate and complete copy of the Fairness Opinion in the Proxy Statement.

2.25 Financial Advisor. Except for the Company Financial Advisor, no broker, finder or investment banker is entitled to any brokerage fee, finder’s fee, opinion fee, success fee, transaction fee or other fee or commission in connection with the Contemplated Transactions based upon arrangements made by or on behalf of any of the Acquired Companies. The Company has furnished to Parent accurate and complete copies of all agreements under which any such fees, commissions, expenses or other amounts have been paid or may become payable (and describing any such fees, commissions, expenses or other amounts) and all indemnification and other agreements related to the engagement of the Company Financial Advisor.

2.26 Restrictions on Business Activities. Except for those Contracts, orders, writs, injunctions, judgments or decrees set forth in Section 2.26 of the Disclosure Schedule, no Acquired Company is a party to, and no asset of the Acquired Companies that is material to the Acquired Companies taken as a whole is bound by, any Contract, order, writ, injunction, judgment or decree that: (a) restricts in any material respect or prohibits an Acquired Company from: (i) competing with any other Person; (ii) acquiring any product or other asset or any services from any other Person; (iii) developing, selling, supplying, distributing, offering, supporting or servicing any product or any Technology or other asset to or for any other Person; (iv) performing services for any other Person; or (v) engaging in a material aspect of the Company’s business anywhere in the world, with any person, or during any period of time; (b) grants a right of first refusal, first offer or similar right with respect to a material asset or material aspect of the Company’s business; or (c) will or purports to restrict or prohibit in a material respect Parent or its affiliates (other than the Company or the Surviving Corporation or any of their respective Subsidiaries) from engaging in any business that they would otherwise have been permitted to engage in absent the Contemplated Transactions.

2.27 Proxy Statement. None of the information supplied by any of the Acquired Companies for inclusion or incorporation by reference in the Proxy Statement will, at the date of mailing to stockholders of the Company or at the time of the Company Stockholders’ Meeting (or any adjournment or postponement thereof), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied by Parent or any Acquired Company or any of their Representatives for inclusion in the Proxy Statement or any other document required to be filed by the Company with the SEC or disseminated to the Company’s stockholders in connection with this Agreement and the Contemplated Transactions.

Section 3. REPRESENTATIONS AND WARRANTIES OF PARENT AND ACQUISITION SUB

Except as disclosed in any document filed with the SEC on or after January 1, 2014 and prior to the date of this Agreement and publicly available on EDGAR (excluding any disclosures set forth in any section of any such document entitled “Risk Factors” or “Forward-Looking Statements” or any other disclosures included in such document that are general, cautionary, predictive or forward-looking in nature), Parent and Acquisition Sub represent and warrant to the Company as follows:

3.1 Valid Existence. Each of Parent and Acquisition Sub is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware.

3.2 Authority; Binding Nature of Agreement. Parent and Acquisition Sub have all necessary corporate right, power and authority to perform their obligations under this Agreement, and the execution, delivery and performance by Parent and Acquisition Sub of this Agreement have been duly authorized by any necessary action on the part of Parent and Acquisition Sub (subject to, in the case of the Merger, obtaining the vote or consent of Parent as sole stockholder of Acquisition Sub) and their respective boards of directors. Assuming the due authorization, execution and delivery of this Agreement by the Company, this Agreement constitutes the legal, valid and binding obligation of Parent and Acquisition Sub, enforceable against them in accordance with its terms, subject to the Enforceability Exceptions.

3.3 Non-Contravention. Neither the execution and delivery of this Agreement by Parent and Acquisition Sub nor the consummation by Parent and Acquisition Sub of the Merger will: (a) conflict with any provision of the certificate of incorporation or bylaws of Parent or Acquisition Sub; (b) result in a default by Parent or Acquisition Sub under any Contract to which Parent or Acquisition Sub is a party, except for any default that will not have a material adverse effect on Acquisition Sub’s ability to consummate the Merger; or (c) result in a violation by Parent or Acquisition Sub of any order, writ, injunction, judgment or decree to which Parent or Acquisition Sub is subject, except for any violation that will not have a material adverse effect on Acquisition Sub’s ability to consummate the Merger.

3.4 Financing. At the Effective Time, Parent will have the funds necessary to satisfy all of Parent’s and Acquisition Sub’s obligations under this Agreement, including to pay the aggregate Merger Consideration and to pay all amounts payable pursuant to Section 1.

3.5 Absence of Litigation. As of the date of this Agreement, there is (a) no Legal Proceeding pending and (b) to the knowledge of Parent, (i) no inquiry or investigation by any Governmental Body pending and (ii) no Legal Proceeding, inquiry or investigation by any Governmental Body threatened in writing against Parent, any Subsidiary of Parent, or any property or asset of Parent, or any Subsidiary of Parent, that, individually or in the aggregate, is reasonably likely to prevent the consummation of any of the Contemplated Transactions or otherwise prevent Parent or Acquisition Sub from performing their material obligations under this Agreement or seeks to materially delay or prevent the consummation of the Merger and the other Contemplated Transactions. Neither Parent nor any Subsidiary of Parent nor any property or asset of Parent or any Subsidiary of Parent is subject to any settlement agreement or similar written agreement with, any Governmental Body, or any order of any Governmental Body that is reasonably likely to prevent consummation of the Merger or otherwise prevent Parent or Acquisition Sub from performing their material obligations under this Agreement.

3.6 Ownership of Shares of Company Common Stock. Neither Parent nor Acquisition Sub is, nor at any time during the last three years has it been, an “interested stockholder” of the Company as defined in Section 203 of the DGCL (other than as contemplated by this Agreement). None of Parent, Acquisition Sub or any of their respective Subsidiaries beneficially owns any shares of Company Common Stock.

3.7 Acquisition Sub. All of the outstanding capital stock of Acquisition Sub is owned directly by Parent. Except for obligations or liabilities incurred in connection with its incorporation or organization or the negotiation and consummation of this Agreement and the Contemplated Transactions, Acquisition Sub has not incurred any obligations or liabilities, and has not engaged in any business or activities of any type or kind whatsoever or entered into any Contracts or arrangements with any Person.

3.8 Disclosure. None of the information to be supplied by or on behalf of Parent to the Company specifically for inclusion in the Proxy Statement will, at the time the Proxy Statement is mailed to the stockholders of the Company or at the time of the Company Stockholders’ Meeting (or any adjournment or postponement thereof), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading.

Section 4. CERTAIN COVENANTS OF THE COMPANY

4.1 Access and Investigation.

(a) During the period from the date of this Agreement through the earlier of the Effective Time or the date of termination of this Agreement (the “Pre-Closing Period”), the Company shall, and shall cause the respective Representatives of the Acquired Companies to, provide Parent and Parent’s Representatives (including Parent’s financing sources and prospective financing sources and their respective advisors and representatives) with reasonable access, during normal business hours and upon reasonable advance notice, to the Acquired Companies’ Representatives, assets, properties, offices, plants and other facilities, and books and records, and shall furnish Parent and Parent’s Representatives with such financial, operating and other data and information (including (1) all operations, documents and information related to conflict minerals; (2) the work papers of the Company’s accountants, subject to the prior consent of such accountants, which consent the Company shall use its reasonable best efforts to obtain as soon as practicable; (3) information regarding any works council or other employee representative body, including any consultation notice or consent required therefrom; (4) information relating to any new standards-setting organization, university or industry bodies or consortia, or other multi-party special interest groups or activities, that any Acquired Company enters into, commences participation in, establishes or joins; and (5) information regarding any event, occurrence, claim or Legal Proceeding that, if such event, occurrence, claim or Legal Proceeding had arisen prior to the date of this Agreement, would have constituted or resulted in a breach of, or would have been required to be disclosed under, any of Sections 2.8(i)(ii), 2.8(i)(iii), 2.8(i)(iv), 2.8(q) and 2.19(a)) as Parent, through Parent’s Representatives, may reasonably request, as long as these actions are in compliance with all applicable data privacy/protection Legal Requirements; provided, however, that, the Acquired Companies will be under no obligation to provide Parent and its Representatives with any such access or information if: (i) in the reasonable good faith judgment of the Company, the information is subject to confidentiality obligations to a third party; (ii) disclosure of any such information or document would result in the loss of attorney-client privilege of the Acquired Companies; or (iii) constitute a violation of applicable Legal Requirements, provided further, however, that with respect to clauses “(i)” through “(iii),” the Acquired Companies, as applicable, shall use their commercially reasonable efforts to: (A) obtain the required consent of any such third party to provide such inspection or disclosure; (B) develop an alternative to providing such information so as to address such matters that is reasonably acceptable to Parent and the Company; and (C) in the case of clauses “(ii)” and “(iii),” utilize the procedures of a joint defense agreement or implement such other techniques if the parties determine that doing so would reasonably permit the disclosure of such information without violating applicable Legal Requirements or jeopardizing such attorney-client privilege.

(b) Promptly following the date of this Agreement, the Company will use its reasonable best efforts to provide Parent with a list of (and copies of, to the extent not previously Made Available by the Company) all Contracts, orders, writs, injunctions, judgments or decrees to which any Acquired Company is a party to, or to which any asset of the Acquired Companies that is material to the Acquired Companies, taken as a whole, is bound, that restricts in any material respect or prohibits in any material respect any Acquired Company from soliciting, hiring or retaining any Person as an employee, consultant or independent contractor.

4.2 Operation of the Company’s Business.

(a) During the Pre-Closing Period: (i) the Company shall cause each of the Acquired Companies to conduct, in all material respects, its business and operations in the ordinary course of business consistent with past practices; and (ii) the Company shall use reasonable best efforts to cause each Acquired Company to (A) preserve intact its current business organization; (B) other than for routine terminations in the ordinary course of business consistent with past practices, keep available the services of its current officers, consultants and employees; and (C) maintain its relations and goodwill with suppliers, customers, producers, strategic partners, landlords, creditors, licensors, licensees, employees and other Persons having material business relationships with such Acquired Company.

(b) Without limiting the generality of the foregoing, during the Pre-Closing Period, except as set forth in Section 4.2(b) of the Disclosure Schedule, the Company shall not (without the prior written consent of Parent, which consent will not be unreasonably withheld, conditioned or delayed), and shall not permit any of the other Acquired Companies to:

(i) except for regular quarterly cash dividends consistent with past practices and in an amount not to exceed $0.18 per share of Company Common Stock, declare, accrue, set aside or pay any dividend or make any other distribution (whether in cash, stock or otherwise) in respect of any shares of capital stock;

(ii) repurchase, redeem or otherwise reacquire any shares of capital stock or other securities or rights, warrants or options to acquire any such shares or securities, other than: (A) the acquisition by the Company of shares of Company Common Stock in connection with the surrender of shares of Company Common Stock by holders of Company Options in order to pay the exercise price of the Company Options; (B) the withholding of shares of Company Common Stock to satisfy Tax obligations with respect to awards granted pursuant to the Company Equity Incentive Plans; and (C) the acquisition by the Company of Company Equity Awards in accordance with their terms in effect as of the date of this Agreement in connection with the forfeiture of such awards;

(iii) sell, issue, grant or authorize the issuance or grant of, or materially amend the terms of any (A) capital stock or other security; (B) option, restricted stock unit, restricted stock award or other equity-based compensation award (whether payable in cash, stock or otherwise) call, warrant or right to acquire any capital stock or other security; or (C) instrument convertible into or exchangeable for any capital stock or other security, except that in each case: (1) the Company may issue shares of Company Common Stock (x) upon the exercise, vesting or settlement of Company Equity Awards in accordance with their terms and (y) subject to Section 4.4(g), pursuant to the ESPP; and (2) the Company may grant Company Options (having an exercise price not less than the fair market value of the Company Common Stock covered by such options determined as of the time of the grant of such options), Company RSUs and Company PRSUs in accordance with disclosure set forth on Section 4.2(b)(iii) of the Disclosure Schedule;

(iv) split, divide, subdivide, combine, consolidate or reclassify any of its capital stock or issue or authorize the issuance of any securities in lieu of or in substitution for shares of its capital stock;

(v) adopt, approve or implement any “poison pill” or similar rights plan or related agreement;

(vi) amend or permit the adoption of any amendment to its certificate of incorporation or bylaws or other charter or organizational documents, or effect or become a party to any merger, consolidation, share exchange, business combination, amalgamation, recapitalization or similar transaction;

(vii) make, authorize or make any commitment with respect to any capital expenditures other than in a manner that is materially consistent with the capital expenditure budget set forth in Section 4.2(b)(vii) of the Disclosure Schedule;

(viii) make or direct to be made any capital investments other than in the ordinary course of business consistent with past practices, or make or direct to be made any equity investments in any Entity; provided, however, that this clause “(viii)” does not prevent the Company from making passive investments in mutual funds or other similar passive investments for money management purposes or in connection with the administration of Employee Benefit Plans;

(ix) other than in the ordinary course of business consistent with past practices: (A) enter into any Contract that would be a Material Contract if such Contract had been entered into prior to the date of this Agreement; (B) amend, modify, waive any rights under or consent to the termination of any Material Contract; or (C) waive, release or consent to the termination of any other material claims or rights of material value to the Acquired Companies;

(x) enter into any Contract for foundry services or amend or modify any Contract for foundry services existing as of the date of this Agreement;

(xi) enter into any Contracts: (A) under which any Acquired Company grants or agrees to grant to any third party any assignment, license, covenant, release, immunity or other right with respect to any material Intellectual Property or material Intellectual Property Rights (other than licenses of Intellectual Property or Intellectual Property Rights granted to customers or other third parties in the ordinary course of business consistent with past practices); or (B) that will or would purport to cause or require: (1) any Acquired Company, or Parent or any of Parent’s Affiliates, to grant to any third party any license, covenant, release, immunity or other right with respect to or under any of the Intellectual Property or Intellectual Property Rights of Parent or any of its Affiliates (other than the Acquired Companies); or (2) Parent or any of Parent’s Affiliates to be obligated to pay any royalties or other amounts, or offer any discounts, to any third party;

(xii) enter into any material Contract with any new or existing suppliers or customers other than on terms that are materially consistent with the Company’s past contracting practices with similarly situated suppliers or customers, as applicable;

(xiii) (A) acquire, lease, license or otherwise obtain (including by merger, consolidation or acquisition of stock or assets or any other business combination) any right or other asset from any other Person or sell or otherwise dispose of, or lease, license, grant any covenant with respect to or otherwise convey any right or other asset to (including by merger, consolidation or disposition of stock or assets or any other business combination) any other Person (except in each case for immaterial assets acquired, leased, licensed or disposed of by the Acquired Companies in the ordinary course of business consistent with past practices); or (B) waive or relinquish any material right (it being understood that all Company Intellectual Property shall be further subject to the restrictions set forth in Section 4.2(b)(xi));

(xiv) (A) enter into any Contract to purchase or sell any interest in real property; (B) grant any security interest in any real property; or (C) enter into any lease, sublease, license or other occupancy agreement with respect to any real property;

(xv) (A) incur any indebtedness for borrowed money, issue or sell any debt securities or rights to acquire any debt securities of the Acquired Companies, guarantee any such indebtedness or any debt securities of another Person or enter into any “keep well” or other agreement to maintain any financial statement condition of another Person, other than: (1) any such indebtedness incurred, assumed or otherwise entered into in the ordinary course of business consistent with past practices (including any borrowings under the Company’s existing credit facilities and in respect of letters of credit) for additional amounts after the date of this Agreement; and (2) any such indebtedness incurred in connection with the refinancing of any indebtedness existing on the date of this Agreement or permitted to be incurred, assumed or otherwise entered into hereunder; (B) make any loans to any Person, other than: (1) to the Company Subsidiaries; or (2) for employee loans or advances for travel and reasonable business expenses and extended payment terms for customers, in each case subject to applicable Legal Requirements and only in the ordinary course of business consistent with past practices; or (C) invest any excess cash (or reinvest any matured investments) of the Acquired Companies in any type of investment or security in a manner that is not in compliance with the Company’s investment policy in effect on the date of this Agreement and Made Available to Parent;

(xvi) (A) except as may be required by applicable Legal Requirements, establish or adopt any collective bargaining agreement or works council agreement; or (B) except (x) as may be required by applicable Legal Requirements or (y) in the ordinary course of business, terminate or amend any collective bargaining agreement or works council agreement;

(xvii) except (1) as may be required by applicable Legal Requirements; (2) as specifically contemplated by this Agreement or a Contract in effect on the date of this Agreement; (3) in accordance with Section 4.2(b)(xvii) of the Disclosure Schedule: (A) establish, adopt, terminate or amend any Employee Benefit Plan or any plan, practice, agreement, arrangement or policy that would be an Employee Benefit Plan if it was in existence on the date of this Agreement; (B) materially increase, individually or in the aggregate, the amount of compensation payable to any of its current directors, officers or employees; (C) grant or increase any severance or termination compensation or benefits payable or to be provided to any current or former directors or officers or, other than in the ordinary course of business consistent with past practices, employees, or grant or increase any change in control or retention compensation payable or to be provided to any current or former directors, officers or employees; or (D) accelerate the time of payment or vesting of, or the lapsing of restrictions with respect to, or fund or otherwise secure the payment of, any compensation or benefits under any Employee Benefit Plan;

(xviii) except in accordance with Section 4.2(b)(xviii) of the Disclosure Schedule or as permitted by Section 4.2(b)(xvii): (A) enter into any employment or consulting agreement with any existing or prospective employee or other service provider of the Acquired Companies (except for arrangements entered into in the ordinary course of business consistent with past practices that are either (a) terminable at will where permitted by applicable Legal Requirements or (b) consistent with the Company’s past practices with respect to notice periods, termination payments and similar provisions where at-will employment is not permitted by applicable Legal Requirements); or (B) hire any employee at the level of Senior Vice President or above;

(xix) announce, implement or effect any reduction in labor force, lay-off, early retirement program, severance program or other program or effort concerning the termination of employment of employees of the Acquired Companies, other than routine employee terminations in the ordinary course of business consistent with past practices;

(xx) other than as required by applicable Legal Requirement or GAAP, take any action, other than reasonable actions in the ordinary course of business consistent with past practices, with respect to accounting policies or procedures (including actions with respect to accounting periods and procedures with respect to the payment of accounts payable, collection of accounts receivable and the revaluation of any assets);

(xxi) (A) make, change or revoke any material Tax election; (B) settle or compromise any material Tax claim or liability; (C) change (or make a request to any Governmental Body to change) any material aspect of its method of accounting for Tax purposes; (D) enter into any closing agreement with respect to Taxes; (E) file any amended material Tax Return; (F) surrender any claim for a refund of a material amount of Taxes; or (G) destroy or dispose of any books and records with respect to Tax matters relating to periods beginning before the Effective Time and for which the statute of limitations is still open, if such election, change, revocation, settlement, compromise, agreement, amendment, surrender, destruction or disposition would have the effect of increasing the Tax liability of any Acquired Company for any period ending after the Effective Time or decreasing any Tax attribute of any Acquired Company existing on the Closing Date, in either case by an amount that is material individually or in the aggregate with all other similar amounts;

(xxii) commence or settle any material Legal Proceeding;

(xxiii) other than pursuant to written arrangements in effect on the date of this Agreement, enter into any material transaction with, or enter into, amend or otherwise modify any Contract or arrangement with, any of its executive officers or directors, excluding any employment, compensation or similar arrangements otherwise not prohibited pursuant to this Section 4.2(b);

(xxiv) (A) other than in the ordinary course of business consistent with past practices, enter into any Contract pursuant to which any Acquired Company grants to any other Person any non-competition, “most-favored nation”, exclusive marketing or other exclusive rights (other than non-solicitation agreements with respect to employees) of any type or scope, or that otherwise restricts or purports to restrict in a material respect an Acquired Company from engaging or competing in any material line of business in any location; or (B) enter into any Contract that, upon completion of the Merger, would restrict or purport to restrict Parent or any of its Subsidiaries (other than the Acquired Companies) from engaging or competing in any material line of business in any location;

(xxv) other than in the ordinary course of business consistent with past practices, enter into or amend any Contract with respect to joint ventures or joint developments of products or Intellectual Property;

(xxvi) enter into a new line of business that: (A) is material to the Acquired Companies taken as a whole; or (B) represents a category of revenue that is not discussed in Item 1 of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014;

(xxvii) terminate, cancel, amend or modify any insurance coverage policy maintained by the Acquired Companies that is not promptly replaced by a comparable amount of insurance coverage;

(xxviii) other than in the ordinary course of business consistent with past practices, enter into, commence participation in, establish or join any new standards-setting organization, university or industry bodies or consortia, or other multi-party special interest groups or activities, in each case that obligates or requires any Acquired Company to grant or agree to grant to any third party any assignment, license, covenant, release, immunity or other right with respect to any material Company Intellectual Property or any Intellectual Property Rights of Parent or any of its Affiliate (other than the Acquired Companies following the Merger);

(xxix) agree or commit to: (A) any fee, “profit sharing” payment or other consideration (including any increased rent payments or any other penalty), whether in cash or in any other form of consideration, in connection with any Consent from any Person relating to any Contract; or (B) provide any security interest with respect to any Contract;

(xxx) enter into any Government Contract that: (A) is inconsistent with the commercial item acquisition terms and conditions related to Intellectual Property set forth in Part 12 of the Federal Acquisition Regulation or agency supplements thereto; (B) other than in the ordinary course of business consistent with past practices, provides for any consulting services, research and development, joint development or funding by a Governmental Body (other than any university); (C) provides any Governmental Body rights other than those provided by standard commercial licenses; or (D) provides a Governmental Body any products or services that such Acquired Company does not otherwise make commercially available; or

(xxxi) agree or commit to take any of the actions described in clauses “(i)” through “(xxx)” of this
Section 4.2(b).

(c) Nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the Acquired Companies’ operations prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and the Company Subsidiaries’ respective operations.

(d) During the Pre-Closing Period, the Company shall promptly notify Parent orally and in writing: (i) upon becoming aware that any representation or warranty made by it in this Agreement has become untrue or inaccurate, or of any failure by the Company to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it pursuant to this Agreement, in each case if and only to the extent that such untruth, inaccuracy or failure would reasonably be expected to cause any of the conditions to the obligations of Parent and Acquisition Sub to consummate the Merger set forth in Section 6.2(a) or Section 6.2(b) to fail to be satisfied at the Closing; (ii) of any notice from any Person alleging that the Consent of such Person is or may be required in connection with the Merger; and (iii) of any Legal Proceeding commenced against any of the Acquired Companies that relates to the Merger. No notification given to Parent pursuant to this Section 4.2(d) shall limit or otherwise affect any of the representations, warranties or covenants of the Company contained in this Agreement or any of the remedies available to Parent hereunder.

(e) During the Pre-Closing Period, Parent shall promptly notify the Company orally and in writing: (i) upon becoming aware that any representation or warranty made by it or Acquisition Sub in this Agreement has become untrue or inaccurate, or of any failure by Parent or Acquisition Sub to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it pursuant to this Agreement, in each case if and only to the extent that such untruth, inaccuracy or failure would reasonably be expected to cause any of the conditions to the obligations of the Company to consummate the Merger set forth in Section 6.3(a) or Section 6.3(b) to fail to be satisfied at the Closing; and (ii) of any Legal Proceeding commenced against Parent or any of its Subsidiaries that relates to the Merger. No notification given to Parent pursuant to this Section 4.2(e) shall limit or otherwise affect any of the representations, warranties or covenants of Parent or Acquisition Sub contained in this Agreement or any of the remedies available to the Company hereunder.

(f) During the Pre-Closing Period, the Company shall cause each of the Acquired Companies to withdraw from, cease membership or affiliation with, or otherwise terminate relationships with, or restrict its activities with respect to, each standards-setting organization, university or industry body or consortia, or other multi-party special interest group (collectively, “Standards Bodies”), in each case as reasonably requested by Parent and to the extent the relevant Acquired Company has the legal or contractual ability to do so. To the extent the relevant Acquired Company does not have the legal or contractual ability to take an action requested by Parent under this Section 4.2(f), the Company shall cause each Acquired Company to use reasonable efforts to take all actions that limit the extension of any intellectual property obligations of the Standards Bodies to Parent, including, where necessary, by using reasonable efforts to obtain any consents necessary to permit it to take the requested action. It is the intent of Parent and the Company that any such withdrawal, cessation, termination or restriction take place as close as possible to the Closing and be conditioned on the Closing. The relevant Acquired Company may satisfy the requirements of this Section 4.2(f) by taking action reasonably calculated to be effective prior to the reasonably anticipated Closing Date, and where the relevant Acquired Company has the ability to do so, it may make any such withdrawal, cessation, termination or restriction contingent upon the Closing.

4.3 No Solicitation.

(a) Other than with respect to Parent or Acquisition Sub, during the Pre-Closing Period the Company shall not, and shall not authorize or permit any Acquired Company or any Representatives of the Acquired Companies to: (i) solicit, initiate, knowingly encourage or knowingly facilitate the making, submission or announcement of an Acquisition Proposal (or any proposal, offer or indication of interest that would be reasonably expected to lead to an Acquisition Proposal); (ii) furnish or otherwise provide access to any non-public information regarding any of the Acquired Companies to any Person in connection with or in response to an Acquisition Proposal; or (iii) engage in discussions or negotiations with any Person with respect to any Acquisition Proposal (except to refer such Person to these provisions).

(b) Notwithstanding anything to the contrary contained in this Agreement, prior to the time that the Requisite Stockholder Approval is obtained, nothing in this Agreement shall prohibit the Company from furnishing non-public information regarding the Acquired Companies to, or entering into discussions or negotiations with any Person and its Representatives in response to (and in connection with), a bona fide, written Acquisition Proposal that is submitted to the Company by such Person (and not withdrawn) if: (i) no Acquired Company and no Representative of any Acquired Company shall have breached Section 4.3(a) with respect to such Acquisition Proposal or such Person; (ii) the board of directors of the Company determines in good faith, after having taken into account the advice of an independent financial advisor of nationally recognized reputation and the Company’s outside legal counsel, that such Acquisition Proposal constitutes or is reasonably likely to lead to a Superior Offer; (iii) the board of directors of the Company determines in good faith, after having taken into account the advice of the Company’s outside legal counsel, that the failure to take such action would be inconsistent with its fiduciary obligations to the Company’s stockholders under applicable Legal Requirements of the State of Delaware; and (iv) at least two Business Days prior to furnishing any such non-public information to, or entering into discussions or negotiations with, such Person, the Company: (A) gives Parent written notice of the identity of such Person and of the Company’s intention to furnish non-public information to, or enter into discussions or negotiations with, such Person; and (B) receives from such Person, and delivers to Parent a copy of, an executed confidentiality agreement containing customary limitations on the use and disclosure of all non-public written and oral information furnished to such Person by or on behalf of the Acquired Companies and containing other confidentiality provisions no less favorable to the Company than the provisions of the Confidentiality Agreement (and that shall permit the Company to comply with the terms of Section 4.3(c)) and prior to or concurrently with furnishing any such non-public information to such Person, the Company furnishes such non-public information to Parent (to the extent that such non-public information has not been previously furnished by the Company to Parent). Without limiting the generality of the foregoing, the Company acknowledges and agrees that any action if taken by the Company or any other Acquired Company that would be a breach of the provisions set forth in the preceding sentence that is taken by any Representative of any of the Acquired Companies shall be deemed to constitute a breach of Section 4.3(a) by the Company.

(c) If the Company or any other Acquired Company or any of their respective Representatives receives an Acquisition Proposal or any request for non-public information in connection with an Acquisition Proposal at any time prior to the Requisite Stockholder Approval being obtained, then the Company shall promptly (and within 24 hours after receipt of such Acquisition Proposal or request is known to the board of directors of the Company or the Company’s Chief Executive Officer) advise Parent orally and in writing of such Acquisition Proposal or request (including the identity of the Person making or submitting such Acquisition Proposal or request, the material terms and conditions thereof, and, if available, copies of any written documentation received by such Acquired Company setting forth such terms and conditions). The Company shall keep Parent informed with respect to the status of any such Acquisition Proposal or request and any modification or proposed modification thereto and shall promptly (and in no event later than 24 hours) notify Parent orally and in writing if it determines to: (i) begin providing information in response to a request for non-public information in connection with an Acquisition Proposal; or (ii) engage in discussions or negotiations concerning an Acquisition Proposal pursuant to this Section 4.3. The Company shall provide Parent with 48 hours prior notice (or such lesser prior notice as is provided to the members of the board of directors of the Company) of any meeting of the board of directors of the Company at which the board is expected to consider any Acquisition Proposal, request for non-public information in connection with an Acquisition Proposal or Intervening Event.

(d) Promptly following the execution of this Agreement, except as contemplated by Section 4.3(b), the Company shall, shall cause the Subsidiaries of the Company to, and shall instruct the Representatives of the Acquired Companies to immediately cease and cause to be terminated any existing solicitation, encouragement, discussions or negotiations with any Person that relate to an Acquisition Proposal or request for non-public information in connection with an Acquisition Proposal.

(e) Promptly following the execution of this Agreement, the Company shall: (i) request each Person (other than Parent, Acquisition Sub and their Representatives) that has executed a confidentiality agreement or similar agreement in connection with its consideration of a possible Acquisition Proposal to return or destroy all confidential information heretofore furnished to such Person by or on behalf of any of the Acquired Companies; and (ii) except as contemplated by Section 4.3(b), prohibit any third party (other than Parent, Acquisition Sub and their Representatives) from having access to any physical or electronic data rooms relating to a possible Acquisition Proposal.

(f) Except as permitted by Section 4.3(g) or Section 4.3(h), neither the board of directors of the Company nor any committee thereof shall: (i) withdraw or modify in a manner adverse to Parent or Acquisition Sub, or publicly propose to withdraw or modify in a manner adverse to Parent or Acquisition Sub, the Company Board Recommendation (it being understood that the Company Board Recommendation shall be deemed to have been modified in a manner adverse to Parent if it shall no longer be unanimous) or resolve or agree to take any of the actions contemplated by this clause “(i)” (any action described in this clause “(i)” being referred to as an “Adverse Recommendation Change”); or (ii) approve, accept or recommend, or publicly propose to approve, accept or recommend, any Acquisition Proposal, or cause or permit the Acquired Companies to execute or enter into, any (A) letter of intent, memorandum of understanding or agreement in principle; (B) merger agreement; (C) acquisition agreement; (D) option agreement; (E) joint venture agreement; (F) partnership agreement; or (G) Contract providing for an Acquisition Transaction, in each case other than a confidentiality agreement referred to in Section 4.3(b)(iv)(B), or resolve or agree to take any of the actions contemplated by this clause “(ii)”.

(g) Notwithstanding anything to the contrary contained in Section 4.3(f) or elsewhere in this Agreement, the board of directors of the Company may, at any time prior to the adoption of this Agreement by the Requisite Stockholder Approval, make an Adverse Recommendation Change and/or cause the Company to terminate this Agreement in accordance with Section 7.1(h) if (and only if): (i) a bona fide, written Acquisition Proposal that did not result from a breach of the provisions of this Section 4.3 is made to the Company after the date of this Agreement and is not withdrawn; (ii) the board of directors of the Company determines in good faith, after having taken into account the advice of an independent financial advisor of nationally recognized reputation and the advice of the Company’s outside legal counsel, that such Acquisition Proposal constitutes a Superior Offer, and that, in light of such Superior Offer, the failure to make an Adverse Recommendation Change and/or terminate this Agreement in accordance with Section 7.1(h) would be inconsistent with its fiduciary obligations to the Company’s stockholders under applicable Legal Requirements of the State of Delaware (it being understood that the actions of the board of directors of the Company in making and disclosing (to the extent legally required) such determination shall not be considered to be an Adverse Recommendation Change or to violate Section 4.3(f)); (iii) prior to effecting such Adverse Recommendation Change or terminating this Agreement in accordance with Section 7.1(h), the board of directors of the Company shall have given Parent at least five Business Days’ prior written notice (it being understood that such notice and the actions of the board of directors of the Company in authorizing and disclosing (to the extent legally required) such notice shall not be considered to be an Adverse Recommendation Change or to violate Section 4.3(f)): (A) that it has received a Superior Offer that did not result from a breach of the provisions of this Section 4.3; (B) that it intends to make an Adverse Recommendation Change and/or terminate this Agreement in accordance with Section 7.1(h) as a result of such Superior Offer; and (C) specifying the material terms and conditions of such Superior Offer, including the identity of the Person making such offer (and attaching the most current version of any written offer or proposed Contract relating thereto, including, if the Company proposes to terminate this Agreement under Section 7.1(h), a copy of the proposed written, definitive acquisition agreement providing for the consummation of the transaction contemplated by such Superior Offer (such acquisition agreement, a “Specified Definitive Acquisition Agreement”)) (it being understood and agreed that any change to the consideration payable in connection with such Superior Offer or any other material modification thereto shall again require compliance with the terms of this Section 4.3(g) by the Company, except that the time periods in clauses “(iii)” and “(iv)” shall be two Business Days); (iv) during such five Business Day notice period, the Company engages (to the extent requested by Parent) in good faith negotiations with Parent to amend this Agreement in such a manner that the Acquisition Proposal no longer constitutes a Superior Offer; and (v) at the time of any Adverse Recommendation Change or termination of this Agreement under Section 7.1(h), the board of directors of the Company determines in good faith, after taking into account the advice of an independent financial advisor of nationally recognized reputation and the advice of the Company’s outside legal counsel, that the failure to make an Adverse Recommendation Change or terminate this Agreement under Section 7.1(h) would be inconsistent with the fiduciary obligations of the board of directors of the Company to the Company’s stockholders under applicable Legal Requirements of the State of Delaware in light of such Superior Offer (taking into account any changes to the terms of this Agreement proposed by Parent as a result of the negotiations required by clause “(iv)” or otherwise).

(h) Notwithstanding anything to the contrary contained in Section 4.3(f) or elsewhere in this Agreement, the board of directors of the Company may, at any time prior to the adoption of this Agreement by the Requisite Stockholder Approval, make an Adverse Recommendation Change if: (i) there shall occur or arise after the date of this Agreement an event, development or change in circumstances that relates to and is material to the Acquired

Companies (taken as a whole) (but does not relate to any Acquisition Proposal) that was not known to the board of directors or senior management of the Company on the date of this Agreement (or if known, the consequences of which are not known to or reasonably foreseeable by the board of directors or senior management of the Company), which event, development or change in circumstance, or any material consequences thereof, becomes known to the board of directors or senior management of the Company prior to the adoption of this Agreement by the Requisite Stockholder Approval and did not result from or arise out of the announcement or pendency of the Contemplated Transactions (any such material event, material development or material change in circumstances unrelated to an Acquisition Proposal being referred to as an “Intervening Event”); (ii) the board of directors of the Company determines in good faith, after having taken into account the advice of an independent financial advisor of nationally recognized reputation and the advice of the Company’s outside legal counsel, that, in light of such Intervening Event, the failure to make an Adverse Recommendation Change would be inconsistent with its fiduciary obligations to the Company’s stockholders under applicable Legal Requirements of the State of Delaware (it being understood that the actions of the board of directors of the Company in making and disclosing (to the extent legally required) such determination shall not be considered to be an Adverse Recommendation Change or to violate Section 4.3(f)); (iii) prior to effecting such Adverse Recommendation Change, the board of directors of the Company shall have given Parent three Business Days’ prior written notice (it being understood that such notice and the actions of the board of directors of the Company in authorizing and disclosing (to the extent legally required) such notice shall not be considered to be an Adverse Recommendation Change or to violate Section 4.3(f)): (A) containing a reasonably detailed description of such Intervening Event; and (B) stating that the board of directors of the Company intends to make an Adverse Recommendation Change in light of such Intervening Event; (iv) during such three Business Day notice period, the Company engages (to the extent requested by Parent) in good faith negotiations with Parent to amend this Agreement in such a manner that the failure to make an Adverse Recommendation Change would not be inconsistent with the fiduciary obligations of the board of directors of the Company to the Company’s stockholders under applicable Legal Requirements of the State of Delaware in light of such Intervening Event; and (v) at the time of any Adverse Recommendation Change, the board of directors of the Company determines in good faith, after taking into account the advice of an independent financial advisor of nationally recognized reputation and the advice of the Company’s outside legal counsel, that the failure to make an Adverse Recommendation Change would be inconsistent with the fiduciary obligations of the board of directors of the Company to the Company’s stockholders under applicable Legal Requirements of the State of Delaware in light of such Intervening Event (taking into account any changes to the terms of this Agreement proposed by Parent as a result of the negotiations required by clause “(iv)” or otherwise).

(i) Nothing contained in this Section 4.3 or elsewhere in this Agreement shall prohibit the board of directors of the Company from: (i) taking and disclosing to the Company’s stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or making a statement contemplated by Item 1012(a) of Regulation M-A or Rule 14d-9 under the Exchange Act; (ii) making any disclosure to the Company’s stockholders if the board of directors of the Company determines in good faith, after having taken into account the advice of the Company’s outside legal counsel, that failure to do so would be inconsistent with its fiduciary obligations to the Company’s stockholders under applicable Legal Requirements of the State of Delaware; or (iii) refering any Person to these provisions; provided, however, that this

Section 4.3(i) shall not be deemed to permit the board of directors of the Company to make an Adverse Recommendation Change or take any of the actions referred to in clause “(ii)” of Section 4.3(f) except, in each case, to the extent permitted by Section 4.3(g) and Section 4.3(h); provided, further, that in the case of both clause “(i)” and clause “(ii)” any such disclosure, other than a “stop, look and listen” communication or similar communication of the type contemplated by Section 14d-9(f) of the Exchange Act, shall be deemed to be an Adverse Recommendation Change unless the board of directors of the Company expressly publicly reaffirms the Company Board Recommendation in such disclosure.

(j) Unless such actions are taken in connection with a termination of this Agreement in accordance with Section 7.1(h), the Company shall not, except to the extent required by order of a court of competent jurisdiction, take any action to approve any transaction under, or any other third party becoming an “interested stockholder” under, Section 203 of the DGCL.

4.4 Company Equity Awards and ESPP.

(a) At the Effective Time, by virtue of the Merger and without any action on the part of Parent, the Company or any other parties, each Company Option that is then outstanding, unvested and held by a Continuing Service Provider and not described in the following sentence (a “Continuing Option”) shall be assumed by Parent. A Company Option shall not be considered a Continuing Option if the Company Option is subject to the Legal Requirements of a non-U.S. jurisdiction and Parent determines the Company Option may not be converted into a Continuing Option: (i) under a Legal Requirement of the relevant non-U.S. jurisdiction (including by reason of a failure to obtain any required regulatory consents or approvals after making reasonable best efforts); (ii) under the policies and practices of Parent with respect to the grant of equity awards in the relevant non-U.S. jurisdiction; or (iii) due to Parent’s administrative practices with respect to equity awards. Parent shall notify the Company at least 20 days (40 days, in the case of Company Options held by directors) prior to the Effective Time of the Company Options that will not be Continuing Options pursuant to the previous sentence. Each Continuing Option assumed by Parent shall continue to have, and be subject to the same terms and conditions of such option immediately prior to the Effective Time, including the vesting restrictions, except for administrative changes that are not adverse to the holder of the Continuing Option or to which the holder consents and except that: (A) each Continuing Option shall be exercisable for a number of shares of common stock of Parent (the “Parent Common Stock”) equal to the product of the number of shares of Company Common Stock that would be issuable upon exercise of the Continuing Option outstanding immediately prior to the Effective Time multiplied by a quotient obtained by dividing (a) the Merger Consideration; by (b) the average closing price of Parent Common Stock on The NASDAQ Stock Market for the five trading days immediately preceding (but not including) the Effective Time (the “Exchange Ratio”), rounded down to the nearest whole number of shares of Parent Common Stock; and (B) the per share exercise price for the Parent Common Stock issuable upon exercise of such assumed Continuing Option shall be equal to the quotient determined by dividing the per share exercise price for such Continuing Option outstanding immediately prior to the Effective Time by the Exchange Ratio, rounded up to the nearest whole cent; and (C) all references to the “Company” in the applicable Company Equity Incentive Plans and the applicable Company Option agreements shall be references to Parent. It is the intention of the parties that each Company Option so assumed by Parent shall qualify following the Effective Time as an incentive stock option as defined in Section 422 of the Code to the extent permitted under Section 422 of the Code and to the extent such Company Stock Option qualified as an incentive stock option prior to the Effective Time.

(b) By virtue of the Merger and without any action on the part Parent, the Company or any other parties, each Company Option that is outstanding and vested by its terms and each outstanding and unvested Company Option that is not a Continuing Option (each, a “Terminating Option”) shall be cancelled at the Effective Time and shall be converted automatically into the right to receive, as soon as practicable after the Effective Time, an amount in cash determined by multiplying (i) the excess, if any, of the Merger Consideration over the applicable exercise price of such option; by (ii) the number of Company Shares subject to each Terminating Option, less all applicable deductions and withholdings required by Legal Requirements to be withheld in respect of such payment. Each Terminating Option that is outstanding and unexercised immediately prior to the Effective Time that has an exercise price equal to or greater than the Merger Consideration shall be cancelled as of the Effective Time without consideration therefor and the holder of such Terminating Option shall cease to have any rights with respect thereto.

(c) At the Effective Time, by virtue of the Merger and without any action on the part of Parent, the Company or any other parties, each Company RSU that is then outstanding, unvested and held by a Continuing Service Provider and not described in the following sentence (a “Continuing RSU”) shall be assumed by Parent. A Company RSU shall not be considered a Continuing RSU if the Company RSU is subject to the Legal Requirements of a non-U.S. jurisdiction and Parent determines the Company RSU may not be converted into a Continuing RSU: (i) under a Legal Requirement of the relevant non-U.S. jurisdiction (including by reason of a failure to obtain any required regulatory consents or approvals after making reasonable best efforts); (ii) under the policies and practices of Parent with respect to the grant of equity awards in the relevant non-U.S. jurisdiction; or (iii) due to Parent’s administrative practices with respect to equity awards. Parent shall notify the Company at least 20 days prior to the Effective Time of the Company RSUs that shall not be Continuing RSUs pursuant to the previous sentence. Each Continuing RSU assumed by Parent shall continue to have, and be subject to, the same terms and conditions of such Company RSU immediately prior to the Effective Time, including the vesting restrictions, except for administrative changes that are not adverse to the holder of the Continuing RSU or to which the holder consents and except that: (A) each Company RSU shall cover a number of validly issued, fully paid and non-assessable shares of Parent Common Stock equal to the product of the number of Company Shares that would be issuable under the Company RSU immediately prior to the Effective Time multiplied by the Exchange Ratio, rounded down to the nearest whole number of shares of Parent Common Stock; and (B) all references to the “Company” in the applicable Company Equity Incentive Plans and applicable Company RSU agreements shall be references to Parent.

(d) By virtue of the Merger and without any action on the part Parent, the Company or any other parties, each Company RSU that is not a Continuing RSU outstanding immediately prior to the Effective Time shall be canceled at the Effective Time (each, a “Terminating RSU”). Each holder of a Terminating RSU shall be eligible to receive at the Effective Time an amount in cash (without interest) equal to (i) the Merger Consideration;

multiplied by (ii) the number of Company Shares subject to each Terminating RSU, less all applicable deductions and withholdings required by Legal Requirements to be withheld in respect of such payment.

(e) At the Effective Time, by virtue of the Merger and without any action on the part of Parent, the Company or any other parties, each outstanding Company PRSU that is then outstanding, unvested and held by a Continuing Service Provider and not described in the following sentence (a “Continuing PRSU”) shall be assumed by Parent. A Company PRSU shall not be considered a Continuing PRSU if the Company PRSU is subject to the Legal Requirements of a non-U.S. jurisdiction and Parent determines the Company PSU may not be converted into a Continuing PRSU: (i) under a Legal Requirement of the relevant non-U.S. jurisdiction (including by reason of a failure to obtain any required regulatory consents or approvals after making reasonable best efforts); (ii) under the policies and practices of Parent with respect to the grant of equity awards in the relevant non-U.S. jurisdiction; or (iii) due to Parent’s administrative practices with respect to equity awards. Parent shall notify the Company at least 20 days prior to the Effective Time of the Company PRSUs that shall not be Continuing PRSUs pursuant to the previous sentence. Each Continuing PRSU assumed by Parent shall continue to have, and be subject to, the same terms and conditions of such Company PRSU immediately prior to the Effective Time, including the vesting restrictions, except for administrative changes that are not adverse to the holder of the Continuing PRSU or to which the holder consents and except that: (A) each Company PRSU shall cover a number of validly issued, fully paid and non-assessable shares of Parent Common Stock equal to the product of the number of Company Shares that would be issuable under the Company PRSU immediately prior to the Effective Time multiplied by the Exchange Ratio, rounded down to the nearest whole number of shares of Parent Common Stock; and (B) all references to the “Company” in the applicable Company Equity Incentive Plans and Company PRSU agreements shall be references to Parent.

(f) By virtue of the Merger and without any action on the part of Parent, the Company or any other parties, each Company PRSU that is not a Continuing PRSU outstanding immediately prior to the Effective Time shall be canceled at the Effective Time (each, a “Terminating PRSU”). Each holder of a Terminating PRSU shall be eligible to receive at the Effective Time an amount in cash (without interest) equal to (i) the Merger Consideration; multiplied by (ii) the number of Company Shares subject to each Terminating PRSU, less all applicable deductions and withholdings required by Legal Requirements to be withheld in respect of such payment.

(g) Subject to the consummation of the Merger, the ESPP shall terminate effective upon the Effective Time. Prior to the Effective Time: (i) the Company shall take all actions that may be necessary to: (A) cause any outstanding offering period underway as of the Effective Time under the ESPP to be terminated as of the last Business Day prior to the Effective Time (the “Offering Period”); (B) make any pro-rata adjustments that may be necessary to reflect the shortened offering period, but otherwise treat such shortened offering period as a fully effective and completed offering period for all purposes under the ESPP; (C) cause the exercise (as of the last Business Day prior to the Effective Time) of each outstanding purchase right under the ESPP; (D) ensure that no individual shall be permitted to make a new election to purchase shares in any current offering period (other than initial elections by newly-hired employees pursuant to, and in accordance with, the terms of the ESPP existing as of the date hereof) or increase such participant’s election to purchase shares in any current offering period; and (E) provide notice to participants in the ESPP describing the treatment of the ESPP pursuant to this Section 4.4(g); and (ii) the Company shall not amend, or take any action to amend, the ESPP to: (A) increase the maximum payroll deduction rate in effect as of the date hereof; or (B) allow participation by individuals who are not otherwise eligible to participate in the ESPP as of the date hereof.

(h) At the Effective Time, if Parent determines that it desires to do so, Parent may assume any or all of the Company Equity Incentive Plans or merge any such Company Equity Incentive Plan into any equity incentive plan of Parent. If Parent elects to so assume or merge any Company Equity Incentive Plan, then, under such Company Equity Incentive Plan, Parent shall be entitled to grant stock awards, to the extent permissible under applicable Legal Requirements, using the share reserves of such Company Equity Incentive Plan as of the Effective Time, except that: (i) stock covered by such awards shall be shares of Parent Common Stock; (ii) all references in such Company Equity Incentive Plan to a number of shares of Company Common Stock shall be deemed amended to refer instead to a number of shares of Parent Common Stock determined by multiplying the number of referenced shares of Company Common Stock by the Exchange Ratio, and rounding the resulting number down to the nearest whole number of shares of Parent Common Stock; and (iii) the board of directors of Parent or a committee thereof shall succeed to the authority and responsibility of the board of directors of the Company or any committee thereof with respect to the administration of such Company Equity Incentive Plan.

(i) Prior to the Effective Time, the Company shall take such actions, including providing notice (in a form reasonably satisfactory to Parent) to each holder of an outstanding award granted pursuant to any Company Equity Incentive Plan describing the treatment of such award in accordance with this Section 4.4.

(j) Parent shall take such actions relating to Company Equity Awards, including the reservation, issuance and listing of Parent Common Stock, as are reasonably necessary to effectuate the transactions contemplated by this Section 4.4. Parent shall prepare and file with the SEC a registration statement on Form S-8 (to the extent available) with respect to the Parent Common Stock subject to such Continuing Options, Continuing RSUs and Continuing PRSUs and shall use reasonable best efforts to have such registration statement declared effective as soon as reasonably practicable following the Closing Date, but in no event later than 10 Business Days following the Effective Time. It is intended that the treatment of Continuing Options, Continuing RSUs and Continuing PRSUs under this Section 4.4 shall cause such equity awards to remain exempt from or comply with Section 409A of the Code and this Section 4.4 shall be construed consistent with such intent.

Section 5. ADDITIONAL COVENANTS OF THE PARTIES

5.1 Proxy Statement. As promptly as practicable (and within 15 Business Days after the date of this Agreement, if practicable), the Company shall prepare and cause to be filed with the SEC the Proxy Statement. Parent shall provide, as promptly as reasonably practicable, such information regarding Parent and Acquisition Sub as is required and is reasonably requested by the Company for inclusion in the Proxy Statement. Other than with respect to an Adverse Recommendation Change and disclosures relating thereto, the Company shall consult with Parent and provide Parent and its counsel a reasonable opportunity to review and comment on the Proxy Statement and any amendments or supplements thereto (and to review and comment on any comments of the SEC or its staff on the Proxy Statement or any amendments or supplements thereto), and shall reasonably consider all comments made by Parent, prior to the filing thereof. The Company shall cause the Proxy Statement to comply with all applicable rules and regulations of the SEC and all other applicable Legal Requirements. The Company shall promptly provide Parent and its counsel with a copy or description of any comments received by the Company or its legal counsel from the SEC or its staff with respect to the Proxy Statement or any amendment or supplement thereto, and shall respond promptly to any such comments. Subject to compliance with applicable Legal Requirements, the Company shall cause the Proxy Statement to be mailed to the Company’s stockholders as promptly as practicable after the earlier of: (i) receiving notification that the SEC or its staff is not reviewing the Proxy Statement; and (ii) the conclusion of any SEC or staff review of the Proxy Statement. If any event relating to any of the Acquired Companies occurs, or if the Company becomes aware of any information, that should be disclosed in an amendment or supplement to the Proxy Statement, then the Company shall promptly inform Parent thereof and shall promptly file such amendment or supplement with the SEC and, if appropriate, mail such amendment or supplement to the stockholders of the Company.

5.2 Company Stockholders’ Meeting.

(a) The Company shall take all action necessary under all applicable Legal Requirements to call, give notice of and hold a meeting of the holders of Company Common Stock (the “Company Stockholders’ Meeting”) for the purpose of obtaining the Requisite Stockholder Approval. The Company Stockholders’ Meeting shall be held (on a date selected by the Company and reasonably acceptable to Parent) as promptly as practicable after the commencement of the mailing of the Proxy Statement to the Company’s stockholders, subject to the Company’s right to postpone or adjourn the meeting as set forth in Section 5.2(c). The Company shall cause all proxies solicited in connection with the Company Stockholders’ Meeting to be solicited in compliance with all applicable Legal Requirements.

(b) Subject to Section 4.3(g) and Section 4.3(h), the Proxy Statement shall include a statement to the effect that the board of directors of the Company: (i) has unanimously determined and believes that the Merger is advisable and fair to and in the best interests of the Company and its stockholders; (ii) unanimously recommends that the Company’s stockholders vote to adopt this Agreement at the Company Stockholders’ Meeting; and (iii) has unanimously approved this Agreement and unanimously approved the Contemplated Transactions in accordance with the requirements of the DGCL. (The unanimous determination by the board of directors of the Company that the Merger is advisable and fair to and in the best interests of the Company and its stockholders and the unanimous recommendation of the board of directors of the Company that the Company’s stockholders vote to adopt this Agreement are collectively referred to as the “Company Board Recommendation.”) Unless it has been withdrawn, the Company shall ensure that the Proxy Statement includes the Fairness Opinion of the Company Financial Advisor.

(c) Subject to the termination rights set forth in Section 7.1, the Company’s obligation to call, give notice of and hold the Company Stockholders’ Meeting in accordance with Section 5.2(a) shall not be limited or otherwise affected by the commencement, disclosure, announcement, submission or making of any Superior Offer or other Acquisition Proposal, by any Intervening Event or by any Adverse Recommendation Change. Without limiting the generality of the foregoing, the Company agrees not to adjourn, postpone or cancel (or propose to adjourn, postpone or cancel) the Company Stockholders’ Meeting (without Parent’s prior written consent), except to the extent required to obtain the Requisite Stockholder Approval; provided, however, that nothing in this Agreement will prevent the Company from postponing or adjourning the Company Stockholders’ Meeting if and to the extent that (i) there are holders of an insufficient number of shares of Company Common Stock present or represented by a proxy at the Company Stockholders’ Meeting to constitute a quorum at the Company Stockholders’ Meeting and the Company uses its reasonable best efforts during any such postponement or adjournment to obtain such a quorum as soon as practicable; (ii) the Company is required to postpone or adjourn the Company Stockholders’ Meeting by applicable Legal Requirement or a request from the SEC or its staff and the Company uses its reasonable best efforts to hold or resume the Company Stockholders’ Meeting as soon as practicable thereafter; or (iii) the board of directors of the Company shall have determined in good faith (after consultation with outside legal counsel) that it is required by applicable Legal Requirement to postpone or adjourn the Company Stockholders’ Meeting, including in order to give the Company’s stockholders sufficient time to evaluate any information or disclosure that the Company has sent to stockholders or otherwise made available to stockholders by issuing a press release, filing materials with the SEC or otherwise. If a tender or exchange offer relating to shares of Company Common Stock shall have been commenced and the Company has not yet sent to its stockholders a statement disclosing the recommendation of the board of directors of the Company in respect of such offer, then the Company will postpone or adjourn the Company Stockholder’s Meeting until after the Company sends such recommendation.

5.3 Regulatory Approvals.

(a) Each party shall use reasonable best efforts to file, as soon as practicable after the date of this Agreement, all notices, reports and other documents required to be filed by such party with any Governmental Body with respect to the Merger and the other Contemplated Transactions, and to submit promptly any additional information requested by any such Governmental Body. Without limiting the generality of the foregoing, the Company and Parent shall, promptly after the date of this Agreement, prepare and file the notification and report forms required to be filed under the HSR Act and any notification or other document required to be filed under any applicable foreign antitrust or competition-related Legal Requirement in the jurisdictions set forth on Section 6.1(d) of the Disclosure Schedule (including a Form CO with the European Commission based on Council Regulation 139/2004) in connection with, the Merger and the other Contemplated Transactions. The Company and Parent shall respond as promptly as practicable to: (i) any inquiries or requests received from the Federal Trade Commission or the Department of Justice for additional information or documentation; and (ii) any inquiries or requests received from any state attorney general, foreign antitrust or competition authority or other Governmental Body in connection with antitrust or related matters. At the request of Parent, the Company shall divest, sell, dispose of, hold separate or take any other action with respect to any of the businesses, product lines or assets of the Acquired Companies, provided that any such action is conditioned upon the consummation of the Merger.

(b) Subject to the confidentiality provisions of the Confidentiality Agreement, Parent and the Company each shall promptly supply the other with any information which may be required in order to effectuate any filings (including applications) pursuant to (and to otherwise comply with its obligations set forth in) Section 5.3(a) (disclosure of which may be restricted to outside counsel). To the extent permitted by applicable Legal Requirements, each of Parent and the Company shall consult and cooperate with one another, and consider in good faith the views of one another, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to the HSR Act or any applicable foreign antitrust or competition-related Legal Requirement. Parent and the Company shall cooperate fully with each other in connection with the making of all such filings or responses.

(c) Each of Parent and the Company shall notify the other promptly upon the receipt of: (i) any communication from any official of any Governmental Body in connection with any filing made pursuant to this Agreement; (ii) knowledge of the commencement or threat of commencement of any Legal Proceeding by or before any Governmental Body with respect to the Contemplated Transactions (and shall keep the other party informed as to the status of any such Legal Proceeding or threat); and (iii) any request by any official of any Governmental Body for any amendment or supplement to any filing made pursuant to this Agreement or any information required to comply with any Legal Requirements applicable to the Contemplated Transactions. Whenever any event occurs that is required to be set forth in an amendment or supplement to any filing made pursuant to
Section 5.3(a), Parent or the Company, as the case may be, shall (promptly upon learning of the occurrence of such event) inform the other of the occurrence of such event and cooperate in filing with the applicable Governmental Body such amendment or supplement.

(d) Parent and the Company shall use reasonable best efforts to take, or cause to be taken, all actions necessary to consummate the Merger and make effective the other Contemplated Transactions. Without limiting the generality of the foregoing, each party to this Agreement: (i) shall make all filings (if any) and give all notices (if any) required to be made and given by such party in connection with the Contemplated Transactions; and (ii) shall use reasonable best efforts to obtain each Consent (if any) required to be obtained (pursuant to any applicable Legal Requirement or Contract, or otherwise) by such party in connection with the Contemplated Transactions, including taking all reasonable actions and doing all things reasonably necessary to (A) resolve any objections, if any, as any Governmental Body may assert under any applicable antitrust or competition-related Legal Requirement with respect to the Contemplated Transactions; and (B) avoid or eliminate each and every impediment under the HSR Act or any applicable foreign antitrust or competition-related Legal Requirement that may be asserted by any applicable Governmental Body or Persons with respect to the Contemplated Transactions so as to enable the Contemplated Transactions to be consummated as soon as possible after the date of this Agreement, including for purposes of the preceding clauses “(A)” and “(B),” such reasonable undertakings and commitments as may be reasonably requested by any applicable Governmental Body in sufficient time to allow the conditions to this Agreement to be satisfied on or before the Outside Date. The parties shall consult with each other with respect to all of the matters contemplated in clauses “(i)” and “(ii)” of the preceding sentence, and each party will keep the others apprised of the status of matters relating to completion of the Contemplated Transactions. Notwithstanding the foregoing or anything to the contrary in this Agreement, nothing in this Agreement shall require Parent or any of its Subsidiaries to, and, except with the prior written consent of Parent, the Company shall not take any action to, and shall not allow any of the Acquired Companies to, consent or proffer to divest or hold separate any business or assets of Parent, the Company or any of their respective Subsidiaries.

(e) In furtherance and not in limitation of the foregoing, Parent shall contest and litigate and defend against any Legal Proceeding brought by or pending before any Governmental Body and promptly and expeditiously appeal any order, writ, injunction, judgment or decree in any Legal Proceeding, (i) challenging or seeking to make illegal, delaying materially or otherwise directly or indirectly restraining or prohibiting the consummation of the Contemplated Transactions; (ii) seeking to prohibit or limit in any respect, or place any conditions on, the ownership or operation by the Company, Parent or any of their respective affiliates of all or any portion of the business or assets of Parent or the Company or any of their respective Subsidiaries or to require any such person to dispose of, license (whether pursuant to an exclusive or nonexclusive license) or hold separate all or any portion of the business or assets of Parent or any of its Subsidiaries or of any of the Acquired Companies, in each case as a result of, or in connection with, the Contemplated Transactions; (iii) seeking, directly or indirectly, to impose or confirm limitations on the ability of Parent or any of its affiliates to acquire or hold, or exercise full rights of ownership of, any shares of Company Common Stock or any shares of capital stock of the Surviving Corporation on all matters properly presented to the stockholders of the Company or the Surviving Corporation, respectively; (iv) seeking to require divestiture by Parent or any of its Subsidiaries or of any of the Acquired Companies of any shares of Company Common Stock or any business or assets of Parent or its Subsidiaries or any of the Acquired Companies; or (v) that would reasonably be expected to impede, interfere with, prevent or materially delay the Contemplated Transactions or that would reasonably be expected to dilute materially the benefits to Parent of the Contemplated Transactions, except so far as any of the prohibitions, limitations, conditions or requirements referred to in this Section 5.3(e) are covered by any commitments made to any Governmental Body in order to satisfy the conditions set forth in this Agreement.

(f) Parent shall not, and shall not permit any of its Subsidiaries to, enter into or publicly announce an agreement to form a joint venture or acquire any assets, businesses or companies if Parent believes that any such agreements, individually or in the aggregate, would cause any of the conditions set forth in Section 6.1(b), Section 6.1(c), Section 6.1(d) and Section 6.2(e) to fail to be satisfied prior to the Outside Date.

5.4 Employee Benefits.

(a) If so directed by Parent at least 10 Business Days prior to the Closing Date, the board of directors of the Company shall, at least one Business Day prior to the Effective Time, adopt resolutions terminating any and all Employee Benefit Plans intended to qualify as a qualified cash or deferred arrangement under Section 401(k) of the Code (a “401(k) Plan”), effective no later than the day immediately preceding the Effective Time. The form and substance of such resolutions shall be subject to the reasonable approval of Parent (which approval shall not be unreasonably withheld, conditioned or delayed) and the Company shall provide Parent evidence that such resolutions have been adopted by the board of directors of the Company or the board of directors of any other Acquired Company, as applicable. The Company shall take such other actions in furtherance of terminating any such 401(k) plans as Parent may reasonably request.

(b) As of the Effective Time, Parent shall, and hereby agrees to, assume the obligations and succeed to the rights of the Company under (i) each of the Change of Control and Severance Agreements set forth on Section 5.4(b) of the Disclosure Schedule (the “Change of Control and Severance Agreements”); and (ii) the Retention Bonus Plan.

(c) For a period of one year following the Effective Time, Parent shall, or shall cause the Surviving Corporation to, maintain, for Continuing Employees, compensation (other than equity-based compensation) at levels that, taken as a whole, are no less favorable in the aggregate than the compensation (other than equity-based compensation) provided to the Continuing Employees immediately prior to the Effective Time. For one year following the Effective Time, Parent shall, or shall cause the Surviving Corporation to, maintain the Severance Practice (as defined in Section 2.15(a)(i) of the Disclosure Schedule) for any Continuing Employees who are terminated without cause.

(d) Nothing in this Section 5.4 or elsewhere in this Agreement shall be deemed to make any employee of the parties or their respective Subsidiaries a third party beneficiary of this Section 5.4 or provide any such employee any rights relating to this Section 5.4, including any right to continued employment, any right to continue an Employee Benefit Plan (except as provided in Section 5.4(b)) following the Closing Date or prevent the amendment thereof, or any right to treat this Agreement as an amendment to an Employee Benefit Plan.

5.5 Indemnification of Officers and Directors.

(a) For six years after the Effective Time, Parent shall cause the Surviving Corporation to indemnify and hold harmless, to the extent that the Surviving Corporation is permitted to indemnify under applicable Legal Requirements, each Person who is now or was prior to the Effective Time an officer or director of the Acquired Companies and each person who is now or was prior to the Effective Time an officer or director of the Acquired Companies who served as a fiduciary under or with respect to any employee benefit plan of the Acquired Companies (within the meaning of Section 3(3) of ERISA) (each, an “Indemnified Person”) against any costs or expenses, judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, suit, arbitration, proceeding or investigation in respect of, or arising out of, acts or omissions by such Indemnified Person in his her capacity as an officer or director of the Acquired Companies, or a fiduciary under or with respect to any employee benefit plan of the Acquired Companies, occurring, or alleged to have occurred, at or prior to the Effective Time; provided, however, that if, at any time prior to the sixth anniversary of the Effective Time, any Indemnified Person delivers to Parent a written notice asserting a claim for indemnification under this Section 5.5(a) then the claim asserted in such notice shall survive the sixth anniversary of the Effective Time until such time as such claim is fully and finally resolved. In addition, for six years after the Effective Time,

Parent shall cause the Surviving Corporation to advance, to the extent that the Surviving Corporation is permitted to advance under applicable Legal Requirement, prior to the final disposition of any actual or threatened claim, action, suit, arbitration, proceeding or investigation for which indemnification may be sought under this Agreement, promptly following request by an Indemnified Person therefor, all costs, fees and expenses (including reasonable attorneys’ fees and investigation expenses) incurred by such Indemnified Person in connection with any such claim, action, suit, arbitration, proceeding or investigation; provided, however, that any advancement of expenses pursuant to this Section 5.5(a) shall be conditioned upon the Surviving Corporation’s receipt of an undertaking by or on behalf of the Indemnified Person to repay such amount if it shall be ultimately determined by final judgment of a court of competent jurisdiction that the Indemnified Person is not entitled to be indemnified pursuant to this Section 5.5(a). In the event of any such action, Parent and the Surviving Corporation shall cooperate with the Indemnified Person in the defense of any such action.

(b) From the Effective Time until the sixth anniversary of the Effective Time, the Surviving Corporation shall maintain in effect, for the benefit of the Indemnified Persons with respect to their acts and omissions as directors and officers occurring prior to the Effective Time, the existing policy of directors’ and officers’ liability insurance maintained by the Company as of the date of this Agreement in the form disclosed by the Company to Parent prior to the date of this Agreement (the “Existing D&O Policy”), to the extent that such directors’ and officers’ liability insurance coverage is available on commercially reasonable terms; provided, however, that: (i) the Surviving Corporation may substitute for the Existing D&O Policy a policy or policies of comparable coverage; and (ii) the Surviving Corporation shall not be required to pay annual premiums for the Existing D&O Policy (or for any substitute policies) in excess of 300% of the annual premium paid prior to the date of this Agreement by the Company for the Existing D&O Policy (the “Maximum Premium”). In the event any future annual premiums for the Existing D&O Policy (or any substitute policies) exceed the Maximum Premium in the aggregate, the Surviving Corporation shall be entitled to reduce the amount of coverage of the Existing D&O Policy (or any substitute policies) to the amount of coverage that can be obtained for a premium equal to the Maximum Premium. At the Company’s option, it may purchase, prior to the Effective Time, and in lieu of Parent’s obligations under this Section 5.5(b), a six-year prepaid (i) “tail” policy on terms and conditions providing substantially equivalent benefits as the Existing D&O Policy with respect to matter arising before the Effective Time; and/or (ii) policy providing for Side B coverage. In connection with the policies contemplated by the foregoing sentence, (A) the Company will not spend more than $3,000,000 in the aggregate for such policies without the prior written consent of Parent; and (B) Parent shall cause any such policies to be maintained in full force and effect for their full term, and cause all obligations thereunder to be honored by the Surviving Corporation. If the Company elects not to purchase either of the foregoing policies, Parent or the Surviving Corporation shall have the right to do so in lieu of complying with their obligations under this Section 5.5(b).

(c) If Parent or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of that consolidation or merger; or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, Parent shall cause proper provisions to be made prior to the consummation of any transaction of the type described in clause “(i)” or “(ii)” so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume all of the obligations set forth in this Section 5.5.

(d) From and after the Effective Time, Parent and the Surviving Corporation agree not to, directly or indirectly, amend, modify, limit or terminate the advancement of expenses, exculpation and indemnification provisions of the agreements listed on Section 5.5(d) of the Disclosure Schedule.

(e) This Section 5.5 is intended for the irrevocable benefit of, and to grant third party rights to, the Indemnified Persons and shall be binding on all successors and assigns of Parent and the Surviving Corporation. Each Indemnified Person shall be a third-party beneficiary of this Section 5.5 and entitled to enforce the covenants contained in this Section 5.5. If any Indemnified Person makes any claim for indemnification or advancement of expenses under this Section 5.5 that is denied by Parent or the Surviving Corporation and a court of competent jurisdiction determines that the Indemnified Person is entitled to such indemnification, then Parent or the Surviving Corporation shall pay such Indemnified Person’s costs and expenses, including reasonable legal fees and expenses, incurred in connection with pursuing such claim against Parent or the Surviving Corporation. The rights of the Indemnified Persons under this Section 5.5 shall be in addition to any rights that such Indemnified Person may have under the organizational documents of the Acquired Companies or under any applicable Contracts, insurance policies or Legal Requirements.

5.6 Public Announcement. Parent and Acquisition Sub, on the one hand, and the Company, on the other hand, shall consult with each other before issuing, and provide each other with the opportunity to review and comment upon, any press release or other public statement with respect to the Contemplated Transactions, and shall not issue any such press release or make any such public statement without the prior consent of the other (which consent shall not be unreasonably withheld, delayed or conditioned), except: (a) as required by any applicable Legal Requirement (in which case, the party required to make such disclosure shall use its reasonable best efforts to allow the other party reasonable time to comment on such disclosure in advance of issuance); or (b) for any press release or public statement made with respect to the Contemplated Transactions that is not inconsistent with, and is not more expansive in any material respect than, any prior press release or public statement validly made in accordance with this Section 5.6. The Company will consult with Parent (and consider in good faith the advice of Parent) prior to sending any material notices or other communication materials to its employees regarding the matters described in Section 5.4 or any other matters relating to the entry into this Agreement or the effects of the Contemplated Transactions. This Section 5.6 will not apply to any disclosure made by Parent and Acquisition Sub, on the one hand, or the Company, on the other hand, (i) relating to an Acquisition Proposal if and to the extent not prohibited by Section 4.3; and (ii) in connection with any dispute among the parties regarding this Agreement, the Confidentiality Agreement or the Contemplated Transactions.

5.7 Litigation. Each party shall promptly notify the other parties of any Legal Proceeding that shall be instituted or threatened against such party to restrain, prohibit or otherwise challenge the legality of, or seek damages in connection with, this Agreement or any of the Contemplated Transactions. The Company shall promptly notify Parent of any Legal Proceeding seeking damages of more than $5 million that is brought or commenced against any of the Acquired Companies that would have been listed in Section 2.19(a) of the Disclosure Schedule or elsewhere in the Disclosure Schedule, if such Legal Proceeding had been brought or commenced prior to the date of this Agreement. Parent shall promptly notify the Company of any Legal Proceeding brought or commenced against Parent or Acquisition Sub that would have been within the scope of Section 3.5 or otherwise, if such Legal Proceeding had been brought or commenced prior to the date of this Agreement. The Company shall give Parent the opportunity to participate, at Parent’s expense, in the defense or settlement of any stockholder litigation against the Company and/or its officers or directors relating to any of the Contemplated Transactions, and no such settlement shall be agreed to without Parent’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed).

5.8 Section 16 Matters. Prior to the Effective Time, the Company shall use reasonable best efforts to cause the disposition of Company Common Stock (including derivative securities of shares of Company Common Stock) in connection with the Merger by each officer or director of the Company who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt from Section 16(b) of the Exchange Act pursuant to Rule 16b-3 promulgated under the Exchange Act.

5.9 Delisting. Prior to the Effective Time, the Company shall cooperate with Parent and use reasonable best efforts to take, or cause to be taken, all actions, and do, or cause to be done, all things, reasonably necessary, proper or advisable on its part under applicable Legal Requirements (including the rules and regulations of The NASDAQ Stock Market) to enable the de-listing by the Surviving Corporation of the Company Common Stock from The NASDAQ Stock Market and the deregistration of the Company Common Stock under the Exchange Act as promptly as practicable after the Effective Time.

5.10 Takeover Laws and Rights. If any Takeover Statute is or may become applicable to this Agreement or any of the Contemplated Transactions, then the Company and the board of directors of the Company shall use their reasonable best efforts to grant such approvals and take such actions as are necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize the effects of such Takeover Statute on this Agreement or any of the Contemplated Transactions.

5.11 Transfer Taxes. All transfer, documentary, sales, use, stamp, registration, value added and other similar Taxes and fees incurred in connection with the Contemplated Transactions shall be paid by the party or applicable stockholder of the Company on whom such Taxes and fees are imposed by applicable Legal Requirements.

5.12 Obligations of Acquisition Sub. Parent will take all action necessary to cause Acquisition Sub and the Surviving Corporation to perform their respective obligations pursuant to this Agreement and to consummate the Contemplated Transactions upon the terms and subject to the conditions set forth in this Agreement. Parent and Acquisition Sub will be jointly and severally liable for the failure by either of them to perform and discharge any of their respective covenants, agreements and obligations pursuant to this Agreement.

5.13 Financing. At the Effective Time, Parent will have the funds necessary to satisfy all of Parent’s and Acquisition Sub’s obligations under this Agreement, including to pay the aggregate Merger Consideration and to pay all amounts payable pursuant to Section 1.

Section 6. CONDITIONS PRECEDENT TO THE MERGER

6.1 Conditions to the Merger. The obligations of each party to effect the Merger are subject to the satisfaction or waiver, at or prior to the Closing, of each of the following conditions:

(a) Requisite Stockholder Approval. This Agreement shall have been duly adopted by the Requisite Stockholder Approval.

(b) No Order; Illegality. No temporary restraining order, preliminary or permanent injunction, or other order preventing the consummation of the Merger shall have been issued by any court of competent jurisdiction or other Governmental Body and remain in effect, and there shall not be any Legal Requirement applicable to the Merger that makes the consummation of the Merger illegal.

(c) HSR Act. Any applicable waiting period (or any extension thereof) under the HSR Act shall have expired or been terminated.

(d) Foreign Approvals. The waiting periods under any applicable foreign antitrust or competition-related Legal Requirement in the jurisdictions set forth on Section 6.1(d) of the Disclosure Schedule shall have expired or been terminated, and any Consent of a Governmental Body required under any applicable foreign antitrust or competition-related Legal Requirement in such jurisdictions in connection with the Merger shall have been obtained and shall be in full force and effect.

6.2 Additional Conditions to the Obligations of Parent and Acquisition Sub. The obligations of Parent and Acquisition Sub to effect the Merger shall be subject to the satisfaction or waiver, at or prior to the Closing, of each of the following conditions:

(a) Accuracy of Representations.

(i) Each of the representations and warranties of the Company contained in this Agreement, other than the representations and warranties contained in Section 2.3(b), Section 2.3(e), Section 2.20, Section 2.21, Section 2.22, Section 2.24 and Section 2.25, shall have been accurate in all respects as of the date of this Agreement and shall be accurate in all respects as of the Closing Date as if made on and as of the Closing Date (other than any such representation and warranty made as of a specific earlier date, which shall have been accurate in all respects as of such earlier date), except where the failure to be accurate in all respects (considered collectively) has not had, and would not reasonably be expected to have, a Company Material Adverse Effect; provided, however, that, for purposes of determining the accuracy of such representations and warranties, all materiality qualifications (including any Company Material Adverse Effect qualifications) limiting the scope of such representations and warranties shall be disregarded.

(ii) Each of the representations and warranties contained in Section 2.20, Section 2.21, Section 2.22, Section 2.24 and Section 2.25 shall have been accurate in all material respects as of the date of this Agreement and shall be accurate in all material respects as of the Closing Date as if made on and as of the Closing Date (other than any such representation or warranty made as of a specific earlier date, which shall have been accurate in all material respects as of such earlier date); provided, however, that, for purposes of determining the accuracy of such representations and warranties, all materiality qualifications (including any Company Material Adverse Effect qualification) limiting the scope of such representations and warranties shall be disregarded.

(iii) Each of the representations and warranties contained in Section 2.3(b) and Section 2.3(e) shall have been accurate in all respects as of the Listing Date, except that any inaccuracies in such representations and warranties that are in the aggregate de minimis in nature will be disregarded.

(b) Performance of Covenants. The covenants or agreements that the Company is required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

(c) No Company Material Adverse Effect. From December 31, 2014 to the date of this Agreement, and from the date of this Agreement to the Closing Date, there shall not have been any Company Material Adverse Effect.

(d) Certificate. Parent shall have received a certificate executed by the Company’s Chief Executive Officer and Chief Financial Officer confirming that the conditions set forth in clauses “(a)” and “(b)” of this Section 6.2 have been duly satisfied.

(e) Litigation. There shall not be pending any Legal Proceeding brought by any Governmental Body:

(i) challenging or seeking to restrain or prohibit the consummation of the Merger; or

(ii) seeking to (A) prohibit or limit the ownership or operation by the Company, Parent or any of their respective Subsidiaries of all or any of the business or assets of the Company, Parent or any of their respective Subsidiaries; or (B) compel the Company, Parent or any of their respective Subsidiaries to dispose of, license or hold separate all or any portion of the business or assets of the Company, Parent or any of their respective Subsidiaries, in the case of clauses “(A)” and “(B),” as a result of the consummation of the Merger.

6.3 Additional Conditions to the Obligations of the Company. The obligations of the Company to effect the Merger shall be subject to the satisfaction or waiver, at or prior to the Closing, of each of the following conditions:

(a) Accuracy of Representations. Each of the representations and warranties of Parent and Acquisition Sub set forth in this Agreement shall have been true and accurate in all material respects as of the date of this Agreement, and shall be accurate in all material respects as of the Closing Date as if made on and as of the Closing Date (other than any such representation and warranty made as of a specific earlier date, which shall have been accurate in all respects as of such earlier date), except where the failure to be accurate in all respects (considered collectively) has not, and would not, prevent or materially delay consummation of the Merger or otherwise prevent Parent or Acquisition Sub from performing any of their obligations under this Agreement in any material respect.

(b) Performance of Covenants. The covenants or agreements that Parent and Acquisition Sub are required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

(c) Certificate. The Company shall have received a certificate executed by an executive officer of Parent confirming that the conditions set forth in clauses “(a)” and “(b)” of this Section 6.3 have been duly satisfied.

Section 7. TERMINATION

7.1 Termination. This Agreement may be terminated and the Merger may be abandoned (other than in the case of Section 7.1(a), by written notice of the terminating party (acting through such party’s board of directors or its designee) to the other parties):

(a) by mutual written consent of Parent and the Company at any time prior to the Effective Time;

(b) by either Parent or the Company if a court or other Governmental Body of competent jurisdiction in any jurisdiction that is material to the business of Parent or the Company shall have issued a final and non-appealable order, decree or ruling, or shall have taken any other action, having the effect of: (i) permanently restraining, enjoining or otherwise prohibiting the Merger; or (ii) permanently making the consummation of the Merger illegal; provided, however, that a party shall not be permitted to terminate this Agreement pursuant to this Section 7.1(b) if the issuance of such order, decree or ruling or the taking of such action is attributable to the failure of such party to perform any covenant in this Agreement required to be performed by such party at or prior to the Effective Time;

(c) by either Parent or the Company if: (i) the Company Stockholders’ Meeting (including any adjournments and postponements thereof) shall have been held and completed and the Company’s stockholders shall have taken a final vote on a proposal to adopt this Agreement; and (ii) this Agreement shall not have been adopted at the Company Stockholders’ Meeting (and shall not have been adopted at any adjournment or postponement thereof) by the Requisite Stockholder Approval; provided, however, that a party shall not be permitted to terminate this Agreement pursuant to this Section 7.1(c) if the failure to have this Agreement adopted by the Requisite Stockholder Approval is attributable to a failure, on the part of the party seeking to terminate this Agreement, to perform any covenant in this Agreement required to be performed by such party at or prior to the Effective Time;

(d) by either Parent or the Company if the Merger shall not have been consummated on or before 11:59 p.m., Pacific time, on May 31, 2016 (as it may be extended, the

“Outside Date”); provided, however, that if the Closing shall not have occurred by the Outside Date but on that date (A) any of the conditions set forth in Section 6.1(b) (as it relates to any antitrust or competition-related Legal Requirements), Section 6.1(c), Section 6.1(d) or Section 6.2(e) (as it relates to any antitrust or competition-related Legal Requirements) shall not be satisfied, then either Parent or the Company may elect (by delivering written notice to the other party at or prior to 11:59 p.m., Pacific time, on May 31, 2016) to extend the Outside Date to August 31, 2016; provided further, however, that a party shall not be permitted to terminate this Agreement pursuant to this Section 7.1(d) if the failure to consummate the Merger by the Outside Date is attributable to a failure on the part of such party to perform any covenant in this Agreement required to be performed by such party at or prior to the Effective Time; provided further, however, that the right to terminate this Agreement shall not be available to a party during the pendency of a Legal Proceeding by the other party for specific performance or injunction as contemplated by Section 8.12, and during such pendency, the Outside Date shall be extended;

(e) by Parent (at any time prior to the adoption of this Agreement by the Requisite Stockholder Approval) if a Triggering Event shall have occurred;

(f) by Parent if: (i) any of the Company’s representations or warranties contained in this Agreement shall be inaccurate as of the date of this Agreement, or shall have become inaccurate as of a date subsequent to the date of this Agreement (as if made on such subsequent date (other than any such representation and warranty made as of a specific earlier date)), such that the condition set forth in Section 6.2(a) would not be satisfied; or (ii) the Company shall have breached any of its covenants or agreements contained in this Agreement such that the condition set forth in Section 6.2(b) would not be satisfied, and, in each case, such inaccuracy or breach is not cured by the (A) 45th day (provided that the Company is using reasonable best efforts to cure) following notice to the Company of such breach (in the case of a breach of covenant) or willful or knowing breach of any representation or warranty (in the case of inaccuracies of representations or warranties); or (B) Outside Date (provided that the Company is using reasonable best efforts to cure) in the case of any other inaccuracy arising after the date of this Agreement of a representation or warranty; provided, however, that Parent shall not have the right to terminate this Agreement pursuant to this Section 7.1(f) if (1) such inaccuracy or failure to perform has been cured prior to termination; or (2) Parent or Acquisition Sub is then in material breach of any of its covenants or agreements hereunder;

(g) by the Company if: (i) any of Parent’s representations or warranties contained in this Agreement shall be inaccurate as of the date of this Agreement, or shall have become inaccurate as of a date subsequent to the date of this Agreement (as if made on such subsequent date (other than any such representation and warranty made as of a specific earlier date)), such that the condition set forth in Section 6.3(a) would not be satisfied; or (ii) Parent shall have breached any of its covenants or agreements contained in this Agreement such that the condition set forth in Section 6.3(b) would not be satisfied, and, in each case, such inaccuracy or breach is not cured by the (A) 45th day (provided that Parent is using reasonable best efforts to cure) following notice to Parent of such breach (in the case of a breach of covenant) or willful or knowing breach of any representation or warranty (in the case of inaccuracies of representations or warranties); or (B) Outside Date (provided that Parent is using reasonable best efforts to cure) in the case of any other inaccuracy arising after the date of this Agreement of a representation or warranty; provided, however, that the Company shall not have the right to terminate this Agreement pursuant to this Section 7.1(g) if (1) such inaccuracy or failure to perform has been cured prior to termination; or (2) the Company is then in material breach of any of its covenants or agreements hereunder; or

(h) by the Company (at any time prior to the adoption of this Agreement by the Requisite Stockholder Approval), following compliance with Section 4.3(g), in order to accept a Superior Offer that did not result from a material breach of this Agreement, but only if (i) concurrent with such termination, the Company enters into the applicable Specified Definitive Acquisition Agreement; and (ii) prior to or concurrently with such termination, the Company has paid to Parent the Termination Fee.

7.2 Effect of Termination. In the event of the termination of this Agreement as provided in Section 7.1, this Agreement shall be of no further force or effect; provided, however, that: (i) Section 5.7, this Section 7.2, Section 7.3, Section 8 and the Confidentiality Agreement (other than paragraph 12 which shall be superseded and shall cease to have any force or effect as of the date of this Agreement) shall survive the termination of this Agreement and shall remain in full force and effect; and (ii) the termination of this Agreement shall not relieve any party from any liability for any fraud or willful and intentional breach of any representation, warranty, covenant or agreement contained in this Agreement.

7.3 Expenses; Termination Fees.

(a) Except as set forth in this Section 7.3, all fees and expenses incurred in connection with this Agreement shall be paid by the party incurring such expenses, whether or not the Merger is consummated; provided, however, that if this Agreement is terminated by: (i) Parent or the Company pursuant to Section 7.1(c); or (ii) either party pursuant to Section 7.1(d) and at the time of such termination all of the conditions set forth in Section 6.1 (other than Section 6.1(a)) and Section 6.3 (other than Section 6.3(c)) are satisfied as if the termination date were the Closing Date, then, in the case of each of clauses “(i)” and “(ii)” of this Section 7.3(a), the Company shall reimburse each of Parent and Acquisition Sub and their affiliates for all documented out-of-pocket expenses and fees (including fees and expenses payable to all banks, investment banking firms, other financial institutions and other persons and their respective agents and counsel, for arranging, committing to provide or providing any financing for the Contemplated Transactions or structuring the Contemplated Transactions and all fees and expenses of counsel, accountants, experts and consultants to Parent and Acquisition Sub, all fees, costs and expenses of any hedges entered into in connection with the Contemplated Transactions, and all printing and advertising expenses) actually incurred or accrued by any of them, or on their behalf, in connection with the Contemplated Transactions, and actually incurred or accrued by banks, investment banking firms, other financial institutions and other persons and assumed by Parent or Acquisition Sub in connection with the negotiation, preparation, execution and performance of this Agreement, and the structuring of the Contemplated Transactions (all the foregoing being referred to herein collectively as the “Expenses”); provided, however, that the Expenses shall not exceed $60,000,000 in the aggregate. The Expenses shall be paid by wire transfer of immediately available funds promptly (and in any event within two Business Days) following submission of statements therefor.

(b) If (i) this Agreement is terminated by Parent or the Company pursuant to (x) Section 7.1(c) or (y) Section 7.1(d) (and at the time of termination pursuant to Section 7.1(d) the Company has breached (and failed to cure) its obligations to hold the Company Stockholders’ Meeting); and (ii) (A) at or prior to the time of such termination and following the date of this Agreement an Acquisition Proposal for an Acquisition Transaction shall have been publicly disclosed; and (B) within 12 months after the date of any such termination, any Acquisition Transaction is consummated or a definitive agreement contemplating an Acquisition Transaction is executed, then the Company shall pay to Parent, in cash at the earlier of the time such Acquisition Transaction is consummated or the time such definitive agreement is executed, a non-refundable fee in the amount of $500,000,000 (the “Termination Fee”) less any Expenses previously paid pursuant to Section 7.3(a); provided, however, that for purposes of this Section 7.3(b), all references to “15%” in the definitions of Acquisition Transaction and Acquisition Proposal shall be deemed to be references to “50%.”

(c) If this Agreement is terminated by the Company pursuant to Section 7.1(h), then the Company shall pay to Parent, in cash concurrently with and as a condition to such termination, the Termination Fee.

(d) If this Agreement is terminated by Parent pursuant to Section 7.1(e), then the Company shall pay to Parent, in cash within two Business Days after such termination, the Termination Fee.

(e) If (i) this Agreement is terminated (A) by the Company or Parent pursuant to Section 7.1(b) (as it relates to any antitrust or competition-related Legal Requirements); (B) by the Company pursuant to Section 7.1(g) due to a breach by Parent of Section 5.3 that results in the conditions set forth in Section 6.1(b) (as it relates to any antitrust or competition-related Legal Requirements), Section 6.1(c), Section 6.1(d) or Section 6.2(e) (as it relates to any antitrust or competition-related Legal Requirements) not being satisfied; or (C) by the Company or Parent pursuant to Section 7.1(d); and (ii) at the time of such termination (A) all conditions set forth in Section 6.1 and Section 6.2 are satisfied other than those conditions that by their terms are to be satisfied at the Closing and other than one or more of the conditions set forth in Section 6.1(b) (as it relates to any antitrust or competition-related Legal Requirements), Section 6.1(c), Section 6.1(d) or Section 6.2(e) (as it relates to any antitrust or competition-related Legal Requirements); and (B) the Company is ready and willing to consummate the Merger, then Parent will, within two Business Days following any such termination, pay to the Company or its designee in cash by wire transfer in immediately available funds to an account designated by the Company a non-refundable fee in the amount of $500,000,000 (the “Regulatory Fee”).

(f) Each of the Company and Parent acknowledges and agrees that the agreements contained in this Section 7.3 are an integral part of the Merger, and that, without these agreements, Parent and the Company would not have entered into this Agreement. Accordingly, if either party fails to pay when due any amount payable under this Section 7.3, then: (i) the non-performing party shall reimburse the other party for all costs and expenses (including fees and disbursements of counsel) incurred in connection with the collection of such overdue amount and the enforcement by the other party of its rights under this Section 7.3; and (ii) the non-performing party shall pay the other party interest on such overdue amount (for the period commencing as of the date such overdue amount was originally required to be paid and ending on the date such overdue amount is actually paid in full) at a rate per annum equal to 500 basis points over the “prime rate” (as announced by Bank of America or any successor thereto) in effect on the date such overdue amount was originally required to be paid. The parties acknowledge and agree that in no event shall a party be required to pay the Termination Fee or the Regulatory Fee on more than one occasion. Each of the Company, Parent and Acquisition Sub acknowledges and agrees that the Regulatory Fee is not a penalty, but constitutes liquidated damages in a reasonable amount that will compensate the Company in circumstances in which the Regulatory Fee is payable. In the event that this Agreement is duly terminated under the circumstances described in Section 7.3(e) and the Regulatory Fee is payable pursuant to Section 7.3(e), then the Company’s right to receive payment of the Regulatory Fee pursuant to Section 7.3 shall be the sole and exclusive remedy of the Acquired Companies and their respective stockholders and Affiliates against Parent, any of Parent’s current or future Affiliates and any of their respective current or future Representatives for any and all losses that may be suffered resulting from, and the Acquired Companies (on their own behalf and on behalf of their respective stockholders and affiliates) shall be deemed to have waived all other remedies with respect to, a failure of the Merger to be consummated, and any breach by Parent or Acquisition Sub of its obligation to consummate the Merger or any other covenant, obligation, representation, warranty or other provision set forth in this Agreement. Upon payment of the Regulatory Fee in accordance with Section 7.3(e), neither Parent nor Acquisition Sub shall have any further liability or obligation relating to or arising out of this Agreement or the Merger.

7.4 Procedure for Termination. A termination of this Agreement pursuant to Section 7.1 shall, in order to be effective, require in the case of each of Parent and Acquisition Sub, action by its board of directors or, to the extent permitted by applicable Legal Requirements, the duly authorized designee of its board of directors, and in the case of the Company, to the extent permitted by applicable Legal Requirements, action by the board of directors of the Company or a committee thereof. Termination of this Agreement prior to the Effective Time shall not require the approval of the Company’s stockholders. The terminating party shall provide written notice of termination to the other parties specifying with reasonable particularity the basis (and applicable provision) for such termination.

Section 8. MISCELLANEOUS PROVISIONS

8.1 Amendment. This Agreement may be amended with the approval of the respective boards of directors of the Company and Parent at any time prior to the Effective Time, whether before or after the receipt of the Requisite Stockholder Approval; provided, however, that after receipt of the Requisite Stockholder Approval, no amendment shall be made that by applicable Legal Requirements requires further approval of the stockholders of the Company without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

8.2 Waiver. At any time prior to the Effective Time, the parties may: (a) extend the time for the performance of any of the obligations or other acts of the other parties; (b) waive any inaccuracies in the representations and warranties of the other parties contained herein or in any document delivered pursuant hereto; or (c) subject to the proviso to the first sentence of Section 8.1 and to the extent permitted by applicable Legal Requirements, waive compliance with any of the agreements or covenants of the other parties or any condition that exists in favor of the waiving party contained herein. No failure on the part of any party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy, and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. No party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party, and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

8.3 No Survival of Representations and Warranties. None of the representations and warranties contained in this Agreement or in any certificate delivered pursuant to this Agreement shall survive the Merger. This Section 8.3 shall not limit any covenant or agreement of the parties that by its terms contemplates performance after the Effective Time.

8.4 Entire Agreement; Counterparts.

(a) This Agreement (including all Exhibits and Schedules hereto) and the other agreements referred to in this Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the parties with respect to the subject matter hereof and thereof; provided, however, that the Confidentiality Agreement (other than paragraph 12, which shall be superseded and shall cease to have any force or effect as of the date of this Agreement) shall not be superseded and shall remain in full force and effect.

(b) This Agreement and any amendments hereto may be executed in one or more counterparts, all of which will be considered one and the same agreement and will become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart. Any such counterpart, to the extent delivered by fax or .pdf, .tif, .gif, .jpg or similar attachment to email (any such delivery, an “Electronic Delivery”), will be treated in all manner and respects as an original executed counterpart and will be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party may raise the use of an Electronic Delivery to deliver a signature, or the fact that any signature or agreement or instrument was transmitted or communicated through the use of an Electronic Delivery, as a defense to the formation of a contract, and each party forever waives any such defense, except to the extent that such defense relates to lack of authenticity.

8.5 Applicable Law; Jurisdiction; Waiver of Jury Trial.

(a) This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

(b) In any action between any of the parties arising out of or relating to this Agreement or any of the Contemplated Transactions each of the parties: (i) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware in and for New Castle County, Delaware (unless the federal courts have exclusive jurisdiction over the matter, in which case the United States District Court for the District of Delaware); (ii) agrees that it will not attempt to deny or defeat such jurisdiction by motion or other request for leave from such court; and (iii) agrees that it will not bring any such action in any court other than the Court of Chancery of the State of Delaware in and for New Castle County, Delaware (unless the federal courts have exclusive jurisdiction over the matter, in which case the United States District Court for the District of Delaware). Service of any process, summons, notice or document to any party’s address and in the manner set forth in Section 8.9 shall be effective service of process for any such action.

(c) EACH PARTY ACKNOWLEDGES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE CONTEMPLATED TRANSACTIONS. EACH PARTY ACKNOWLEDGES, AGREES AND CERTIFIES THAT: (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD, IN THE EVENT OF LITIGATION, SEEK TO PREVENT OR DELAY ENFORCEMENT OF EITHER OF SUCH WAIVERS; (ii) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS; (iii) IT MAKES SUCH WAIVERS VOLUNTARILY; AND (iv) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.5(c).

8.6 Disclosure Schedule. The Disclosure Schedule shall be arranged in separate parts corresponding to the numbered and lettered sections contained in Section 2 (or other applicable provision of this Agreement), and the information disclosed in any numbered or lettered part shall be deemed to relate to and to qualify only the particular representation or warranty set forth in the corresponding numbered or lettered section in Section 2 (or other applicable provision of this Agreement), and shall not be deemed to relate to or to qualify any other representation or warranty, except where it is reasonably apparent on its face from the substance of the disclosure that such disclosure is intended to qualify another representation or warranty.

8.7 Attorneys’ Fees. In any action at law or suit in equity to enforce this Agreement or the rights of any of the parties hereunder, the prevailing party in such action or suit shall be entitled to receive a reasonable sum for its attorneys’ fees and all other reasonable costs and expenses incurred in such action or suit.

8.8 Assignability. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the parties hereto and their respective successors and permitted assigns; provided, however, that neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by a party, in whole or in part, by operation of law or otherwise, without the prior written consent of the other parties to this Agreement, and any attempted assignment of this Agreement or any of such rights, interests or obligations by a party without such consent shall be void and of no effect; provided, further, however, that Acquisition Sub may assign all or any of its rights and delegate any or all of its obligations hereunder to any wholly owned Subsidiary of Parent and no such delegation shall relieve Acquisition Sub of any of its or Parent’s obligations hereunder. Nothing in this Agreement, express or implied, is intended to or shall confer any right, benefit or remedy of any nature whatsoever upon any Person (other than (a) the parties hereto; and (b) the Indemnified Persons to the extent of their respective rights pursuant to Section 5.5).

8.9 Notices. Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received: (a) if delivered by hand, when delivered; (b) if sent via facsimile with confirmation of receipt, when transmitted and receipt is confirmed; (c) if sent by registered, certified or first class mail, the third Business Day after being sent; and (d) if sent by overnight delivery via a national courier service, one Business Day after being sent, in each case to the address or facsimile number set forth beneath the name of such party below (or to such other address or facsimile number as such party shall have specified in a written notice given to the other parties hereto). All notices and other communications must also be sent by email, with the subject line “Project Patmos Notice,” but such emails will not constitute notice.

If to Parent or Acquisition Sub:

Intel Corporation

2200 Mission College Boulevard

Santa Clara, CA 95054

Attention: Steve Rodgers

General Counsel

Email: steve.r.rodgers@intel.com

Facsimile: (408) 765-6016

with a copy (which shall not constitute notice) to:

Intel Corporation

2200 Mission College Boulevard

Santa Clara, CA 95054

Attention: Suzan A. Miller

Corporate Secretary

Corporate Vice President, Deputy General Counsel

Email: suzan.a.miller@intel.com

Facsimile: (408) 653-8050

and

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, NY 10153

Attention: Michael J. Aiello

Email: michael.aiello@weil.com

Facsimile: 212-310-8007

and

Weil, Gotshal & Manges LLP

201 Redwood Shores Parkway

Redwood Shores, CA 94065

Attention: Richard E. Climan

Jane Ross

Email: richard.climan@weil.com; jane.ross@weil.com

Facsimile: 650-802-3100

If to the Company:

Altera Corporation

101 Innovation Drive

San Jose, CA 95134

Attention: Katherine E. Schuelke

Senior Vice President, General Counsel, and Secretary

Email: kschuelk@altera.com

Facsimile: (408) 544-8000

with a copy (which shall not constitute notice) to:

Wilson Sonsini Goodrich & Rosati

Professional Corporation

650 Page Mill Road

Palo Alto, CA 94304

Attention: Katharine A. Martin

Martin W. Korman

Bradley L. Finkelstein

Email: kmartin@wsgr.com; mkorman@wsgr.com;

   bfinkelstein@wsgr.com

Facsimile: 650-493-6811

and

Wilson Sonsini Goodrich & Rosati

Professional Corporation

1301 Avenue of the Americas, 40th Floor

New York, NY 10019

Attention: Sacha D. Ross

Email: sross@wsgr.com

Facsimile: 212-999-5899

8.10 Cooperation. The parties agree to cooperate fully with each other and to execute and deliver such further documents, certificates, agreements and instruments and to take such other actions as may be reasonably requested by a party to evidence or reflect the Contemplated Transactions and to carry out the intent and purposes of this Agreement.

8.11 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the parties hereto agree to negotiate in an effort to replace such invalid or unenforceable term or provision with a valid enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

8.12 Enforcement. Each party acknowledges and agrees that irreparable harm would occur in the event that any of the provisions of this Agreement were not performed by either party in accordance with their specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor. Accordingly, in the event of any breach or threatened breach by either party of any provision of this Agreement, the other party shall be entitled to, without proof of actual damages (and the breaching party hereby waives any requirement for the securing or posting of any bond in connection with such remedy): (a) a decree or order of specific performance to enforce the observance and performance of such provision; and (b) an injunction restraining such breach or threatened breach. The foregoing will be in addition to any other remedy to which such party is entitled at law or in equity. Without limiting the provisions of Section 7.3(f), the availability of Expenses pursuant to Section 7.3(a), the Termination Fee pursuant to Sections 7.3(b), 7.3(c) or 7.3(d) and the Regulatory Fee pursuant to Section 7.3(e) shall not be a basis for denying specific performance or an injunction contemplated by this Section 8.12.

8.13 Construction.

(a) For purposes of this Agreement, whenever the context requires: (i) the singular number shall include the plural, and vice versa; (ii) the masculine gender shall include the feminine and neuter genders; (iii) the feminine gender shall include the masculine and neuter genders; and (iv) the neuter gender shall include masculine and feminine genders.

(b) The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(c) As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d) Unless otherwise indicated or the context otherwise requires: (i) any definition of or reference to any Contract, agreement, instrument or other document or any Legal Requirement herein shall be construed as referring to such Contract, agreement, instrument or other document or Legal Requirement as from time to time amended, supplemented or otherwise modified; (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns; (iii) any reference herein to “Sections,” “Exhibits” and “Schedules” are intended to refer to Sections of this Agreement and Exhibits or Schedules to this Agreement; and (iv) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof.

(e) The table of contents and headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

(f) Unless the context otherwise requires, “neither,” “nor,” “any,” “either” and “or” are not exclusive.

(g) The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and does not simply mean “if.”

(h) When used in this Agreement, references to “$” or “Dollars” are references to U.S. dollars.

(i) When reference is made to any party to this Agreement or any other agreement or document, such reference includes such party’s successors and permitted assigns. References to any Person include the successors and permitted assigns of that Person.

(j) All accounting terms used herein will be interpreted, and all accounting determinations hereunder will be made, in accordance with GAAP.

(k) The measure of a period of one month or year for purposes of this Agreement will be the date of the following month or year corresponding to the starting date. If no corresponding date exists, then the end date of such period being measured will be the next actual date of the following month or year (for example, one month following February 18 is March 18 and one month following March 31 is May 1).

(l) The information contained in this Agreement and in the Disclosure Schedule is disclosed solely for purposes of this Agreement, and no information contained herein or therein will be deemed to be an admission by any party to any third Person of any matter whatsoever, including (i) any violation of law or breach of contract; or (ii) that such information is material or that such information is required to be referred to or disclosed under this Agreement.

(m) The representations and warranties in this Agreement are the product of negotiations among the parties and are for the sole benefit of the parties. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties of risks associated with particular matters. Consequently, Persons other than the parties may not rely on the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

[Signature page follows.]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers thereunto duly authorized, all as of the date first above written.

INTEL CORPORATION

By:	/s/ Brian M. Krzanich
	Name:	Brian M. Krzanich
	Title:	Chief Executive Officer

615 CORPORATION

By:	/s/ Brian M. Krzanich
	Name:	Brian M. Krzanich
	Title:	Chief Executive Officer

ALTERA CORPORATION

By:	/s/ John P. Daane
	Name:	John P. Daane
	Title:	President, Chief Executive Officer, and Chairman of the Board

[Signature Page to Agreement and Plan of Merger]

EXHIBIT A

CERTAIN DEFINITIONS

For purposes of this Agreement (including this Exhibit A and Exhibit B):

401(k) Plan. “401(k) Plan” shall have the meaning set forth in Section 5.4(a).

Acquired Companies. “Acquired Companies” shall mean, collectively, the Company and the Subsidiaries of the Company.

Acquisition Proposal. “Acquisition Proposal” shall mean any offer, proposal or indication of interest (other than an offer, proposal or indication of interest made or submitted by Parent or any of its Affiliates) contemplating any Acquisition Transaction.

Acquisition Sub. “Acquisition Sub” shall have the meaning set forth in the preamble to this Agreement.

Acquisition Transaction. “Acquisition Transaction” shall mean any transaction or series of transactions (other than the Contemplated Transactions) involving any: (i) merger, consolidation, amalgamation, share exchange, business combination, joint venture or other similar transaction in which any of the Acquired Companies the assets or business of which represent 15% or more of the revenues, net income or assets of the Acquired Companies (on a consolidated basis) is a constituent corporation if as a result of such transaction the stockholders of the Company, as a group, immediately prior to the consummation of such transaction would hold less than 85% of the surviving or resulting entity of such transaction (or any direct or indirect parent thereof); (ii) issuance of securities, acquisition of securities, recapitalization, tender offer or exchange offer in which a Person or “group” (as defined in the Exchange Act and the rules thereunder) of Persons directly or indirectly acquires beneficial or record ownership of securities representing 15% or more of the outstanding securities of any class of voting securities (or instruments convertible into or exercisable or exchangeable for 15% or more of any such class) of any of the Acquired Companies the assets or business of which represent 15% or more of the revenues, net income or assets of the Acquired Companies (on a consolidated basis); (iii) sale, lease, exchange, transfer, license, acquisition or disposition of any business or businesses or assets that constitute or account for 15% or more of the net revenues, net income or assets of the Acquired Companies (on a consolidated basis); or (iv) any liquidation or dissolution of the Company.

Adverse Recommendation Change. “Adverse Recommendation Change” shall have the meaning set forth in Section 4.3(f).

Affiliate. “Affiliate” of any Person shall mean another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.

Agreement. “Agreement” shall have the meaning set forth in preamble to this Agreement.

Batteries Directive 2006/66/EC. “Batteries Directive 2006/66/EC” shall mean the regulation of the European Parliament and of the Council on batteries and accumulators of waste batteries and accumulators, and any Legal Requirement implementing such Directive.

Book-Entry Shares. “Book-Entry Shares” shall have the meaning set forth in Section 1.6(b).

Business Day. “Business Day” shall mean each day that is not a Saturday, Sunday or other day on which the Company is closed for business or the Federal Reserve Bank of San Francisco is closed.

Change of Control and Severance Agreements. “Change of Control and Severance Agreements” shall have the meaning set forth in Section 5.4(b).

China ROHS. “China ROHS” shall mean China’s Administrative Measures on the Control of Pollution Caused by Electronic Information Products, and any applicable Legal Requirement implementing the foregoing.

Closing. “Closing” shall have the meaning set forth in Section 1.3.

Closing Date. “Closing Date” shall have the meaning set forth in Section 1.3.

Code. “Code” shall mean the Internal Revenue Code of 1986, as amended.

Company. “Company” shall have the meaning set forth in preamble to this Agreement.

Company Associate. “Company Associate” shall mean any current or former employee, independent contractor, consultant or director of or to any of the Acquired Companies.

Company Board Recommendation. “Company Board Recommendation” shall have the meaning set forth in Section 5.2(b).

Company Common Stock. “Company Common Stock” shall mean the Common Stock, par value $0.001 per share, of the Company.

Company Contract. “Company Contract” shall mean any Contract: (a) to which any of the Acquired Companies is a party; (b) by which any of the Acquired Companies or any asset of any of the Acquired Companies is or may become bound or under which any of the Acquired Companies has, or may become subject to, any obligation; or (c) under which any of the Acquired Companies has or may acquire any right or interest.

Company Equity Awards. “Company Equity Awards” shall mean any Company Options, Company RSUs or Company PRSUs.

Company Equity Incentive Plans. “Company Equity Incentive Plans” shall mean the following equity incentive plans of the Company pursuant to which the Company has granted Company Options, Company RSUs, and Company PRSUs and those plans under which equity incentive awards assumed by the Company in connection with a merger or acquisition are still outstanding: the Company 2005 Equity Incentive Plan, the Company 1996 Stock Option Plan, the 1998 Director Stock Option Plan, the Enpirion, Inc. 2004 Stock Option Plan and the Avalon Microelectronics Inc. Amended and Restated Stock Option Plan.

Company Financial Advisor. “Company Financial Advisor” shall have the meaning set forth in Section 2.24.

Company Financial Statements. “Company Financial Statements” shall mean the audited consolidated balance sheets of the Company and the Company Subsidiaries as of December 31, 2012, December 31, 2013 and December 31, 2014 and the related audited consolidated statements of operations, statements of stockholders’ equity and statements of cash flows of the Company and the Company Subsidiaries for the years then ended, including the notes thereto and the unaudited consolidated balance sheet of the Company and the Company Subsidiaries as of March 27, 2015, and the related unaudited consolidated statements of operations, statements of stockholders’ equity and statements of cash flows of the Company and the Company Subsidiaries for the quarter then ended, including the notes thereto.

Company Intellectual Property. “Company Intellectual Property” shall mean any and all Intellectual Property Rights that are owned (solely or jointly) by, or exclusively licensed to, any of the Acquired Companies (or that any Acquired Company claims or purports to own).

Company Leased Real Property. “Company Leased Real Property” shall have the meaning set forth in Section 2.7(b).

Company Material Adverse Effect. “Company Material Adverse Effect” shall mean any effect, change, development, event or circumstance that, considered together with all other effects, changes, developments, events or circumstances, has had or resulted in, or would reasonably be expected to have or result in, a material adverse effect on the business, condition (financial or otherwise) or results of operations of the Acquired Companies, taken as a whole; provided, however, that the following shall not be deemed to constitute a Company Material Adverse Effect (and shall not be taken into account in determining whether a Company Material Adverse Effect has occurred or is reasonably expected to occur): (i) adverse economic conditions in the United States or in other locations in which the Acquired Companies have material operations; (ii) adverse economic conditions that generally affect the industry in which the Acquired Companies operate; (iii) changes in the stock price or trading volume of the Company Common Stock (it being understood, however, that the facts or circumstances giving rise to any such change in stock price or trading volume may be taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur); (iv) the failure of the Company to meet any securities analysts’ published projections of the Company’s earnings, revenues or other financial performance or results of operations, or any failure by the Company to meet any internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations (it being understood, however, that the facts or circumstances giving rise to any such failure may be taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur); (v) changes after the date of this Agreement in Legal Requirements or other legal or regulatory conditions (or the interpretation thereof) or changes after the date of this Agreement in GAAP (or the interpretation thereof); (vi) changes after the date of this Agreement in political conditions in the U.S. or any other country in the world, or acts of war, sabotage or terrorism (including any escalation or general worsening of any such acts of war, sabotage or terrorism) in the U.S. or any other country in the world; (vii) acts of God, natural disasters, weather conditions or other calamities occurring after the date of this Agreement; (viii) the announcement or pendency of this Agreement, including, to the extent arising therefrom: (A) losses of customers, suppliers, distributors or other business partners; or (B) losses of employees; and (ix) any stockholder class action or derivative litigation commenced against the Company since the date of this Agreement and arising from allegations of breach of fiduciary duty of the Company’s directors relating to their approval of this Agreement or from allegations of false or misleading public disclosure by the Company with respect to this Agreement; provided, however, that the exceptions set forth in clauses “(i),” “(ii),” and “(v)” of the foregoing proviso shall not apply to the extent that the Acquired Companies are disproportionately affected thereby relative to other companies of comparable size in the same industries and geographies in which the Acquired Companies operate.

Company Options. “Company Options” shall mean options to purchase shares of Company Common Stock granted under any Company Equity Incentive Plan.

Company Owned Real Property. “Company Owned Real Property” shall have the meaning set forth in Section 2.7(a).

Company Product. “Company Product” shall mean any current product or service made and sold by any Acquired Company.

Company Product Software. “Company Product Software” shall mean any Software in which the Copyrights are owned (or claimed or purported to be owned) by any Acquired Company and contained or included in, or provided with any Company Product.

Company PRSUs. “Company PRSUs” shall mean any restricted stock units in respect of Company Common Stock granted with a performance-based vesting schedule.

Company Real Property. “Company Real Property” shall have the meaning set forth in Section 2.7(b).

Company RSUs. “Company RSUs” shall mean any restricted stock units in respect of Company Common Stock granted under any Company Equity Incentive Plan.

Company SEC Documents. “Company SEC Documents” shall mean each report, schedule, registration statement, proxy, form, statement or other document filed with, or furnished to, the SEC by the Company.

Company Stockholders’ Meeting. “Company Stockholders’ Meeting” shall have the meaning set forth in Section 5.2(a).

Company Subsidiary. “Company Subsidiary” shall have the meaning set forth in Section 2.1(b).

Company Subsidiary Securities. “Company Subsidiary Securities” shall have the meaning set forth in Section 2.3(f).

Confidentiality Agreement. “Confidentiality Agreement” shall mean that certain Confidentiality Agreement dated as of March 8, 2015, between the Company and Parent.

Conflict Mineral Rule. “Conflict Mineral Rule” shall have the meaning set forth in Section 2.11(b).

Consent. “Consent” shall mean any approval, consent, ratification, permission, waiver or authorization (excluding any Governmental Authorization).

Contamination. “Contamination” shall mean the presence of Materials of Environmental Concern on or under real property as a result of a Release in violation of Environmental Law or that is required to be investigated or remediated pursuant to Environmental Law.

Contemplated Transactions. “Contemplated Transactions” shall mean all actions and transactions contemplated by this Agreement, including the Merger.

Continuing Contractors. “Continuing Contractors” shall mean all non-employee service providers of the Acquired Companies who (i) are offered and accept a service contract as a consultant, advisor or other non-employee service position, prior to the Effective Time, by Parent or any of its Subsidiaries; (ii) at the Effective Time, continue their service with the Acquired Companies or any other Subsidiary of Parent; or (iii) remain or become at the Effective Time employees of Parent or any of its Subsidiaries or, outside the U.S., at the Effective Time remain or become employees of Parent or any of its Subsidiaries as required by applicable Legal Requirements.

Continuing Employees. “Continuing Employees” shall mean all employees of the Acquired Companies who (i) are offered and accept employment, prior to the Effective Time, by Parent or any of its Subsidiaries; (ii) at the Effective Time, continue their employment with the Acquired Companies or any other Subsidiary of Parent; or (iii) remain or become at the Effective Time employees of Parent or any of its Subsidiaries or, outside the U.S., at the Effective Time remain or become employees of Parent or any of its Subsidiaries as required by applicable Legal Requirements.

Continuing Option. “Continuing Option” shall have the meaning set forth in Section 4.4(a).

Continuing PRSU. “Continuing PRSU” shall have the meaning set forth in Section 4.4(e).

Continuing RSU. “Continuing RSU” shall have the meaning set forth in Section 4.4(c).

Continuing Service Providers. “Continuing Service Providers” shall mean all Continuing Employees and Continuing Contractors.

Contract. “Contract” shall mean any legally binding written, oral or other agreement, amendment, contract, subcontract, lease, understanding, instrument, note, debenture, indenture, warrant, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan or other similar legally binding commitment or undertaking of any nature.

Copyrights. “Copyrights” shall mean any and all U.S. and foreign copyrights, mask works and all other rights with respect to Works of Authorship and all registrations thereof, applications therefor, and renewals, extensions and reversions thereof (including moral and economic rights, however denominated).

Current Government Contract. “Current Government Contract” shall mean any Government Contract that has not yet expired or terminated, or for which final payment has not been received.

Current Government Contract Bids. “Current Government Contract Bids” shall mean all quotations, bids and proposals for awards of new Government Contracts made by the Acquired Companies for which no award has been made and for which any of the Acquired Companies believe there is a reasonable prospect that such an award to any of the Acquired Companies may yet be made.

Customer Associate Assignment Agreements. “Customer Associate Assignment Agreements” shall have the meaning set forth in Section 2.8(f).

Databases. “Databases” shall have the meaning set forth in the definition of Intellectual Property.

DGCL. “DGCL” shall have the meaning set forth in the Recitals.

Disclosure Schedule. “Disclosure Schedule” shall mean the disclosure schedule that has been prepared by the Company in accordance with the requirements of Section 8.6 and that has been delivered by the Company to Parent on the date of this Agreement.

Disregarded Shares. “Disregarded Shares” shall have the meaning set forth in Section 1.5(a)(iii).

Dissenting Shares. “Dissenting Shares” shall have the meaning set forth in Section 1.7(a).

Domain Names. “Domain Names” shall have the meaning set forth in the definition of Intellectual Property.

EDGAR. “EDGAR” shall mean the Electronic Data Gathering, Analysis and Retrieval System administered by the SEC.

Effective Time. “Effective Time” shall have the meaning set forth in Section 1.3.

Electronic Delivery. “Electronic Delivery” shall have the meaning set forth in Section 8.4(b).

Employee Benefit Plans. “Employee Benefit Plans” shall mean, collectively, each (a) “employee benefit plan” (within the meaning of Section 3(3) of ERISA); and (b) each employment, consulting, salary, bonus, commission, other remuneration, vacation, deferred compensation, incentive compensation, stock purchase, stock option or other equity-based, severance, termination, retention, change-in-control, deferred compensation, death and disability benefits, hospitalization, medical, life or other insurance, flexible benefits, supplemental unemployment benefits, other welfare or material fringe benefits, profit-sharing, pension or retirement plan, program, policy, arrangement, practice, agreement or commitment, whether written or unwritten, funded or unfunded, which is sponsored, maintained, contributed to or required to be contributed to by any of the Acquired Companies under which any current or former employee, consultant or director of any of the Acquired Companies has any present or future right to benefits or with respect to which any of the Acquired Companies has or may be reasonably expected to have any present or future material liability or material obligation.

Encumbrance. “Encumbrance” shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, option, right of first refusal, preemptive right, community property interest or other similar restriction on (i) the voting of any security; (ii) the transfer of any security or other asset; (iii) the receipt of any income derived from any asset; (iv) use of any asset; and (v) on the possession, exercise or transfer of any other attribute of ownership of any asset.

Energy-related Products Directive 2009/125/EC. “Energy-related Products Directive 2009/125/EC” shall mean the regulation of the European Parliament and of the Council establishing a framework for the setting of ecodesign requirement for energy-related products and any Legal Requirement implementing such Directive.

Enforceability Exceptions. “Enforceability Exceptions” shall mean: (i) legal limitations on enforceability arising from applicable bankruptcy and other similar Legal Requirements affecting the rights of creditors generally; (ii) legal limitations on enforceability arising from rules of law governing specific performance, injunctive relief and other equitable remedies; and (iii) legal limitations on the enforceability of provisions requiring indemnification against liabilities under securities laws in connection with the offering, sale or issuance of securities.

Entity. “Entity” shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity.

Environmental Law. “Environmental Law” shall mean any applicable Legal Requirement, including common law, relating to: (i) Releases or threatened Releases of Materials of Environmental Concern; (ii) the manufacture, handling, transport, use, treatment, storage or disposal of Materials of Environmental Concern or materials containing Materials of Environmental Concern; or (iii) pollution or protection of the indoor or outdoor environment, health (as it relates to exposures to Materials of Environmental Concern) or natural resources.

Environmental Permits. “Environmental Permits” shall have the meaning set forth in Section 2.16.

ERISA. “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

ERISA Affiliate. “ERISA Affiliate” shall have the meaning set forth in Section 2.15(b).

ESPP. “ESPP” shall have the meaning set forth in Section 2.3(b)(v).

Exchange Act. “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

Exchange Ratio. “Exchange Ratio” shall have the meaning set forth in Section 4.4(a).

Existing D&O Policy. “Existing D&O Policy” shall have the meaning set forth in Section 5.5(b).

Expenses. “Expenses” shall have the meaning set forth in Section 7.3(a).

Export Approvals. “Export Approvals” shall have the meaning set forth in Section 2.11(d)(i).

Fairness Opinion. “Fairness Opinion” shall have the meaning set forth in Section 2.24.

Foreign Benefit Plan. “Foreign Benefit Plan” shall have the meaning set forth in Section 2.15(a).

GAAP. “GAAP” shall have the meaning set forth in Section 2.4(c).

Government Contract. “Government Contract” shall mean any prime contract, subcontract, purchase order, task order, delivery order, teaming agreement, joint venture agreement, basic ordering agreement, pricing agreement, letter contract or other similar arrangement of any kind that is currently active in performance or that has been active in performance at any time in the five year period prior to the Effective Time with (i) any Governmental Body; (ii) any prime contractor of a Governmental Body in its capacity as a prime contractor; or (iii) any subcontractor at any tier with respect to any contract of a type described in clauses (i) or (ii) above. A task, purchase or delivery order under a Government Contract shall not constitute a separate Government Contract, for purposes of this definition, but shall be part of the Government Contract to which it relates.

Governmental Authorization. “Governmental Authorization” shall mean any permit, license, certificate, franchise, permission, variance, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any applicable Legal Requirement (including any of the foregoing that relate to export control).

Governmental Body. “Governmental Body” shall mean any: (i) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (ii) federal, state, local, municipal, foreign or other government; or (iii) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or Entity, any court or other tribunal and any stock exchange or self-regulatory organization).

Grant Date. “Grant Date” shall have the meaning set forth in Section 2.3(c).

HSR Act. “HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

Indemnified Persons. “Indemnified Persons” shall have the meaning set forth in Section 5.5(a).

Intellectual Property. “Intellectual Property” shall mean any and all: (i) Technology; (ii) technical, engineering, manufacturing, product, marketing, servicing, financial, supplier, personnel and other information and materials; (iii) customer, vendor and distributor lists, contact and registration information and correspondence; (iv) models, devices, prototypes, schematics and development tools; (v) Software, websites, content, images, graphics, text, photographs, artwork, audiovisual works, sound recordings, graphs, drawings, reports, analyses, writings, designs, mask works and other works of authorship and copyrightable subject matter (“Works of Authorship”); (vi) databases and other compilations and collections of data or information (“Databases”); (vii) any and all U.S. and foreign trademarks, service marks, logos and design marks, trade dress, trade names, fictitious and other business names, and brand names, together with all goodwill associated with any of the foregoing (“Trademarks”); (viii) domain names, uniform resource locators and other names and locators associated with the Internet (“Domain Names”); (ix) information and materials not generally known to the public, including trade secrets and other confidential and proprietary information (“Trade Secrets”); and (x) other tangible embodiments of any of the foregoing, in any form or media whether or not specifically listed herein.

Intellectual Property Rights. “Intellectual Property Rights” shall mean any and all rights (anywhere in the world, whether statutory, common law or otherwise) relating to, arising from, or associated with: (i) Patents; (ii) Copyrights; (iii) other rights with respect to Software, and all registrations thereof, applications therefor and renewals and extensions of the foregoing; (iv) industrial design rights, and all registrations thereof, applications therefor and renewals and extensions of the foregoing, (v) rights with respect to Trademarks, and all registrations thereof, applications therefor and renewals and extensions of the foregoing; (vi) rights with respect to Domain Names, and all registrations thereof, applications therefor and renewals and extensions of the foregoing; (vii) rights with respect to Trade Secrets, including rights to limit the use or disclosure thereof by any Person; (viii) rights with respect to Databases, and all registrations thereof, applications therefor and renewals and extensions of the foregoing; (ix) publicity and privacy rights, including all rights with respect to use of a Person’s name, signature, likeness, image, photograph, voice, identity, personality, and biographical and personal information and materials, and (x) any rights equivalent or similar to any of the foregoing.

Intervening Event. “Intervening Event” shall have the meaning set forth in Section 4.3(h).

IRS. “IRS” means the U.S. Internal Revenue Service.

Knowledge.

(a) A fact or other matter shall be deemed to be within the “knowledge” of the Company if any member of the board of directors of the Company or any executive officer of the Company has knowledge or is aware of such fact or other matter, in each case, assuming due investigation or inquiry by such person of those other individuals of the Acquired Companies who would reasonably be expected to have knowledge of the relevant matter.

(b) A fact or other matter shall be deemed to be within the “knowledge” of Parent if any member of the board of directors of Parent or any executive officer of Parent has knowledge or is aware of such fact or other matter, in each case, assuming due investigation or inquiry by such person of those other individuals of Parent and its Subsidiaries who would reasonably be expected to have knowledge of the relevant matter.

Legal Proceeding. “Legal Proceeding” shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing (other than ex parte hearings not involving the party making the representation) commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body.

Legal Requirement. “Legal Requirement” shall mean any applicable federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, binding directive, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body (or under the authority of The NASDAQ Stock Market).

Licensed IP. “Licensed IP” shall have the meaning set forth in Section 2.8(j)(i).

Listing Date. “Listing Date” shall have the meaning set forth in Section 2.3(b).

Made Available. “Made Available” shall mean, with respect to any documents or other materials relating to the Acquired Companies, that such documents or other materials were actually delivered by the Company to Parent or its counsel by 3:00 p.m., Pacific time, on May 31, 2015, prior to the date of this Agreement in the electronic data room organized by the Company in connection with the diligence investigation conducted by Parent.

Material Contract. “Material Contract” shall have the meaning set forth in Section 2.9(a).

Materials of Environmental Concern. “Materials of Environmental Concern” shall mean (i) those substances, materials, contaminants or wastes defined in or regulated as “hazardous”, “toxic” or “radioactive” under the following U.S. federal statutes and their state counterparts, as each may be amended from time to time, and all regulations thereunder: the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Clean Water Act, the Safe Drinking Water Act, the Atomic Energy Act, the Federal Insecticide, Fungicide and

Rodenticide Act, and the Clean Air Act; (ii) petroleum and petroleum products, including crude oil and any fractions thereof; (iii) natural gas, synthetic gas and any mixtures thereof; (iv) polychlorinated biphenyls, friable asbestos and radon; and (v) any biological or chemical substance, material or waste regulated or classified as “hazardous,” “toxic,” “carcinogenic,” “mutagenic”, “radioactive” or words of similar meaning or regulatory effect by any Governmental Body pursuant to any Environmental Law.

Maximum Premium. “Maximum Premium” shall have the meaning set forth in Section 5.5(b).

Merger. “Merger” shall have the meaning set forth in Recitals.

Merger Consideration. “Merger Consideration” shall have the meaning set forth in Section 1.5(a)(iv).

Most Recent Balance Sheet. “Most Recent Balance Sheet” shall mean the unaudited consolidated balance sheet of the Company and its consolidated Subsidiaries as of March 27, 2015 included in the Company Financial Statements.

Offering Period. “Offering Period” shall have the meaning set forth in Section 4.4(g).

Open Source Software. “Open Source Software” shall mean Software or similar subject matter that is generally available under any license approved by the Open Source Initiative, or that meets the Open Source Definition (www.opensource.org/osd.html) or the Free Software Definition (http://www.gnu.org/philosophy/free-sw.html), such as the GNU General Public License, GNU Lesser General Public License, Apache License, New BSD License, MIT License, and Common Public License.

Outside Date. “Outside Date” shall have the meaning set forth in Section 7.1(d).

Packaging and Packaging Waste Directive 94/62/EC. “Packaging and Packaging Waste Directive 94/62/EC” shall mean the regulation of the European Parliament and Council concerning packaging and packaging waste, including any Legal Requirement implementing such Directive.

Parent. “Parent” shall have the meaning set forth in the preamble to this Agreement.

Parent Common Stock. “Parent Common Stock” shall have the meaning set forth in Section 4.4(a).

Patents. “Patents” shall mean any and all U.S. and foreign patent rights, including all: (i) patents (including utility, utility model, plant and design patents, and certificates of invention); (ii) patent applications, including all provisional applications, substitutions, continuations, continuations-in-part, divisions, renewals and all patents granted thereon; (iii) all patents-of-addition, reissues, reexaminations, confirmations, re-registrations, invalidations, and extensions or restorations by existing or future extension or restoration mechanisms, including supplementary protection certificates or the equivalent thereof; and (iv) all foreign counterparts of any of the foregoing.

Paying Agent. “Paying Agent” shall have the meaning set forth in Section 1.6(a).

Payment Fund. “Payment Fund” shall have the meaning set forth in Section 1.6(a).

Permitted Encumbrances. “Permitted Encumbrances” shall mean any of the following: (i) Encumbrances for Taxes and governmental assessments, charges or levies either not yet delinquent or the amount and validity of which are being contested in good faith by appropriate proceedings and for which adequate reserves have been established on the Most Recent Balance Sheet in accordance with GAAP, as adjusted for the passage of time in the ordinary course of business consistent with past practices; (ii) mechanics’, carriers’, workmen’s, warehouseman’s, repairmen’s, materialmen’s or other Encumbrances arising in the ordinary course of business consistent with past practices and for which adequate reserves have been established other than overdue sums; (iii) defects, imperfections or irregularities in title, easements, covenants and rights of way and other similar restrictions, in each case that do not adversely affect in any material respect the current use of the applicable Company Real Property or materially impair the operations of any of the Acquired Companies; (iv) zoning and building laws and codes and other similar restrictions, provided such restrictions do not prohibit any of the current improvements on any Company Real Property or the current use of any Company Real Property; (v) Encumbrances imposed on the underlying fee interest in Company Leased Real Property; (vi) statutory or common law Encumbrances to secure landlords, lessors or renters under leases or rental agreements; and (vii) non-exclusive licenses granted by any of the Acquired Companies in the ordinary course of business consistent with past practices.

Person. “Person” shall mean any individual, Entity or Governmental Body.

Pre-Closing Period. “Pre-Closing Period” shall have the meaning set forth in Section 4.1.

Product Regulatory Requirements. “Product Regulatory Requirements” shall mean all Legal Requirements applicable to the manufacture, use, distribution, labeling, packaging, transport, sale, recycling or disposal of any Company Product and: (i) relating to the protection of the environment or human health and safety, including, but not limited to, the ROHS Directive, WEEE Directive, China ROHS, Regulation (EC) No. 1907/2006, the Energy-related Products Directive 2009/125/EC, the Batteries Directive 2006/66/EC, the Packaging and Packaging Waste Directive 94/62/EC, the California Safe Drinking Water and Toxic Enforcement Act of 1986 (Health and Safety Code §§25249.5-25249.13), the Consumer Product Safety Act of 1972 (15 U.S.C. 2051 et seq.) and the Federal Hazardous Substances Act (15 U.S.C. 1261 et seq.), as amended; or (ii) regulating electromagnetic compatibility and wireless or radio frequency of any Company Product.

Proxy Statement. “Proxy Statement” shall mean the proxy statement to be sent to the Company’s stockholders in connection with the Company Stockholders’ Meeting.

Registered Company IP. “Registered Company IP” shall have the meaning set forth in Section 2.8(a).

Registered IP. “Registered IP” shall mean all Intellectual Property Rights that are registered, filed, issued or granted under the authority of, with or by any Governmental Body, including all Patents, registered Copyrights, registered Trademarks, Domain Names and all applications for any of the foregoing.

Regulation (EC) No. 1907/2006. “Regulation (EC) No. 1907/2006” shall mean the regulation of the European Parliament and of the Council concerning the Registration, Evaluation, Authorization and Restriction of Chemicals or REACH, and any Legal Requirements implementing such Regulation.

Regulatory Fee. “Regulatory Fee” shall have the meaning set forth in Section 7.3(e).

Release. “Release” shall mean any spilling, leaking, emitting, discharging, depositing, escaping, leaching, dumping or other releasing into the indoor or outdoor environment.

Representatives. “Representatives” shall mean any officers, directors, employees, agents, attorneys, accountants, investment bankers, advisors and representatives.

Requisite Stockholder Approval. “Requisite Stockholder Approval” shall have the meaning set forth in Section 2.22.

Retention Bonus Plan. “Retention Bonus Plan” shall mean the retention bonus program approved by the board of directors of the Company on May 31, 2015, which includes the retention bonus letter agreements issued to employees of the Acquired Companies thereunder.

ROHS Directive. “ROHS Directive” shall mean the European Union’s Directive 2011/65/EU on the restriction on the use of certain hazardous substances and any Legal Requirement implementing such Directive.

Sarbanes-Oxley Act. “Sarbanes-Oxley Act” shall mean the Sarbanes-Oxley Act of 2002.

SEC. “SEC” shall mean the United States Securities and Exchange Commission.

Securities Act. “Securities Act” shall mean the Securities Act of 1933, as amended.

Software. “Software” shall mean all (i) computer programs and other software, including software implementations of algorithms, models and methodologies, whether in source code, object code or other form, including libraries, subroutines and other components thereof; (ii) computerized Databases, including all data and information included in such Databases; (iii) screens, user interfaces, command structures, report formats, templates, menus, buttons and icons; (iv) descriptions, flow-charts, architectures, development tools and other materials used to design, plan, organize and develop any of the foregoing; and (v) all documentation, including development, diagnostic, support, user and training documentation, related to any of the foregoing.

Specified Definitive Acquisition Agreement. “Specified Definitive Acquisition Agreement” shall have the meaning set forth in Section 4.3(g).

Standards Bodies. “Standards Bodies” shall have the meaning set forth in Section 4.2(f).

Stock Certificates. “Stock Certificates” shall have the meaning set forth in Section 1.6(b).

Subsidiary. An Entity shall be deemed to be a “Subsidiary” of another Person if such Person directly or indirectly owns or purports to own, beneficially or of record: (i) an amount of voting securities or other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such Entity’s board of directors or other governing body; or (ii) at least 50% of the outstanding equity, voting or financial interests in such Entity.

Superior Offer. “Superior Offer” shall mean a bona fide written Acquisition Proposal that, if consummated, would result in a Person or “group” (as defined in the Exchange Act and the rules thereunder) owning, directly or indirectly: (a) 75% or more of the outstanding securities of any class of voting securities (or instruments convertible into or exercisable or exchangeable for 75% or more of such class) of the Company or of the surviving entity in a merger or the resulting direct or indirect parent of the Company or such surviving entity; or (b) 75% or more of the assets of the Acquired Companies, taken as a whole, which the board of directors of the Company determines in good faith, after taking into account the advice of an independent financial advisor of nationally recognized reputation and the Company’s outside legal counsel, is: (i) more favorable to the Company’s stockholders from a financial point of view than the terms of the Merger, taking into account all financial, legal, regulatory and other aspects of such proposal and the Person making the proposal (including any changes to the terms of this Agreement proposed by Parent to the Company in response to such proposal or otherwise, and any fees payable by the Company hereunder); and (ii) is reasonably likely to be consummated on the terms proposed.

Surviving Corporation. “Surviving Corporation” shall have the meaning set forth in the Recitals.

Takeover Statute. “Takeover Statute” shall have the meaning set forth in Section 2.21.

Tax. “Tax” shall mean any: (i) tax (including taxes based upon or measured by income, capital gains, gross receipts, profits, employment or occupation, and shall include any value-added tax, franchise tax, surtax, estimated tax, unemployment tax, national health insurance tax, environmental tax (including taxes under Section 59A of the Code), excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, withholding tax or payroll tax), levy, assessment, tariff, duty (including any customs duty); (ii) any related charge or amount (including any fine, penalty or interest), imposed, assessed or collected by or under the authority of any Governmental Body; and (iii) any liability in respect of any items described in clause “(i)” or clause “(ii)” payable by reason of Contract, assumption, transferee or successor liability, operation of applicable Legal Requirement, Treasury Regulation Section 1.1502-6(a) (or any similar Legal Requirement) or otherwise.

Tax Return. “Tax Return” shall mean any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information, including any amendments thereof, filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

Technology. “Technology” shall mean all Software, information, designs (including circuit designs and layouts), semiconductor device structures (including gate structures, transistor structures, memory cells or circuitry, vias and interconnects, isolation structures and protection devices), circuit block libraries, formulae, algorithms, procedures, methods, techniques, ideas, know-how, research and development, technical data, programs, subroutines, tools, materials, specifications, processes, inventions (whether patentable or unpatentable and whether or not reduced to practice), discoveries, apparatus, creations, improvements, works of authorship and other similar materials, and all recordings, graphs, drawings, reports, analyses, and other writings, and other tangible embodiments of the foregoing, in any form whether or not specifically listed herein, and all related technology, that are used in, incorporated in, embodied in, displayed by or relate to, or are used in connection with the foregoing.

Terminating Option. “Terminating Option” shall have the meaning set forth in Section 4.4(b).

Terminating PRSU. “Terminating PRSU” shall have the meaning set forth in Section 4.4(f).

Terminating RSU. “Terminating RSU” shall have the meaning set forth in Section 4.4(d).

Termination Fee. “Termination Fee” shall have the meaning set forth in Section 7.3(b).

Top Customer. “Top Customer” shall mean a top 10 customer of the Acquired Companies based on revenues during the 12 months ended December 31, 2014, as set forth in Section 2.9(a)(viii) of the Disclosure Schedule.

Top Distributor. “Top Distributor” shall mean a top 10 distributor of the Acquired Companies based on revenues during the 12 months ended December 31, 2014, as set forth in Section 2.9(a)(viii) of the Disclosure Schedule.

Top Supplier. “Top Supplier” shall mean a top 10 supplier of products or services to the Acquired Companies based on expenditures during the 12 months ended December 31, 2014, as set forth in Section 2.9(a)(viii) of the Disclosure Schedule.

Trade Secrets. “Trade Secrets” shall have the meaning set forth in the definition of Intellectual Property.

Trademark. “Trademark” shall have the meaning set forth in the definition of Intellectual Property.

Triggering Event. A “Triggering Event” shall be deemed to have occurred if: (i) the board of directors of the Company thereof shall have made an Adverse Recommendation Change; (ii) the Company shall have failed to include in the Proxy Statement the Company Board Recommendation; (iii) other than in connection with a transaction contemplated by clause

“(iv)” of this definition, following notice to Parent of the receipt by the Company of an Acquisition Proposal, the board of directors of the Company fails to unanimously and publicly reaffirm its recommendation of this Agreement and the Merger within five Business Days after Parent requests in writing that such recommendation be reaffirmed publicly; (iv) a tender or exchange offer relating to shares of Company Common Stock shall have been commenced and the Company shall not have sent to its stockholders, within 10 Business Days after the commencement of such tender or exchange offer, a statement disclosing that the Company recommends rejection of such tender or exchange offer and reaffirming its recommendation of this Agreement and the Merger; or (v) the Company shall have willfully breached Section 4.3 in any material respect.

U.S. Employee Benefit Plan. “U.S. Employee Benefit Plan” shall have the meaning set forth in Section 2.15(a).

WARN Act. “WARN Act” shall mean, collectively, the Worker Adjustment and Retraining Notification Act and its regulations and any other similar Legal Requirements.

WEEE Directive. “WEEE Directive” shall mean the European Union’s Directives 2002/96/EC and 2012/19/EU on waste electrical and electronic equipment and any Legal Requirement implementing the foregoing.

Works of Authorship. “Works of Authorship” shall have the meaning set forth in the definition of Intellectual Property.